Exhibit 10.1
EXECUTION VERSION
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of October 11, 2007
Among
LEVI STRAUSS & CO.
and
LEVI STRAUSS FINANCIAL CENTER CORPORATION,
as the Borrowers,
THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as the Lenders,
BANK OF AMERICA, N.A.,
as the Agent,
BANC OF AMERICA SECURITIES LLC
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Co-Syndication Agents
and
GENERAL ELECTRIC CAPITAL CORPORATION,
WELLS FARGO FOOTHILL, LLC
and
JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agents
BANC OF AMERICA SECURITIES LLC
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arrangers and Book Managers

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

ANNEXES, EXHIBITS AND SCHEDULES
ANNEX A — DEFINED TERMS
EXHIBIT A — FORM OF BORROWING BASE CERTIFICATE
EXHIBIT B — FINANCIAL STATEMENTS
EXHIBIT C — FORM OF NOTICE OF BORROWING
EXHIBIT D — FORM OF NOTICE OF CONTINUATION/CONVERSION
EXHIBIT E — FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT F — FORM OF SECOND AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT
EXHIBIT G — FORM OF TRADEMARK SECURITY AGREEMENT
EXHIBIT H — FORM OF FIRST AMENDED AND RESTATED SUBSIDIARY GUARANTY
EXHIBIT I-A — FORM OF MONTHLY COMPLIANCE CERTIFICATE
EXHIBIT I-B — FORM OF QUARTERLY COMPLIANCE CERTIFICATE
SCHEDULE 1.2 – LENDERS’ COMMITMENTS
SCHEDULE 6.4 – CORPORATE OR FICTITIOUS NAMES
SCHEDULE 6.5 – SUBSIDIARIES
SCHEDULE 6.9 – DEBT
SCHEDULE 6.11 – REAL ESTATE; LEASES
SCHEDULE 6.12 – THIRD PARTY PROPRIETARY RIGHTS
SCHEDULE 6.13 – TRADE NAMES
SCHEDULE 6.14 – LITIGATION
SCHEDULE 6.15 – LABOR DISPUTES
SCHEDULE 6.19 – ERISA COMPLIANCE
SCHEDULE 6.25 – BANK ACCOUNTS
SCHEDULE 7.13 – EXISTING LIENS
SCHEDULE 7.14 – EXISTING INVESTMENTS

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     This Second Amended and Restated Credit Agreement, dated as of October 11, 2007, (this “Agreement”) among the financial institutions from time to time party hereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Bank of America, N.A., with an office at 55 South Lake Avenue, Suite 900, Pasadena, California 91101, as agent for the Lenders (in its capacity as agent, the “Agent”), Levi Strauss & Co., a Delaware corporation, with offices at 1155 Battery Street, San Francisco, California 94111 (“LS&Co”) and Levi Strauss Financial Center Corporation, a California corporation, with offices at 3125 Chad Drive, Eugene, Oregon 97408 (“LSFCC” and, together with LS&Co, the “Borrowers” and each a “Borrower”).
W I T N E S S E T H:
     WHEREAS, the Lenders and the Agent are parties to a certain First Amended and Restated Credit Agreement dated as of May 18, 2006 (the “First Amended and Restated Credit Agreement”);
     WHEREAS, certain Lenders have, immediately prior to the Amendment Date, assigned their commitments under the First Amended and Restated Credit Agreement to the Agent and certain financial institutions have agreed to become Lenders hereunder;
     WHEREAS, the Lenders, at the request of the Borrowers, have agreed to amend and restate the First Amended and Restated Credit Agreement in its entirety;
     WHEREAS, the Borrowers have requested the Lenders to increase the availability under the existing revolving line of credit for loans and letters of credit to an amount not to exceed $750,000,000 and to add a trademark subfacility within such revolving line of credit in an amount not to exceed $250,000,000;
     WHEREAS, the Borrowers will continue to secure all of the Obligations hereunder and under the other Loan Documents by granting to the Agent, on behalf of the Lenders, a first priority lien on certain of their respective personal and mixed property, including a pledge of certain of the capital stock of certain of their respective Subsidiaries;
     WHEREAS, the Guarantors and the Limited Guarantors have agreed to continue to guarantee the Obligations hereunder and under the other Loan Documents and to continue to secure their guaranties by granting to the Agent, on behalf of the Lenders, a first priority lien on certain of their respective personal and mixed property, including a pledge of certain of the capital stock of certain of their respective Subsidiaries;
     WHEREAS, capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein; the rules of construction contained therein shall govern the interpretation of this Agreement, and all Annexes, Exhibits and Schedules attached hereto are incorporated herein by reference;

     WHEREAS, the Lenders have agreed to continue to make available to the Borrowers a revolving line of credit and to add a trademark subfacility within such revolving line of credit upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agent, and the Borrowers each hereby agree that the First Amended and Restated Credit Agreement shall be amended and restated, without novation, as follows:
ARTICLE 1
LOANS AND LETTERS OF CREDIT
     1.1 Total Facility. Subject to all of the terms and conditions of this Agreement, the Lenders agree to make available a total credit facility of up to $750,000,000 (the “Total Facility”) to the Borrowers from time to time during the term of this Agreement. The Total Facility shall be composed of a revolving line of credit consisting of Revolving Loans, Trademark Subfacility Loans and Letters of Credit.
     1.2 Revolving Loans and Trademark Subfacility Loans.
          (a) Amounts of Revolving Loans. Subject to the satisfaction of the conditions precedent set forth in Article 8, each Lender severally, but not jointly, agrees, upon LS&Co’s request from time to time on any Business Day during the period from the Amendment Date to the Termination Date, to make revolving loans (the “Revolving Loans”) to the Borrower designated by LS&Co in amounts not to exceed such Lender’s Pro Rata Share of the Borrowing Base, except for Non-Ratable Loans and Agent Advances; provided that no Revolving Loan shall be made until the Borrowers have borrowed Trademark Subfacility Loans in an aggregate principal amount not less than the Maximum Trademark Subfacility Amount. The Lenders, however, in their unanimous discretion, may elect on one or more occasions to make Revolving Loans or issue or arrange to have issued Letters of Credit if, after giving effect to such Revolving Loans or Letters of Credit, the Aggregate Revolver Outstandings exceed the Borrowing Base, but if they do so, neither the Agent nor the Lenders shall be deemed thereby to have changed the limits of the Borrowing Base or to be obligated to exceed such limits on any other occasion. If the Aggregate Revolver Outstandings would exceed the Borrowing Base after giving effect to any Borrowing, the Lenders may refuse to make or may otherwise restrict the making of Revolving Loans as the Lenders determine until such excess has been eliminated, subject to the Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 1.2(j). Notwithstanding anything to the contrary herein, in no case shall the sum of the Aggregate Revolver Outstandings and the Aggregate Trademark Subfacility Outstandings at any time exceed the Maximum Revolver Amount.
          (b) Amounts of Trademark Subfacility Loans. Subject to the satisfaction of the conditions precedent set forth in Article 8, each Lender severally, but not jointly, agrees to make loans (the “Trademark Subfacility Loans”) on the Amendment Date to the Borrower designated by LS&Co in amounts not to exceed such Lender’s Pro Rata Share of the Maximum Trademark Subfacility Amount. The Borrowers may make only one borrowing under this Section 1.2(b). Amounts borrowed under this Section 1.2(b) and subsequently repaid or prepaid may not be reborrowed.
          (c) Procedure for Borrowing.
               (1) Each Borrowing shall be made upon LS&Co’s irrevocable written notice (including any electronic medium) delivered to the Agent in the form of a notice of borrowing (“Notice of Borrowing”), which must be received by the Agent prior to (i) 12:00 noon (Pacific time) three Business Days prior to the requested Funding Date, in the case of LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans and (ii) 9:00 a.m. (Pacific time) on the requested Funding Date, in the case of Base Rate Revolving Loans or Base Rate Trademark Subfacility Loans, specifying:
               (A) the Borrower;
               (B) the amount of the Borrowing, which in the case of a LIBOR Rate Revolving Loan or a LIBOR Rate Trademark Subfacility Loan must equal or exceed $10,000,000 (and increments of $1,000,000 in excess of such amount);
               (C) the requested Funding Date, which must be a Business Day;
               (D) whether the Revolving Loans or Trademark Subfacility Loans requested are to be Base Rate Revolving Loans or Base Rate Trademark Subfacility Loans, as applicable, or LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans, as applicable (and if not specified, it shall be deemed a request for a Base Rate Revolving Loan or a Base Rate Trademark Subfacility Loan); and
               (E) the duration of the Interest Period for LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans (and if not specified, it shall be deemed a request for an Interest Period of one month).
               (2) In lieu of delivering a Notice of Borrowing, LS&Co may give the Agent telephonic notice of such request for advances to the Designated Account on or before the deadline set forth above. The Agent at all times shall be entitled to rely on such telephonic notice in making such Revolving Loans and Trademark Subfacility Loans, regardless of whether any written confirmation is received.
               (3) Without limiting the provisions of Sections 8.2 and 9.2, LS&Co shall have no right to request a LIBOR Rate Revolving Loan or a LIBOR Rate Trademark Subfacility Loan while a Default or Event of Default has occurred and is continuing.
          (d) Reliance upon Authority. LS&Co has delivered to the Agent a notice setting forth the account of the Borrowers (the “Designated Account”) to which the Agent is authorized to transfer the proceeds of the Revolving Loans or Trademark Subfacility Loans requested hereunder. LS&Co may designate one or more replacement accounts from time to time by written notice to the Agent. LS&Co has delivered to the Agent a list of individuals who are authorized to give instructions hereunder to the Agent on behalf of LS&Co (each a

“Designated Person”, and collectively, the “Designated Persons”). LS&Co may change the list of Designated Persons from time to time by written notice to the Agent. Any such Designated Account must be reasonably satisfactory to the Agent. The Agent is entitled to rely conclusively on any Person’s request for Revolving Loans or Trademark Subfacility Loans on behalf of LS&Co, so long as the proceeds thereof are to be transferred to the Designated Account. The Agent has no duty to verify the identity of any Person representing himself or herself as a Person authorized by LS&Co to make such requests on its behalf, other than to confirm that such Person is representing himself or herself as a Designated Person.
          (e) No Liability. The Agent shall not incur any liability to any Borrower as a result of acting upon any notice referred to in Sections 1.2(c) and 1.2(d), which the Agent believes in good faith to have been given by a Person representing himself or herself as a Designated Person. The crediting of Revolving Loans or Trademark Subfacility Loans, as applicable, to the Designated Account conclusively establishes the obligation of the Borrowers to repay such Revolving Loans or Trademark Subfacility Loans, as applicable, as provided herein.
          (f) Notice Irrevocable. Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 1.2(c) shall be irrevocable. The Borrowers shall be bound to borrow the funds requested therein in accordance therewith.
          (g) Agent’s Election. Promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof) of Revolving Loans, the Agent shall elect to have the terms of Section 1.2(h) or the terms of Section 1.2(i) apply to such requested Borrowing. If the Bank declines in its sole discretion to make a Non-Ratable Loan pursuant to Section 1.2(i), the terms of Section 1.2(h) shall apply to the requested Borrowing; provided that to the extent such notice includes a request for LIBOR Rate Revolving Loans and the Agent elects to have the terms of Section 1.2(i) apply to such requested Borrowing, notwithstanding the terms of Section 1.2(i) such requested Borrowing shall for all purposes constitute LIBOR Rate Revolving Loans hereunder.
          (h) Making of Revolving Loans and Trademark Subfacility Loans. If the Agent elects to have the terms of this Section 1.2(h) apply to a requested Borrowing of Revolving Loans or if a requested Borrowing is of Trademark Subfacility Loans, then promptly after receipt of a Notice of Borrowing or telephonic notice in lieu thereof, the Agent shall notify the Lenders by telecopy, telephone or e-mail of the requested Borrowing. Each Lender shall transfer its Pro Rata Share of the requested Borrowing available to the Agent in immediately available funds, to the account from time to time designated by the Agent, not later than 12:00 noon (Pacific time) on the applicable Funding Date. After the Agent’s receipt of all proceeds of such Revolving Loans or Trademark Subfacility Loans, as applicable, the Agent shall make the proceeds of such Revolving Loans or Trademark Subfacility Loans, as applicable, available to the applicable Borrower on the applicable Funding Date by transferring same day funds to the Designated Account.
          (i) Making of Non-Ratable Loans.
               (A) If the Agent elects, with the consent of the Bank, to have the terms of this Section 1.2(i) apply to a requested Borrowing of Revolving Loans, the Bank shall make a Revolving Loan in the amount of that Borrowing available to the applicable Borrower on the applicable Funding Date by transferring same day funds to the Designated Account. Each Revolving Loan made solely by the Bank pursuant to this Section 1.2(i) is herein referred to as a “Non-Ratable Loan”, and such Revolving Loans are collectively referred to as the “Non-Ratable Loans.” Each Non-Ratable Loan shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to the Bank solely for its own account. The aggregate amount of Non-Ratable Loans outstanding at any time shall not exceed $50,000,000. The Agent shall not request the Bank to make any Non-Ratable Loan if (1) the Agent has received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article 8 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (2) the Aggregate Revolver Outstandings, after giving effect to the requested Borrowing, would exceed the Borrowing Base on that Funding Date.
               (B) The Non-Ratable Loans shall be secured by the Agent’s Liens in and to Collateral and shall constitute Obligations hereunder. The Non-Ratable Loans shall constitute Base Rate Revolving Loans or LIBOR Rate Revolving Loans as requested by the applicable Borrower in the applicable Notice of Borrowing (and if not specified, Base Rate Revolving Loans).
          (j) Agent Advances.
               (A) Subject to the limitations set forth below, the Agent is authorized by the Borrowers and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other conditions precedent set forth in Article 8 have not been satisfied, to make Base Rate Revolving Loans to the Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed seven and one half percent (7.5%) of the Borrowing Base but not in excess of the Maximum Revolver Amount which the Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 13.7 (any of such advances are herein referred to as “Agent Advances”); provided, that the Majority Lenders may at any time revoke the Agent’s authorization to make Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.
               (B) The Agent Advances shall be secured by the Agent’s Liens in and to Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.
     1.3 Letters of Credit.
               (a) Agreement to Issue or Cause To Issue. Subject to the terms and conditions of this Agreement, the Agent agrees (i) to cause the Letter of Credit Issuer to issue for the account of the Borrower designated by LS&Co (or, if requested by LS&Co, for the account of both LS&Co and any one of its Subsidiaries) one or more commercial/documentary and standby letters of credit (or any other credit support or other credit enhancement instrument or similar document or agreement that the Letter of Credit Issuer may from time to time be willing to issue or enter into, including, without limitation, any guaranty, “exposure transmittal memorandum” or other instrument, document or agreement issued or entered into for the purpose of indemnifying any credit exposure of a department, branch or Affiliate of the Letter of Credit Issuer or any other third party) (including any Cash Collateralized Letter of Credit, each a “Letter of Credit”) and/or (ii) to provide credit support or other credit enhancement to a Letter of Credit Issuer acceptable to the Agent, which issues a Letter of Credit for the account of the Borrower designated by LS&Co (or, if requested by LS&Co, for the account of both LS&Co and any one of its Subsidiaries) (any such credit support or credit enhancement being herein referred to as a “Credit Support”) from time to time during the term of this Agreement. On and after the Amendment Date, all Letters of Credit and Credit Support outstanding under this Agreement shall be deemed for all purposes to be Letters of Credit and Credit Support outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement; provided, however, that, notwithstanding any other provision of this Agreement, no duplicate fees with respect to the issuance of such Letters of Credit and Credit Support shall be due hereunder.
          (b) Amounts; Outside Expiration Date. The Agent shall not have any obligation to issue or cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit at any time if: (i) the maximum face amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the Aggregate Revolver Outstandings, after giving effect to the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from the Borrowers in connection with the opening thereof, would exceed the Borrowing Base at such time; (iii) such Letter of Credit has an expiration date more than twelve (12) months from the date of issuance for standby letters of credit (or, in the case of any standby letter of credit issued by an Affiliate of the Agent from a country other than the United States and if such Affiliate so agrees, an expiration date more than the earlier of twenty-four (24) months from the date of issuance or the Stated Termination Date) and one hundred eighty (180) days for documentary letters of credit, or (iv) in the case of each requested Cash Collateralized Letter of Credit (A) the sum of the maximum face amount of the requested Cash Collateralized Letter of Credit plus the aggregate undrawn amount of all outstanding Cash Collateralized Letters of Credit plus, without duplication, the aggregate unpaid reimbursement obligations with respect to all Cash Collateralized Letters of Credit, is greater than (B) the aggregate amount of cash and Cash Equivalents held at such time in the Availability Cash Collateral Account and designated by the Borrowers as being allocated to Cash Collateralized Letters of Credit. With respect to any Letter of Credit which contains any “evergreen” or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless any such Lender shall have provided to the Agent, written notice that it declines to consent to any such extension or renewal at least thirty (30) days prior to the date on which the Letter of Credit Issuer is entitled to decline to extend or renew the Letter of Credit. If all of the requirements of this Section 1.3 are met and no Default or Event of Default has occurred and is continuing, no Lender shall decline to consent to any such extension or renewal.
          (c) Other Conditions. In addition to conditions precedent contained in Article 8, the obligation of the Agent to issue or to cause to be issued any Letter of Credit or to provide Credit Support for any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Agent:
               (1) LS&Co shall have delivered to the Letter of Credit Issuer, at such times and in such manner as such Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to the Agent for the issuance of the Letter of Credit (but in any case to include, without limitation, the Person or Persons for the account of which the Letter of Credit is to be issued, the original face amount of the Letter of Credit requested, the Business Day on which the requested Letter of Credit is to be issued, whether the Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which the Letter of Credit is to be issued, the beneficiary of the requested Letter of Credit and whether the Letter of Credit to be issued is a Cash Collateralized Letter of Credit) and such other documents as may be required pursuant to the terms thereof, and the form, terms and purpose of the proposed Letter of Credit shall be reasonably satisfactory to the Agent and the Letter of Credit Issuer; and
               (2) As of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.
          (d) Issuance of Letters of Credit.
               (1) Request for Issuance. LS&Co must notify the Agent of a requested Letter of Credit at least two (2) Business Days prior to the proposed issuance date by providing the Agent with a copy of the application delivered to the Letter of Credit Issuer under Section 1.3(c)(1). Such notice shall be irrevocable, and LS&Co shall attach to such notice the proposed form of the Letter of Credit.
               (2) Responsibilities of the Agent; Issuance. As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, the Agent shall determine the amount of the applicable Unused Letter of Credit Subfacility and Availability. If (i) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (ii) the Aggregate Revolver Outstandings, after giving effect to the amount of such requested Letter of Credit and all commissions, fees, and charges due from the Borrowers in connection with the opening thereof, would not exceed the Borrowing Base, the Agent shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met. If the conditions in the foregoing clauses (i) and (ii) are not satisfied, the Agent shall notify LS&Co on the Business Day immediately preceding the requested issuance date that the Letter of Credit will not be issued.

               (3) No Extensions or Amendment. The Agent shall not be obligated to cause the Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 1.3 are met as though a new Letter of Credit were being requested and issued.
          (e) Payments Pursuant to Letters of Credit. The Borrowers agree to reimburse immediately the Letter of Credit Issuer for any draw under any Letter of Credit and the Agent for the account of the Lenders upon any payment pursuant to any Credit Support, and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which any Borrower may have at any time against the Letter of Credit Issuer or any other Person. Each drawing under any Letter of Credit shall constitute a request by LS&Co, on behalf of the applicable Borrower for whose account the Letter of Credit was issued, to the Agent for a Borrowing of a Base Rate Revolving Loan in the amount of such drawing. The Funding Date with respect to such Borrowing shall be the date of such drawing.
          (f) Exoneration; Power of Attorney.
               (1) Assumption of Risk by the Borrowers. As among the Borrowers, the Lenders, and the Agent, the Borrowers, jointly and severally, assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders and the Agent shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the Lenders or the Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or (I) the Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Agent or any Lender under this Section 1.3(f). Notwithstanding anything to the contrary contained in this Section 1.3(f)(1), the Borrowers shall retain any and all rights they may have against the Letter of Credit Issuer for any liability arising solely out of the gross negligence or willful misconduct of the Letter of Credit Issuer, as determined by a final judgment of a court of competent jurisdiction.

               (2) Exoneration. Without limiting the foregoing, no action or omission whatsoever by the Agent or any Lender (excluding any Lender in its capacity as a Letter of Credit Issuer) pursuant to this Section 1.3 shall result in any liability of the Agent or any Lender to any Borrower, or relieve any Borrower of any of its obligations hereunder to any such Person.
               (3) Rights Against Letter of Credit Issuer. Nothing contained in this Agreement is intended to limit any Borrower’s rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between such Borrower and the Letter of Credit Issuer.
               (4) Account Party. The Borrowers hereby authorize and direct any Letter of Credit Issuer to name LS&Co or LSFCC, as the case may be, as the “Account Party” therein and to deliver to the Agent all instruments, documents and other writings and property received by the Letter of Credit Issuer pursuant to the Letter of Credit, and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.
          (g) Cash Collateral; Supporting Letter of Credit.
               (1) Without prejudice to Section 1.3(g)(2), if any Letter of Credit or Credit Support is outstanding on the date thirty (30) days prior to the Stated Termination Date, then on such date the Borrowers shall immediately pledge and deposit with the Agent, for the ratable benefit of the Agent and the Lenders, as collateral for the Obligations relating to each Letter of Credit or Credit Support then outstanding, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent (which documents are hereby consented to by the Lenders) in an amount equal to one hundred and five percent (105%) of the greatest amount for which such Letter of Credit or such Credit Support may be drawn plus any fees and expenses associated with such Letter of Credit or such Credit Support, less the aggregate amount of cash and Cash Equivalents held on such date in the Availability Cash Collateral Account and designated by the Borrowers as being allocated to Cash Collateralized Letters of Credit. The Borrowers hereby grant to the Agent, for the benefit of the Letter of Credit Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.
               (2) If any Letter of Credit or Credit Support is outstanding on the earlier of (i) the date thirty (30) days after the Stated Termination Date and (ii) any date prior to the Stated Termination Date on which this Agreement is terminated for any reason, then on such date the Borrowers shall immediately deposit with the Agent, for the ratable benefit of the Agent and the Lenders, with respect to each Letter of Credit or Credit Support then outstanding, one or more standby letters of credit (collectively, a “Supporting Letter of Credit”) in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent in an amount equal to the greatest amount for which such Letter of Credit or such Credit Support may be drawn plus any fees and expenses associated with such Letter of Credit or such Credit Support, under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent and the Lenders for payments to be made by the Agent and the Lenders under such Letter of Credit or Credit Support and any fees and expenses associated with such

Letter of Credit or Credit Support. Such Supporting Letter of Credit shall be held by the Agent, for the ratable benefit of the Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit or such Credit Support remaining outstanding.
               (3) The agreements and obligations of each Borrower in this Section 1.3(g) shall survive termination of this Agreement and payment of all other Obligations.
          (h) Authorization to Apply Proceeds from Availability Cash Collateral Account to Obligations Relating to Cash Collateralized Letters of Credit. The Borrowers hereby authorize the Agent (without obligation) to apply any amount in the Availability Cash Collateral Account to pay (or reimburse any payment of) any drawing on a Cash Collateralized Letter of Credit.
          (i) Conversion of Cash Collateralized Letter of Credit or Non-Cash Collateralized Letter of Credit. LS&Co may convert any Cash Collateralized Letter of Credit into a Letter of Credit that is not a Cash Collateralized Letter of Credit or any Letter of Credit that is not a Cash Collateralized Letter of Credit into a Cash Collateralized Letter of Credit by providing the Agent, at least one Business Day prior to the effective date of such conversion, written notice identifying the relevant Cash Collateralized Letter of Credit or non-Cash Collateralized Letter of Credit, as the case may be, to be converted and the date upon which such conversion shall be effective.
     1.4 Bank Products. LS&Co may request and the Agent or any Selected Revolving Lender may, in its sole and absolute discretion, arrange for LS&Co, any of its Material Domestic Subsidiaries or LSIFCS to obtain from the Bank or the Bank’s Affiliates, or such Selected Revolving Lender, Ordinary Course Hedge Agreements, although LS&Co is not required to do so. LS&Co may request and the Agent may, in its sole and absolute discretion, arrange for LS&Co or any of its Subsidiaries to obtain from the Bank or the Bank’s Affiliates Cash Management Services, although LS&Co is not required to do so. If Ordinary Course Hedge Agreements or Cash Management Services are provided by an Affiliate of the Bank or any Selected Revolving Lender, as the case may be, the Borrowers agree to indemnify and hold the Agent, the Bank and the Lenders harmless from any and all costs and obligations now or hereafter incurred by the Agent, the Bank or any of the Lenders related to such Ordinary Course Hedge Agreements or Cash Management Services; provided, however, nothing contained herein is intended to limit any Borrower’s rights, with respect to the Bank, the Bank’s Affiliates or any Selected Revolving Lender, if any, which arise as a result of the execution of documents by and between such Borrower and the Bank or its Affiliates or any Selected Revolving Lender, as the case may be, which relate to Ordinary Course Hedge Agreements or Cash Management Services. The agreement contained in this Section 1.4 shall survive termination of this Agreement. The Borrowers acknowledge and agree that the obtaining of Ordinary Course Hedge Agreements or Cash Management Services from the Bank, the Bank’s Affiliates or any Selected Revolving Lender, as the case may be, (a) is in the sole and absolute discretion of the Bank, the Bank’s Affiliates or the relevant Selected Revolving Lender, as the case may be, and (b) is subject to all rules and regulations of the Bank, the Bank’s Affiliates or the relevant Selected Revolving Lender, as the case may be.

     1.5 Relationship Between the Borrowers.
          (a) Administrative Borrower. LSFCC hereby appoints LS&Co, and LS&Co shall act under this Agreement, as the agent, attorney-in-fact and legal representative of LSFCC for all purposes, including requesting Loans and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Agent or any Lender. The Agent, the Letter of Credit Issuer and the Lenders may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Continuation/Conversion, request for a Letter of Credit, disbursement instruction, report, information or any other notice or communication made or given by LS&Co, whether in its own name, as Borrowers’ agent, on behalf of LSFCC or on behalf of the Borrowers, and neither the Agent nor the Letter of Credit Issuer nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such notice, request, instruction, report, information, other notice or communications, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected, provided that the provisions of this Section 1.5(a) shall not be construed so as to preclude any Borrower from taking actions permitted to be taken by a “Borrower” hereunder.
          (b) Joint and Several Obligations. The obligations of the Borrowers pursuant to the Loan Documents shall be joint and several. Each Borrower hereby irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the due and punctual Full Payment of all Obligations of the other Borrower when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).
          (c) Obligations Absolute. The obligations of each Borrower under this Section 1.5 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than Full Payment of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Borrower agrees that: (i) its obligation under this Section 1.5 with respect to the obligations of the other Borrower is a guaranty of payment when due and not of collectibility; (ii) the Agent and any Lender may enforce this obligation upon the occurrence of an Event of Default hereunder notwithstanding the existence of any dispute between the other Borrower and the Agent or any Lender with respect to the existence of such Event of Default; (iii) the obligations of each Borrower hereunder are independent of each of the obligations of the other Borrower under the Loan Documents and the obligations of any other Person and a separate action or actions may be brought and prosecuted against each Borrower whether or not any action is brought against the other Borrower or any other Person and whether or not the other Borrower or any other Person is joined in any such action or actions; and (iv) a payment of a portion, but not all, of the Obligations by any Borrower shall in no way limit, affect, modify or abridge the liability of such or any other Borrower for any portion of the Obligations that has not been paid. Each Borrower agrees that its obligation under this Section 1.5 with respect to the obligations of the other Borrower is a continuing guaranty and shall be binding upon each Borrower and its successors and assigns, and each Borrower irrevocably waives any right to revoke its obligations under this Section 1.5 as to future transactions giving rise to any Obligations.

          (d) Actions by the Agent and the Lenders. The Agent and any Lender may from time to time, without notice or demand and without affecting the validity or enforceability of this Section 1.5 or giving rise to any limitation, impairment or discharge of any Borrower’s liability hereunder, but subject to the provisions of Section 11.1 (i) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Obligations of the other Borrower with the consent of such other Borrower, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations of the other Borrower or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Obligations of the other Borrower and take and hold security for the payment of such Obligations, (iv) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Obligations of the other Borrower, any other guaranties of such Obligations, or any other obligation of any Person with respect to such Obligations, (v) enforce and apply any security now or hereafter held from the other Borrower by or for the benefit of the Agent or any Lender in respect of the Obligations of the other Borrower and direct the order or manner of sale thereof, or exercise any other right or remedy that the Agent or the Lenders, or any of them, may have against any such security, in each case as the Agent or the Lenders in their discretion may determine consistent with this Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable and (vi) exercise any other rights available to the Agent or the Lenders, or any of them, under the Loan Documents.
          (e) No Discharge. The obligations of each Borrower under this Section 1.5 shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than Full Payment of the Obligations), including the occurrence of any of the following, whether or not any Borrower shall have had notice or knowledge of any of them: (i) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Obligations of the other Borrower or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of such Obligations, (ii) any waiver or modification of, or any consent to departure from, any of the terms or provisions of this Agreement or any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Obligations of the other Borrower, (iii) the Obligations of the other Borrower, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source to the payment of indebtedness other than the Obligations of the other Borrower, even though the Agent or the Lenders, or any of them, might have elected to apply such payment to any part or all of the Obligations of the other Borrower, (v) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Obligations of the other Borrower, (vi) any defenses, set-offs or counterclaims which the other Borrower or any other Person may assert against the Agent or any Lender in respect of the Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury and (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Borrower as an obligor in respect of the Obligations.

          (f) Waivers. Each Borrower waives, for the benefit of the Agent and each Lender: (i) any right to require the Agent or any Lender, as a condition of payment or performance by such Borrower, to (A) proceed against the other Borrower or any other Person, (B) proceed against or exhaust any security held from the other Borrower or any other Person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of the Agent or any Lender in favor of the other Borrower or any other Person, or (D) pursue any other remedy in the power of the Agent or any Lender; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the other Borrower including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the other Borrower from any cause other than Full Payment of the Obligations; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon the Agent’s or any Lender’s errors or omissions in the administration of the Obligations, except behavior that amounts to gross negligence or willful misconduct; (v) (A) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Section 1.5 and any legal or equitable discharge of such Borrower’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims and (D) promptness, diligence and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Section 1.5, notices of default under this Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the other Borrower and notices of any of the matters referred to in Sections 1.5(d) and 1.5(e) and any right to consent to any thereof; and (vii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Section 1.5.
     As used in this paragraph, any reference to “the principal” includes each Borrower and any reference to “the creditor” includes the Agent and each of the Lenders. In accordance with Section 2856 of the California Civil Code each Borrower waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including any and all rights or defenses such Borrower may have because the Obligations are secured by real property or by reason of protection afforded to the principal with respect to any of the Obligations, or to any other guarantor of any of the Obligations with respect to any of such guarantor’s obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such guarantor’s obligations, including Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Consequently, among other things: (1) the creditor may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by the principal; and (2) if the creditor forecloses on any real property collateral pledged by the principal: (x) the amount of the Obligations may be reduced only by the price for which the collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (y) the creditor may collect from such Borrower even if the creditor, by foreclosing on the real property collateral, has destroyed any right such Borrower may have to collect from the principal. This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by real property. Each Borrower also waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for an Obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Obligations, has destroyed such Borrower’s rights of contribution against such other Borrower or any other guarantor. No other provision of this Section 1.5 shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided in Section 13.3, this Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Agreement or to any of the Obligations of any Borrower.
          (g) Borrowers’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Each Borrower waives any claim, right or remedy, direct or indirect, that such Borrower now has or may hereafter have against the other Borrower or any of its assets in connection with this Section 1.5 or the performance by such Borrower of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute (including under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Borrower now has or may hereafter have against the other Borrower, (ii) any right to enforce, or to participate in, any claim, right or remedy that the Agent or any Lender now has or may hereafter have against the other Borrower and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Agent or any Lender. In addition, until the Obligations shall have been paid in full, the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Borrower shall withhold exercise of any right of contribution such Borrower may have against the other Borrower. Each Borrower further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Borrower may have against the other Borrower or against any collateral or security, and any rights of contribution such Borrower may have against such other Borrower, shall be junior and subordinate to any rights the Agent or any Lender may have against such Borrower to all right, title and interest the Agent or any Lender may have in any such collateral or security, and to any right the Agent or any Lender may have against such other Borrower.
     Any indebtedness of the other Borrower now or hereafter held by any Borrower is subordinated in right of payment to the Obligations, and any such indebtedness of the other Borrower to such Borrower collected or received by such Borrower after an Event of Default has occurred and is continuing, and any amount paid to a Borrower on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Obligations have not been paid in full, shall be held in trust for the Agent and the

Lenders and shall forthwith be paid over to the Agent for the benefit of the Lenders to be credited and applied against the Obligations.
          (h) Fraudulent Transfer Laws. Anything contained in this Section 1.5 to the contrary notwithstanding, the obligations of each Borrower under this Section 1.5 shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower (i) in respect of intercompany indebtedness to the other Borrower or other affiliates of the other Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Borrower hereunder and (ii) under any guaranty which contains a limitation as to maximum amount similar to that set forth in this Section 1.5(h), pursuant to which the liability of such Borrower hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to applicable law or pursuant to the terms of any agreement.
          (i) Related Guaranties. Each Borrower under this Section 1.5 and each guarantor under the Subsidiary Guaranty and any other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1.5, together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Section 1.5 and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Section 1.5 or a guarantor under a Related Guaranty, each such Borrower or such guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Obligations paid to the Agent and the Lenders.
     1.6 Amendment and Restatement. The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the obligations under the First Amended and Restated Credit Agreement and that all such obligations are in all respects continued and outstanding as obligations under this Agreement except to the extent such obligations are modified from and after the Amendment Date as provided in this Agreement and the other Loan Documents.
ARTICLE 2
INTEREST AND FEES
     2.1 Interest.
          (a) Interest Rates. All outstanding Obligations (other than Bank Products) shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate plus the Applicable Margins as set forth below, but not to exceed the Maximum Rate. If at any time Loans are outstanding with respect to which LS&Co has not delivered to the Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Loans shall bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Agent in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:
               (i) For all Base Rate Revolving Loans and other Obligations (other than LIBOR Rate Revolving Loans, Base Rate Trademark Subfacility Loans, LIBOR Rate Trademark Subfacility Loans, Bank Products and Letters of Credit) at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin; provided that, for the first six months after the Amendment Date, the Applicable Margin for Base Rate Revolving Loans and such other Obligations shall be one quarter of one percent (0.25%) per annum;
               (ii) For all LIBOR Rate Revolving Loans at a per annum rate equal to the LIBOR Rate plus the Applicable Margin; provided that, for the first six months after the Amendment Date, the Applicable Margin for LIBOR Rate Revolving Loans shall be one and one half percent (1.50%) per annum;
               (iii) For all Base Rate Trademark Subfacility Loans at a fixed per annum rate equal to the Base Rate plus one and one quarter percent (1.25%); and
               (iv) For all LIBOR Rate Trademark Subfacility Loans at a fixed per annum rate equal to the LIBOR Rate plus two and one half percent (2.50%).
Each change in the Base Rate shall be reflected in the interest rate applicable to Base Rate Revolving Loans as of the effective date of such change. All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). The Borrowers shall pay to the Agent, for the ratable benefit of Lenders, interest accrued on all Base Rate Revolving Loans and Base Rate Trademark Subfacility Loans in arrears on the first day of each month hereafter and on the Termination Date. The Borrowers shall pay to the Agent, for the ratable benefit of Lenders, interest on all LIBOR Rate Revolving Loans and LIBOR Rate Trademark Subfacility Loans in arrears on each LIBOR Interest Payment Date.
          (b) Default Rate. If any Default or Event of Default occurs and is continuing and the Agent or the Majority Lenders in their discretion so elect, then, while any such Default or Event of Default is continuing, all of the Obligations (other than Bank Products) shall bear interest at the Default Rate applicable thereto.
     2.2 Continuation and Conversion Elections.
          (a) LS&Co may:
               (i) elect, as of any Business Day, in the case of Base Rate Revolving Loans to convert any Base Rate Revolving Loans (or any part thereof in an amount not less than $10,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into LIBOR Rate Revolving Loans; or
               (ii) elect, as of any Business Day, in the case of LIBOR Rate Revolving Loans to convert any LIBOR Rate Revolving Loans into Base Rate Revolving Loans; or
               (iii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Rate Revolving Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $10,000,000, or that is in an integral multiple of $1,000,000 in excess thereof); or
               (iv) elect, as of any Business Day, in the case of Base Rate Trademark Subfacility Loans to convert any Base Rate Trademark Subfacility Loans (or any part thereof in an amount not less than $10,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into LIBOR Rate Trademark Subfacility Loans; or
               (v) elect, as of any Business Day, in the case of LIBOR Rate Trademark Subfacility Loans to convert any LIBOR Rate Trademark Subfacility Loans into Base Rate Trademark Subfacility Loans; or
               (vi) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Rate Trademark Subfacility Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $10,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);
provided, that if at any time the aggregate amount of LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans, as applicable, in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $10,000,000, such LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans shall automatically convert into Base Rate Revolving Loans or Base Rate Trademark Subfacility Loans, respectively; provided further that if the notice shall fail to specify the duration of the Interest Period, such Interest Period shall be one month.
          (b) LS&Co shall deliver a notice of continuation/conversion (“Notice of Continuation/Conversion”) to the Agent not later than (i) 12:00 noon (Pacific time) at least three (3) Business Days in advance of the Continuation/Conversion Date, if the Loans are to be converted into or continued as LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans and (ii) 9:00 a.m. (Pacific time) on the requested Continuation/Conversion Date, if the Loans are to be converted into Base Rate Revolving Loans or Base Rate Trademark Subfacility Loans, and specifying:
               (i) the Borrower;
               (ii) the proposed Continuation/Conversion Date;
               (iii) the aggregate amount of Loans to be converted or renewed;

               (iv) the type of Loans resulting from the proposed conversion or continuation; and
               (v) the duration of the requested Interest Period, provided, however, LS&Co may not select an Interest Period that ends after the Stated Termination Date;
provided that in lieu of delivering a Notice of Continuation/Conversion, LS&Co may give the Agent telephonic notice of such request on or before the deadline set forth above. The Agent at all times shall be entitled to rely on such telephonic notice in converting or continuing such Loans, regardless of whether any written confirmation is received.
          (c) If upon the expiration of any Interest Period applicable to LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans, LS&Co has failed to select timely a new Interest Period to be applicable to LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans or if any Default or Event of Default then exists, the applicable Borrower shall be deemed to have elected to convert such LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans into Base Rate Revolving Loans or Base Rate Trademark Subfacility Loans, respectively, effective as of the expiration date of such Interest Period.
          (d) The Agent will promptly notify each Lender of its receipt of a Notice of Continuation/Conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.
          (e) There may not be more than ten (10) different LIBOR Rate Revolving Loans and LIBOR Rate Trademark Subfacility Loans in effect hereunder at any time.
     2.3 Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable by any Lender under applicable law for such Lender with respect to loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon Full Payment of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 2.3, have been paid or accrued if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Agent, for the account of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. If a court of competent jurisdiction determines that the Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Agent and/or such Lender shall refund to the applicable Borrower such excess.
     2.4 Unused Line Fee. On the first day of each month, commencing with the first such date following the Amendment Date, and on the Termination Date the Borrowers agree to pay to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, an unused line fee (the “Unused Line Fee”) equal to one quarter of one percent (0.25%) per annum times the amount by which the Maximum Revolver Amount minus the Block Reserve exceeded the sum of (i) the average daily outstanding amount of Revolving Loans, (ii) the average daily outstanding amount of Trademark Subfacility Loans and (iii) the average daily undrawn face amount of outstanding Letters of Credit, in each case, during such immediately preceding month or shorter period if calculated for the first month hereafter or on the Termination Date. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All principal payments received by the Agent shall be deemed to be credited to the Borrowers’ Loan Account immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 2.4.
     2.5 Other Fees. The Borrowers agree to pay to the Agent such fees in the amounts and at the times separately agreed upon from time to time between any of the Borrowers and the Agent.
     2.6 Letter of Credit Fee. The Borrowers agree to pay:
          (a) to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares (i) for each Cash Collateralized Letter of Credit, a fee (the “Cash Collateralized Letter of Credit Fee”) equal to six and one half tenths of one percent (0.65%) per annum of the undrawn face amount of such Letter of Credit and (ii) for each Letter of Credit (excluding Cash Collateralized Letters of Credit), a fee (the “Letter of Credit Fee”) equal to the following:
               (i) if the daily average Availability for the immediately preceding month was less than $125,000,000, one and three quarters percent (1.75%) per annum of the undrawn face amount of such Letter of Credit;
               (ii) if the daily average Availability for the immediately preceding month was less than $250,000,000 but greater than or equal to $125,000,000, one and one quarter percent (1.25%) per annum of the undrawn face amount of such Letter of Credit;
               (iii) if the daily average Availability for the immediately preceding month was less than $375,000,000 but greater than or equal to $250,000,000, one percent (1.00%) per annum of the undrawn face amount of such Letter of Credit; and
               (iv) if the daily average Availability for the immediately preceding month was greater than or equal to $375,000,000, one percent (1.00%) per annum of the undrawn face amount of such Letter of Credit;

provided that for the first six months after the Amendment Date, the Letter of Credit Fee shall be equal to one and one quarter percent (1.25%) per annum; and
          (b) to the Letter of Credit Issuer, all out-of-pocket costs, fees and expenses incurred by the Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit.
The Letter of Credit Fee and the Cash Collateralized Letter of Credit Fee, as applicable, shall be payable monthly in arrears on the first day of each month, commencing with the first such date following the Amendment Date, following any month in which a Letter of Credit is outstanding and on the Termination Date. The Letter of Credit Fee and the Cash Collateralized Letter of Credit Fee each shall be computed on the basis of a 360-day year for the actual number of days elapsed. For the purpose of determining the Letter of Credit Fee and the Cash Collateralized Letter of Credit Fee with respect to Letters of Credit issued in a currency other than U.S. dollars by an Affiliate of the Bank, the undrawn face amount of such Letters of Credit and Credit Support shall be calculated one time each month on the basis of the exchange rate determined by the Federal Reserve Bank of New York for the last Business Day of the preceding month and posted by the Federal Reserve Board on its website at: www.federalreserve.gov/releases/h10/update/. In the event that such exchange rate cannot be determined, the undrawn face amount of such Letters of Credit and Credit Support shall be calculated on the basis of the exchange rate reported by Reuters for the last Business Day of the preceding month and posted by the Agent on its website at: https://bofacapital.bankofamerica.com/portal/foreignexchange/DailyFXRates.jsp? dataday=05%2F09%2F06&basecurr=USD&fncurr=ALLCURR&sortmethod=Currency.
ARTICLE 3
PAYMENTS AND PREPAYMENTS
     3.1 Revolving Loans. The Borrowers shall repay the outstanding principal balance of the Revolving Loans, plus all accrued but unpaid interest thereon, on the Termination Date. The Borrowers may prepay Revolving Loans at any time and from time to time in whole or in part, and reborrow subject to the terms of this Agreement.
     3.2 Trademark Subfacility Loans. The Borrowers shall make principal payments of the Trademark Subfacility Loans in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment
January 31, 2008	$17,718,750
April 30, 2008	$17,718,750
July 31, 2008	$17,718,750
October 31, 2008	$17,718,750
January 30, 2009	$17,718,750
April 30, 2009	$17,718,750

Date	Scheduled Repayment
July 31, 2009	$17,718,750
Trademark Subfacility Scheduled Reduction Date	$17,718,750
; provided that the Borrowers shall repay the outstanding principal balance of the Trademark Subfacility Loans, plus all accrued but unpaid interest thereon, on the Termination Date. The Borrowers may prepay Trademark Subfacility Loans at any time and from time to time in whole or in part, subject to the terms of this Agreement. Any repayments or prepayments of Trademark Subfacility Loans shall not result in reductions of Commitments.
     3.3 Termination of Facility; Reduction of Commitments.
          (a) The Borrowers may terminate this Agreement upon at least ten (10) Business Days’ notice to the Agent and the Lenders, upon (i) the Full Payment of all outstanding Revolving Loans and Trademark Subfacility Loans, together with accrued interest thereon, and the cancellation and return of all outstanding Letters of Credit, (ii) the Full Payment in cash of all reimbursable expenses and other Obligations, and (iii) with respect to any LIBOR Rate Revolving Loans and LIBOR Rate Trademark Subfacility Loans prepaid, payment of the amounts due under Section 4.4, if any.
          (b) The Borrowers may from time to time reduce the Commitments upon at least ten (10) Business Days’ notice to the Agent and the Lenders, provided that (i) LS&Co shall not reduce the Commitments below the sum of the Aggregate Revolver Outstandings plus the Aggregate Trademark Subfacility Outstandings plus the Block Reserve, and (ii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Subfacility exceeds the amount of the Commitments, the Letter of Credit Subfacility shall automatically be reduced by the amount of such excess. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share.
     3.4 Prepayments.
          (a) Voluntary Prepayments. The Borrowers shall give the Agent not less than one Business Day’s prior written or telephonic notice, in the case of prepayment of Base Rate Revolving Loans or Base Rate Trademark Subfacility Loans, and three Business Days’ prior written or telephonic notice, in the case of prepayment of LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans, in each case given to the Agent by 12:00 noon (Pacific time) on the date required and, if given by telephone, promptly confirmed in writing to the Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any voluntary prepayments shall be applied as specified by the applicable Borrower in the applicable notice of prepayment; provided, however, that if the applicable Borrower fails to specify the Loans to which any such prepayment shall be applied or specifies that such prepayment shall be applied to Revolving Loans, such prepayment shall be applied first, to prepay principal of the Non-Ratable Loans and Agent Advances, and second, to prepay principal of the Revolving Loans. Any voluntary prepayments of the Trademark Subfacility Loans pursuant to this Section 3.4(a) shall be applied to reduce the scheduled installments of principal of the Trademark Subfacility Loans set forth in Section 3.2 in forward chronological order.
          (b) Mandatory Prepayments.
               (i) Dispositions of Assets.
               (1) Immediately upon receipt by LS&Co or any of its Domestic Subsidiaries of cash proceeds (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) of any Disposition of Collateral (other than the Trademark Subfacility Collateral) or within five (5) Business Days of receipt by LS&Co or any of its Domestic Subsidiaries of cash proceeds (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) of any Dispositions of property other than Collateral (other than any licenses of such property permitted under Section 7.17(g)), the Borrowers shall prepay the Revolving Loans in an amount equal to all such cash proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by LS&Co and its Domestic Subsidiaries in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens are permitted under Section 7.13), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (“Net Proceeds”); provided that, at any time an IP Facility remains outstanding, no such prepayment shall be required in respect of any Disposition of IP Facility Collateral to the extent that the Net Proceeds of such Disposition are required to be applied to repayment of such IP Facility; provided further that the requirements of this Section 3.4(b)(i)(1) shall not apply to any Dispositions made during any Minimum Excess Availability Period. Any prepayment required under this Section 3.4(b)(i)(1) shall be applied in accordance with Section 3.4(b)(i)(3).
               (2) At any time on or prior to the Trademark Subfacility Payoff Date, immediately upon receipt by LS&Co or any of its Domestic Subsidiaries of cash proceeds (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) of any Disposition of any Trademark Subfacility Collateral (other than any licenses of Trademark Subfacility Collateral permitted under Section 7.17(g)), the Borrowers shall prepay the Trademark Subfacility Loans in an amount equal to all such cash proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by LS&Co and its Domestic Subsidiaries in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, and (C) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any prepayment required under this Section 3.4(b)(i)(2) shall be applied in accordance with Section 3.4(b)(i)(3).
               (3) Prepayments from proceeds of asset dispositions in accordance with Section 3.4(b)(i)(1) shall be applied as follows: first, to prepay principal of the Non-Ratable Loans and Agent Advances, and second, to prepay principal of the Revolving

Loans. Prepayments from proceeds of asset dispositions in accordance with Section 3.4(b)(i)(2) shall be applied to pay the principal of the Trademark Subfacility Loans. Any prepayments from proceeds of asset dispositions in accordance with Section 3.4(b)(i)(2) applied to pay the principal of the Trademark Subfacility Loans shall be applied to reduce the scheduled installments of principal of the Trademark Subfacility Loans on a pro rata basis (in accordance with the outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Trademark Subfacility Loans set forth in Section 3.2.
                    (4) No provision contained in this Section 3.4(b)(i) shall constitute a consent to an asset disposition that is otherwise not permitted by the terms of this Agreement.
                    (ii) Mandatory Prepayments in Excess of Borrowing Base and Trademark Subfacility Borrowing Base. On any day on which the Aggregate Revolver Outstandings exceed the Borrowing Base, as calculated as of such day, the Borrowers shall on such day make a mandatory prepayment of the then aggregate outstanding principal amount of all Non-Ratable Loans, and, if all Non-Ratable Loans have been prepaid, shall make a mandatory prepayment of the then aggregate outstanding principal amount of all Revolving Loans (or a repayment of outstanding Obligations with respect to Letters of Credit), and, if all Revolving Loans have been prepaid, shall furnish Cash Collateral with respect to Letters of Credit, in an aggregate amount equal to such excess. On any day after the Trademark Subfacility Scheduled Reduction Date, on which (i) the sum of the Aggregate Revolver Outstandings and the Aggregate Trademark Subfacility Outstandings exceeds (ii) the sum of the Borrowing Base and the Trademark Subfacility Borrowing Base, as calculated as of such day, the Borrowers shall on such day make a mandatory prepayment of the then aggregate outstanding principal amount of all Non-Ratable Loans, and, if all Non-Ratable Loans have been prepaid, shall either make a mandatory prepayment of the then aggregate outstanding principal amount of all Revolving Loans (or a repayment of outstanding Obligations with respect to Letters of Credit) or make a mandatory prepayment of the then aggregate outstanding principal amount of all Trademark Subfacility Loans, and, if all such Revolving Loans (or Obligations with respect to Letters of Credit) or such Trademark Subfacility Loans, as applicable, have been prepaid, shall make a mandatory prepayment of the then aggregate outstanding principal amount of all other Loans, and if all Loans have been prepaid, shall furnish Cash Collateral with respect to Letters of Credit, in an aggregate amount equal to such excess.
          3.5 LIBOR Rate Revolving Loan and LIBOR Rate Trademark Subfacility Loan Prepayments. In connection with any prepayment, if any LIBOR Rate Revolving Loans or any LIBOR Rate Trademark Subfacility Loans are prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrowers shall pay to the Lenders the amounts described in Section 4.4.
          3.6 Payments by the Borrowers.
               (a) All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Agent for the account of the Lenders, at the account designated by the Agent and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (Pacific time) on the date specified herein. Any payment received by the Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.
               (b) Subject to the provisions set forth in the definition of “Interest Period,” whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
               (c) All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.
          3.7 Payments as Revolving Loans. At the election of the Agent, all payments of principal, interest, reimbursement obligations in connection with Letters of Credit and Credit Support for Letters of Credit, fees, premiums, reimbursable expenses and other sums payable hereunder, may be paid from the proceeds of Revolving Loans made hereunder. The Borrowers hereby irrevocably authorize the Agent to charge the Loan Account for the purpose of paying all amounts from time to time due hereunder and agrees that all such amounts charged shall constitute Revolving Loans (including Non-Ratable Loans and Agent Advances).
          3.8 Apportionment, Application and Reversal of Payments.
               (a) Apportionment and Reversal of Payments. Principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable solely to the Agent and the Letter of Credit Issuer. All payments shall be remitted to the Agent.
               (b) Application of Payments During an Event of Default. During an Event of Default, all payments whether or not relating to principal or interest of specific Loans, or whether or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Agent from any Borrower; second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from any Borrower; third, to pay interest due in respect of all Loans, including Non-Ratable Loans and Agent Advances; fourth, to pay or prepay principal of the Non-Ratable Loans and Agent Advances; fifth, to pay or prepay principal of the Loans (other than the Non-Ratable Loans and Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit; sixth, to pay an amount to the Agent equal to one hundred and five percent (105%) of the greatest amount for which all outstanding Letters of Credit and Credit Supports may be drawn plus any fees and expenses associated with such Letters of Credit and Credit Supports, to be held as Cash Collateral for such Obligations, less the aggregate amount of cash and Cash Equivalents held on such date in the Availability Cash Collateral Account and designated by the Borrowers as being allocated to Cash Collateralized Letters of Credit; seventh, to the payment of any other Obligation including any amounts relating to Bank Products due to the Agent, the Bank, any

Selected Revolving Lender or any Affiliate of the Bank by LS&Co, any of its Material Domestic Subsidiaries or LSIFCS, and thereafter, to the payment to or upon the order of the applicable Loan Party or as a court of competent jurisdiction may direct.
               (c) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by LS&Co, or unless an Event of Default has occurred and is continuing, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Rate Revolving Loan or LIBOR Rate Trademark Subfacility Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Rate Revolving Loan or LIBOR Rate Trademark Subfacility Loan, as applicable, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Revolving Loans or Base Rate Trademark Subfacility Loans and, in any event, the Borrowers shall pay LIBOR breakage losses in accordance with Section 4.4. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.
          3.9 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Agent, any Lender, the Bank or any Affiliate of the Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender and the Borrowers shall be liable to pay to the Agent and the Lenders, and hereby does indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 3.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.9 shall survive the termination of this Agreement.
          3.10 Agent’s and Lenders’ Books and Records; Monthly Statements. The Agent shall record the principal amount of the Loans owing to each Lender, the undrawn face amount of all outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books. In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records. Failure by the Agent or any Lender to make such notation shall not affect the obligations of the Borrowers with respect to the Loans or the Letters of Credit. The Borrowers agree that the Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Agent will provide to LS&Co a monthly statement of Loans, payments, and other transactions pursuant to this Agreement, including in respect of any month in which an assignment of any Commitment has occurred a current schedule of the Lenders and each of their respective Commitments hereunder. Such statement shall be deemed correct, accurate, and binding on the Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 3.8(c) and corrections of errors discovered by the Agent), unless LS&Co notifies the Agent in writing to the contrary within thirty (30) days after such statement is rendered. In the event a timely written notice of objections is given by LS&Co, only the items to which exception is expressly made will be considered to be disputed by the Borrowers.
          3.11 Cash Dominion. During any Cash Dominion Period, the ledger balance in a bank account designated by the Agent as of the end of a Business Day shall be applied to the Obligations (other than the Trademark Subfacility Loans) at the beginning of the next Business Day. If, as a result of such application, a credit balance exists on such next Business Day, the balance shall not accrue interest in favor of the Borrowers and shall be made available to the Borrowers on such next Business Day as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of such credit balance, and agrees that the Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations (other than the Trademark Subfacility Loans), in such manner as the Agent deems advisable, notwithstanding any entry by the Agent in its records. During any Cash Dominion Period, the Borrowers shall deposit, or cause to be deposited, in an account designated by the Agent all remittances and payments received by the Borrowers in respect of Accounts, Instruments, or sales of Inventory for cash and all prepayments, deposits, and other advance payments in respect of sales of Inventory and all tax refunds, insurance proceeds, and other similar amounts received from third parties (other than those remitted or paid directly to the Agent). Notwithstanding anything to the contrary herein, during an Event of Default, such credit balance shall be applied to the Obligations in accordance with Section 3.8(b).
          3.12 Ordinary Course Hedge Agreements. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, obligations of LS&Co, any of its Material Domestic Subsidiaries or LSIFCS to any Selected Revolving Lender (other than the Bank) under or in connection with any Ordinary Course Hedge Agreements shall not constitute Obligations and shall not be secured by any of the Agent’s Liens except to the extent that such Selected Revolving Lender and LS&Co have delivered a written notice of the Hedge Termination Value of the obligations of LS&Co, any of its Material Domestic Subsidiaries or LSIFCS to such Selected Revolving Lender under such Ordinary Course Hedge Agreements to be included in Obligations and to be secured by the Agent’s Liens (or of any increase in such Hedge Termination Value) to the Agent and the Agent has acknowledged and accepted (such acceptance not to be unreasonably withheld) such notice in writing. Each Selected Revolving Lender hereby agrees that it shall within five (5) Business Days after the end of each month (and at any other time requested by the Agent) report to the Agent and the applicable Borrower the aggregate Hedge Termination Value, as of the end of such month, under all Ordinary Course Hedge Agreements between LS&Co, any of its Material Domestic Subsidiaries or LSIFCS and such Selected Revolving Lender.
ARTICLE 4
TAXES, YIELD PROTECTION AND ILLEGALITY

          4.1 Taxes.
               (a) Any and all payments by any Borrower to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Borrowers shall pay all Other Taxes.
               (b) The Borrowers agree to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.1) paid by any Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days after the date such Lender or the Agent makes written demand therefor.
               (c) If any Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:
                    (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 4.1) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;
                    (ii) such Borrower shall make such deductions and withholdings;
                    (iii) such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and
                    (iv) such Borrower shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.
               (d) At the Agent’s request, within 30 days after the date of any payment by any Borrower of Taxes or Other Taxes, LS&Co shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.
               (e) If any Borrower is required to pay additional amounts to any Lender or the Agent pursuant to Section 4.1(c), then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by such Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

          4.2 Illegality.
               (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans, then, on notice thereof by that Lender to LS&Co through the Agent, any obligation of that Lender to make LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans, as applicable, shall be suspended until that Lender notifies the Agent and LS&Co that the circumstances giving rise to such determination no longer exist.
               (b) If a Lender determines that it is unlawful to maintain any LIBOR Rate Revolving Loan or LIBOR Rate Trademark Subfacility Loan, the Borrowers shall, upon LS&Co’s receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Rate Revolving Loans and LIBOR Rate Trademark Subfacility Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if that Lender may lawfully continue to maintain such LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans, as applicable, to such day, or immediately, if that Lender may not lawfully continue to maintain such LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans. If the Borrowers are required to so prepay any LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans, then concurrently with such prepayment, the Borrowers shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Revolving Loan or a Base Rate Trademark Subfacility Loan, as applicable.
          4.3 Increased Costs and Reduction of Return.
               (a) If any Lender determines that due to either (i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans, then the Borrowers shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 4.3(a) for any such increased cost in respect of a period occurring more than one hundred eighty (180) days prior to the date that such Lender notifies LS&Co of such Lender’s intention to claim compensation therefor unless the circumstances giving rise to such increased cost became applicable retroactively, in which case no such time limitation shall apply so long as such Lender requests compensation within 180 days from the date such circumstances become applicable.
               (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to LS&Co through the Agent, the Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 4.3(b) for any such increase in respect of a period occurring more than one hundred eighty (180) days prior to the date that such Lender notifies LS&Co of such Lender’s intention to claim compensation therefor unless the circumstances giving rise to such increase became applicable retroactively, in which case no such time limitation shall apply so long as such Lender requests compensation within 180 days from the date such circumstances become applicable.
          4.4 Funding Losses. The Borrowers shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:
               (a) the failure of any Borrower to make on a timely basis any payment of principal of any LIBOR Rate Revolving Loan or LIBOR Rate Trademark Subfacility Loan;
               (b) the failure of any Borrower (for any reason other than the failure of such Lender to make a Loan if such failure results in such Lender being a Defaulting Lender under Section 12.15(c)) to borrow, continue or convert a Loan after LS&Co has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion; or
               (c) the prepayment or other payment (including after acceleration thereof) of any LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans on a day that is not the last day of the relevant Interest Period;
including any such loss of anticipated profit and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by any Lender in connection with the foregoing.
          4.5 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Revolving Loan or LIBOR Rate Trademark Subfacility Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Revolving Loan or LIBOR Rate Trademark Subfacility Loan, as applicable, does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly so notify LS&Co and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Revolving Loans or LIBOR Rate Trademark

Subfacility Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, LS&Co may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by it. If LS&Co does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by LS&Co, in the amount specified in the applicable notice submitted by LS&Co, but such Loans shall be made, converted or continued as Base Rate Revolving Loans instead of LIBOR Rate Revolving Loans or Base Rate Trademark Subfacility Loans instead of LIBOR Rate Trademark Subfacility Loans.
          4.6 Certificates of Agent. If any Lender claims reimbursement or compensation under this Article 4, the Agent shall determine the amount thereof and shall deliver to LS&Co (with a copy to the affected Lender) a certificate setting forth in reasonable detail the amount payable to the affected Lender, and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.
          4.7 Survival. The agreements and obligations of each Borrower in this Article 4 shall survive the payment of all other Obligations.
ARTICLE 5
BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES
          5.1 Books and Records. The Borrowers shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a). The Borrowers shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP. The Borrowers shall maintain at all times books and records pertaining to Collateral in such detail, form and scope as the Agent or any Lender shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts and (b) the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory.
          5.2 Financial Information. The Borrowers shall promptly furnish to each Lender, all such financial information as the Agent shall reasonably request. Without limiting the foregoing, the Borrowers will furnish to the Agent, in electronic form or in sufficient copies for distribution by the Agent to each Lender, in such detail as the Agent or the Lenders shall request, the following:
               (a) As soon as available, but in any event not later than one hundred twenty (120) days after the close of each Fiscal Year, consolidated audited and consolidating unaudited balance sheets of LS&Co and its consolidated Subsidiaries as of the end of such Fiscal Year, and related consolidated and consolidating statements of operations, and consolidated cash flow statements and statements of stockholders’ equity for LS&Co and its consolidated Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of LS&Co and its consolidated Subsidiaries as of the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by a report thereon unqualified in any respect of independent registered public accounting firm selected by LS&Co and reasonably satisfactory to the Agent. LS&Co hereby authorizes the Agent to communicate directly with its independent registered public accounting firm and, by this provision, authorizes those accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to LS&Co and to discuss directly with the Agent the finances and affairs of LS&Co and its Subsidiaries.
               (b) As soon as available, but in any event not later than thirty (30) days after the end of each Fiscal Month, (i) consolidated and consolidating unaudited balance sheets of LS&Co and its consolidated Subsidiaries as of the end of such Fiscal Month, and related consolidated and consolidating unaudited statements of operations and consolidated cash flow statements for LS&Co and its consolidated Subsidiaries for such Fiscal Month and for the period from the beginning of the Fiscal Year to the end of such Fiscal Month, all in reasonable detail, fairly presenting the financial position and results of operations of LS&Co and its consolidated Subsidiaries as of the date thereof and for such periods, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a), together with a certificate signed by a Responsible Officer of LS&Co that all such statements have been prepared in accordance with GAAP and present fairly LS&Co’s financial position as of the dates thereof and its results of operations for the periods then ended, subject to audit and normal year-end adjustments, and (ii) a Monthly Compliance Certificate; provided, however, that during any Minimum Excess Availability Period, Borrowers shall not be required to furnish consolidated cash flow statements for LS&Co and its consolidated Subsidiaries or a computation of the Consolidated Fixed Charge Coverage Ratio component of the Monthly Compliance Certificate for the first two (2) Fiscal Months of each Fiscal Year and for the periods from the beginning of the Fiscal Year to the end of the first and second Fiscal Months; provided, further, that during any period other than a Minimum Excess Availability Period, Borrowers shall be required to furnish consolidated cash flow statements for LS&Co and its consolidated Subsidiaries and a computation of the Consolidated Fixed Charge Coverage Ratio component of the Monthly Compliance Certificate, if applicable, for the first two (2) Fiscal Months of each Fiscal Year and for the periods from the beginning of the Fiscal Year to the end of the first and second Fiscal Months within forty (40) days after the end of each such Fiscal Month.
               (c) No later than (i) forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter of any Fiscal Year) during any Minimum Excess Availability Period, a notice certifying that (A) on or prior to the Trademark Subfacility Payoff Date, Availability during such Fiscal Quarter is greater than $100,000,000 or $125,000,000, as applicable, and (B) after the Trademark Subfacility Payoff Date, Availability during such Fiscal Quarter is greater than $25,000,000, or, (ii) fifty (50) days after the end of any other Fiscal Quarter (other than the fourth Fiscal Quarter of any Fiscal Year), a Quarterly Compliance Certificate. No later than (i) one hundred twenty (120) days after the end of each Fiscal Year during any Minimum Excess Availability Period, a notice certifying that (A) on or prior to the Trademark Subfacility Payoff Date, Availability during the fourth Fiscal Quarter of such Fiscal Year is greater than $100,000,000 or $125,000,000, as applicable, and (B) after the Trademark

Subfacility Payoff Date, Availability during such Fiscal Quarter is greater than $25,000,000, or, (ii) one hundred twenty (120) days after the end of any other Fiscal Year, a Quarterly Compliance Certificate.
               (d) No later than sixty (60) days after the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated balance sheets, statements of operations and cash flow statements) for LS&Co and its Subsidiaries as of the end of and for each Fiscal Month of such Fiscal Year.
               (e) If requested by the Agent, after filing with the PBGC and the IRS, a copy of each annual report or other filing filed with respect to each Plan of any Borrower.
               (f) Promptly upon the filing thereof, a notice of such filing by electronic mail including a link to the relevant page on the LS&Co website and/or the Securities and Exchange Commission website that displays all reports, if any, to or other documents filed by LS&Co or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act and not otherwise delivered to the Agent pursuant hereto.
               (g) Promptly after their preparation, copies of any and all proxy statements which LS&Co makes available to its stockholders.
               (h) Borrowing Base Certificates and supporting information in accordance with Section 13 of the Pledge and Security Agreement.
               (i) As soon as available, but in any event within sixty (60) days after the end of each Fiscal Year, a report summarizing any material changes in the insurance coverage maintained for LS&Co and its Subsidiaries during such Fiscal Year and containing such additional information as any agent, or any Lender through the Agent, may reasonably specify.
               (j) No later than sixty (60) days after the end of each Fiscal Year, a list of all Subsidiaries of each Loan Party showing (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of its Equity Interests authorized and the number outstanding, and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights.
               (k) No later than sixty (60) days after the end of each Fiscal Year, a list of all Subsidiaries indicating whether each such Subsidiary is a Borrower, a Guarantor, a Limited Guarantor, or a Foreign Subsidiary, the percentage of the aggregate gross revenues of LS&Co and its Subsidiaries on a consolidated basis for such Fiscal Year contributed by each such Subsidiary, and any foreign branches of Limited Guarantors.
               (l) No later than fifty (50) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter of any Fiscal Year) and no later than one hundred twenty (120) days after the end of each Fiscal Year, a list of all licenses entered into by LS&Co during such Fiscal Quarter with third parties, granting exclusive Proprietary Rights in respect of apparel products or product lines sold by LS&Co in the United States of America and included within Inventory at the time of entry by LS&Co into such license.
               (m) Such additional information as the Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of LS&Co or any of its Subsidiaries.
          Documents required to be delivered pursuant to Section 5.2(a) or (f) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are received by the Agent; provided that: (i) LS&Co shall deliver paper copies of such documents to the Agent or any Lender that requests LS&Co to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Agent shall notify (which may be by facsimile or electronic mail) each Lender of the posting of any such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by LS&Co with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents, including any collateral reports delivered pursuant to Section 5.2(h).
          5.3 Notices to the Lenders. Each Borrower shall notify the Agent and the Lenders in writing of the following matters at the following times:
               (a) Promptly, but in any event within five (5) Business Days, after becoming aware of any Default or Event of Default;
               (b) Promptly, but in any event within five (5) Business Days, after becoming aware of the assertion by the holder of any capital stock of LS&Co or of any of its Subsidiaries or the holder of any Debt of LS&Co or any of its Subsidiaries in a face amount in excess of $10,000,000 that a default exists with respect thereto or that LS&Co or such Subsidiary is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance;
               (c) Promptly, but in any event within five (5) Business Days, after becoming aware of any event or circumstance which could reasonably be expected to have a Material Adverse Effect;
               (d) Promptly, but in any event within five (5) Business Days, after becoming aware of any pending or threatened action, suit, or proceeding, by any Person, or any pending or threatened investigation by a Governmental Authority, which could reasonably be expected to have a Material Adverse Effect;
               (e) Promptly, but in any event within five (5) Business Days, after becoming aware of any pending or threatened strike, work stoppage, unfair labor practice claim, or other labor dispute affecting LS&Co or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect;

               (f) Promptly, but in any event within five (5) Business Days, after becoming aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting LS&Co or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;
               (g) Promptly, but in any event within five (5) Business Days, after receipt of any notice of any violation by LS&Co or any of its Subsidiaries of any Environmental Law which could reasonably be expected to have a Material Adverse Effect or that any Governmental Authority has asserted in writing that LS&Co or any of its Subsidiaries is not in compliance with any Environmental Law or is investigating LS&Co’s or such Subsidiary’s compliance therewith, to the extent that such non-compliance or investigation could reasonably be expected to have a Material Adverse Effect;
               (h) Promptly, but in any event within five (5) Business Days, after receipt of any written notice that LS&Co or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that LS&Co or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant that, in either case, could reasonably be expected to have a Material Adverse Effect;
               (i) Promptly, but in any event within five (5) Business Days, after receipt of any written notice of the imposition of any Environmental Lien against any property of LS&Co or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;
               (j) At least thirty (30) days (or such shorter period as may be agreed from time to time by the Agent in its sole discretion) prior thereto, any change in any Borrower’s name, state of organization or form of organization, locations of Inventory in the United States (excluding (i) in transit Inventory and Inventory in retail stores, (ii) any location at which Inventory excluded from Eligible Inventory in the most recent Borrowing Base Certificate delivered to the Agent is located and (iii) locations of Inventory in the form of raw materials, provided that the aggregate amount of all Eligible Inventory in the form of raw materials does not exceed the amount specified in Section 5 of the Pledge and Security Agreement), trade names under which any Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable;
               (k) Within ten (10) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know, that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) that would have a Material Adverse Effect on any Borrower or such ERISA Affiliate or an ERISA Event has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;
               (l) If requested by the Agent, after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by any Borrower or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan by any Borrower or any ERISA Affiliate;
               (m) If requested by the Agent, copies of each actuarial report for any Plan or Multi-employer Plan and annual report for any Multi-employer Plan, provided such reports for any Multi-employer Plan are available to the Borrowers, and any favorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code;
               (n) Within ten (10) Business Days after receipt thereof by any Borrower or any ERISA Affiliate, copies of the following: (i) any notices of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability under Section 4201 of ERISA;
               (o) Within ten (10) Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase any Borrower’s annual costs with respect thereto by an amount in excess of $10,000,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any ERISA Affiliate was not previously contributing; or (ii) any failure by any Borrower or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment;
               (p) Within ten (10) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur: (i) a Multi-employer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan;
               (q) Promptly, but in any event within five (5) Business Days, after any Borrower has notified the Agent of any intention by such Borrower to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; or
               (r) At least sixty (60) days prior thereto, any change in any Borrower’s or any of its Subsidiaries’ Fiscal Year.
          Each notice given under this Section 5.3 shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the applicable Borrower, its Subsidiary, or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.
ARTICLE 6
GENERAL WARRANTIES AND REPRESENTATIONS

          Each Borrower warrants and represents to the Agent and the Lenders that except as hereafter disclosed to and accepted by the Agent and the Majority Lenders in writing:
          6.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Each Loan Party has the power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party, to incur the Obligations and to grant to the Agent Liens upon and security interests in Collateral. Each Loan Party has taken all necessary action (including obtaining approval of its stockholders if necessary) to authorize its execution, delivery, and performance of each Loan Document to which it is a party. Each Loan Document to which it is a party has been duly executed and delivered by each Loan Party, and constitutes the legal, valid and binding obligations of each such Loan Party, enforceable against it in accordance with their respective terms. Each Loan Party’s execution, delivery, and performance of each Loan Document to which it is a party does not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of LS&Co or any of its Subsidiaries, by reason of the terms of (a) any contract, mortgage, lease, agreement, indenture, or instrument to which such Loan Party is a party or which is binding upon it, (b) any Requirement of Law applicable to LS&Co or any of its Subsidiaries, or (c) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement of LS&Co or any of its Subsidiaries.
          6.2 Validity and Priority of Security Interest. The provisions of this Agreement, the Mortgages, and the other Loan Documents continue to create (or, to the extent any such documents are permitted hereunder to be executed and delivered on or after the Amendment Date, will create) legal and valid Liens on all Collateral in favor of the Agent, for the ratable benefit of the Agent and the Lenders, and such Liens constitute perfected and continuing Liens (to the extent they can be perfected by possession, by filing a UCC financing statement, by filing a Mortgage with the appropriate real property office, by recording an appropriate document with the PTO or by a control agreement) on all Collateral, having priority over all other Liens on Collateral, except for those senior Liens permitted under Section 7.13, and enforceable against each Loan Party and all third parties.
          6.3 Organization and Qualification. Each Loan Party (a) is duly organized or incorporated and validly existing in good standing under the laws of the state of its organization or incorporation, (b) is qualified to do business and is in good standing in each jurisdiction in which qualification is necessary in order for it to own or lease its property and conduct its business and (c) has all requisite power and authority to conduct its business and to own its property, except in each case to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          6.4 Corporate Name; Prior Transactions. Each Loan Party has not, during the past five (5) years, been known by or used any other corporate or fictitious name except as set forth on Schedule 6.4, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business.
          6.5 Subsidiaries. Schedule 6.5 is a correct and complete list of the name and relationship to LS&Co of each and all of LS&Co’s Subsidiaries and each and all foreign branches of LS&Co and all of LS&Co’s Subsidiaries. Each Subsidiary is (a) duly incorporated or organized and validly existing in good standing under the laws of its state of incorporation or organization set forth on Schedule 6.5, (b) qualified to do business and in good standing in each jurisdiction in which it owns or leases property or conducts its business and (c) has all requisite power and authority to conduct its business and own its property, except in each case to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. None of the organizational documents of any of the Domestic Subsidiaries contain any material restriction against the pledge of such Subsidiary’s Equity Interests to the Agent pursuant to the Collateral Documents.
          6.6 Financial Statements and Projections.
               (a) LS&Co has delivered to the Agent and the Lenders the audited balance sheet and related statements of operations, cash flows, and stockholders’ equity for LS&Co and its consolidated Subsidiaries as of November 26, 2006, and for the Fiscal Year then ended, accompanied by the report thereon of LS&Co’s independent registered public accounting firm. LS&Co has also delivered to the Agent and the Lenders the unaudited balance sheets and related statements of operations and cash flows for LS&Co and its consolidated Subsidiaries as of August 26, 2007. Such financial statements are attached hereto as Exhibit B. All such financial statements have been prepared in accordance with GAAP and present accurately and fairly in all material respects the financial position of LS&Co and its consolidated Subsidiaries as of the dates thereof and their results of operations for the periods then ended.
               (b) The Latest Projections when submitted to the Lenders as required herein represented LS&Co’s reasonable estimate at such time of the future financial performance of LS&Co and its consolidated Subsidiaries for the periods set forth therein. The Latest Projections were prepared on the basis of the assumptions set forth therein, which LS&Co believed at the time of preparation thereof were fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lenders. Other than as has been disclosed by LS&Co to the Agent in writing, since the Latest Projections were submitted to the Lenders there has been no event or circumstance, either individually or in the aggregate, that would materially affect the continuing reasonableness of such estimates and assumptions, taken as a whole.
          6.7 Tax Shelter Regulations. Neither Borrower intends to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof. If any Borrower so notifies the Agent, such Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.
          6.8 Solvency. Each Borrower individually, and LS&Co together with the Guarantors and Limited Guarantors (taken as a whole), is Solvent prior to and after giving effect to the Borrowings to be made on the Amendment Date and the issuance of the Letters of Credit to be issued on the Amendment Date, and shall remain Solvent during the term of this Agreement.
          6.9 Debt. After giving effect to the making of the Trademark Subfacility Loans and Revolving Loans, if any, to be made on the Amendment Date, LS&Co and its Subsidiaries have no Debt, except (a) the Obligations, and (b) Debt described on Schedule 6.9 or otherwise permitted under Section 7.15.
          6.10 Restricted Payments. Since November 26, 2006, no Restricted Payment has been declared, paid, or made upon or in respect of any capital stock or other securities of LS&Co except as permitted by Section 7.18.
          6.11 Real Estate; Leases. Schedule 6.11 sets forth, as of the Original Closing Date, a correct and complete list of all Real Estate owned by any Loan Party and all leases and subleases of real property held by any Loan Party as lessee or sublessee. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each Loan Party has good and marketable title in fee simple to the Real Estate identified on Schedule 6.11 as owned by such Loan Party, or valid leasehold interests in all Real Estate designated therein as “leased” by such Loan Party and such Loan Party has good, indefeasible, and merchantable title to all of its other property reflected on the most recent Financial Statements delivered to the Agent and the Lenders, except as disposed of in the ordinary course of business since the date thereof, free of all Liens except Liens permitted under Section 7.13.
          6.12 Proprietary Rights. LS&Co and each of its Subsidiaries possess the right to use all of the Proprietary Rights reasonably necessary to the current and anticipated future conduct of each Loan Party’s business. None of the Proprietary Rights material to any Loan Party’s business is owned by a third party or is otherwise subject to any material restrictions under any licensing agreement or similar arrangement (other than (a) restrictions relating to software licenses that may limit such Loan Party’s ability to transfer or assign any such agreement to a third party and (b) licensing agreements or similar arrangements that do not materially impair the ability of the Agent or the Lenders to avail themselves of their rights of disposal and other rights granted under the Collateral Documents in respect of the Inventory), except as set forth on Schedule 6.12. To the best of each Loan Party’s knowledge, none of the Proprietary Rights infringes on or conflicts with any other Person’s property, and no other Person’s property infringes on or conflicts with any of the Proprietary Rights, except in each case to the extent that such infringement or conflict could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Proprietary Rights is pending or, to the best of each Loan Party’s knowledge, threatened which could reasonably be expected to have a Material Adverse Effect.
          6.13 Trade Names. All trade names or styles under which LS&Co or any of its Subsidiaries will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 6.13.
          6.14 Litigation. Except as set forth on Schedule 6.14, there is no pending, or to the best of each Loan Party’s knowledge threatened, action, suit, proceeding, or counterclaim by any Person, or to the best of each Loan Party’s knowledge, investigation by any Governmental Authority, or any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.
          6.15 Labor Disputes. Except as set forth on Schedule 6.15, as of the Original Closing Date (a) there is no collective bargaining agreement or other labor contract covering employees of LS&Co or any of its Domestic Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) to the best of each Loan Party’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of LS&Co or any of its Domestic Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of each Loan Party’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting LS&Co or its Domestic Subsidiaries or their employees.
          6.16 Environmental Laws. The operations and properties of LS&Co and each of its Subsidiaries comply in all respects with all applicable Environmental Laws and Environmental Permits except where such noncompliance could not reasonably be expected to have a Material Adverse Effect, and no circumstances exist that could reasonably be expected to (a) form the basis of an Environmental Claim against any Loan Party, any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (b) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.
          6.17 No Violation of Law. Neither LS&Co nor any of its Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.
          6.18 No Default. Neither LS&Co nor any of its Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which LS&Co or such Subsidiary is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.
          6.19 ERISA Compliance. Except as specifically disclosed in Schedule 6.19:
               (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of LS&Co, nothing has occurred which would cause the loss of such qualification. LS&Co and each ERISA Affiliate has made all required contributions to any Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made by any Borrower or an ERISA Affiliate with respect to any Pension Plan.
               (b) There are no pending or, to the best knowledge of each Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to have a Material Adverse Effect.
               (c) (i) No ERISA Event has occurred; (ii) for Pension Plan years beginning before January 1, 2008, no Pension Plan (other than a Multi-employer Plan) has a Funded Current Liability Percentage of less than eighty five percent (85%) as of the most recently completed valuation date; (iii) for Pension Plan years beginning after December 31, 2007, no Pension Plan (other than a Multi-employer Plan) has a Funding Target Attainment Percentage of less than eighty percent (80%) as of the most recently completed valuation date; (iv) neither LS&Co nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) neither LS&Co nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; (vi) neither LS&Co nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vii) as of the most recent valuation date for each Multi-employer Plan for which the actuarial report is available, the potential liability of any Borrower or any of its ERISA Affiliates for a complete withdrawal from such Multi-employer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal for all Multi-employer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $25,000,000.
               (d) With respect to each retirement plan or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), each Foreign Plan is in compliance with the applicable Foreign Government Scheme or Arrangement and neither LS&Co nor any of its Subsidiaries has incurred or reasonably expects to incur any liability under any Foreign Government Scheme or Arrangement, which noncompliance or liability could reasonably be expected to have a Material Adverse Effect.
          6.20 Taxes. LS&Co and its Subsidiaries have filed all federal and other tax returns and reports required to be filed, and have paid all federal and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable unless such unpaid taxes and assessments would constitute a Permitted Lien. Neither LS&Co or any of its Subsidiaries is party to any tax sharing agreement. No issues have been raised by taxing authorities that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          6.21 Regulated Entities. None of LS&Co, any Person controlling LS&Co, or any of its Subsidiaries, is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

          6.22 Use of Proceeds; Margin Regulations. Neither Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty five percent (25%) of the value of the assets (either of LS&Co or LSFCC individually, or of LS&Co and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.13 or Section 7.17 or subject to any restriction contained in any agreement or instrument between LS&Co and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 9.1(d) will be Margin Stock.
          6.23 No Material Adverse Change. Since November 26, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
          6.24 Full Disclosure. None of the representations or warranties made by LS&Co or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of LS&Co or any of its Subsidiaries in connection with the Loan Documents, taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.
          6.25 Bank Accounts. Schedule 6.25 contains a complete and accurate list of all bank accounts maintained by each Loan Party with any bank or other financial institution.
          6.26 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, LS&Co or any of its Subsidiaries of this Agreement or any other Loan Document, except as contemplated by the Loan Documents.
          6.27 Materially Adverse Agreements. Neither LS&Co nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any provisions in any of its organizational documents or other corporate restrictions that could reasonably be expected to have a Material Adverse Effect.
          6.28 Extraordinary Events. Neither the business nor the properties of LS&Co or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.
          6.29 Conduct of Business. LS&Co and its Subsidiaries, considered together, are engaged only in businesses related or incidental to the manufacture and sale of clothing and accessories and the LOS/DOS Business.

ARTICLE 7
AFFIRMATIVE AND NEGATIVE COVENANTS
          Each Borrower covenants to the Agent and each Lender that so long as any of the Obligations (other than inchoate indemnity obligations) remain outstanding or this Agreement is in effect:
          7.1 Taxes and Other Obligations. Each Borrower shall, and shall cause each of its Subsidiaries to, (a) file when due all tax returns and other reports which it is required to file and pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, except those (i) which are being contested in good faith by appropriate proceedings diligently conducted, (ii) for which adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary, and (iii) in the case of a charge or claim which has or may become a Lien against any Collateral, such contest proceedings conclusively operate to stay the sale of any portion of Collateral to satisfy such charge or claim; and (b) pay when due all Debt owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it.
          7.2 Legal Existence and Good Standing. Each Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence and its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a Material Adverse Effect.
          7.3 Compliance with Law and Agreements; Maintenance of Licenses. Each Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and all Environmental Laws). Each Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Amendment Date, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No Borrower shall modify, amend or alter its certificate or articles of incorporation, as applicable, other than in a manner which does not adversely affect the rights of the Lenders or the Agent.
          7.4 Maintenance of Property; Inspection of Property.
               (a) Each Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its property necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear excepted.
               (b) Each Borrower shall permit representatives and independent contractors of the Agent (at the expense of the Borrowers, up to three (3) times per year, unless an Event of Default has occurred and is continuing) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, at such reasonable times during normal business hours and as soon as may be reasonably desired, upon reasonable advance notice to LS&Co; provided, however, that when an Event of Default exists, the Agent may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.
          7.5 Insurance.
               (a) Each Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of any Borrower, or with Majestic Insurance International Ltd., a wholly-owned Subsidiary of LS&Co, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by businesses of similar size engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other businesses and providing for not less than thirty (30) days’ prior notice to the Agent of termination, lapse or cancellation of such insurance. Without limiting the foregoing, in the event that any improved Real Estate covered by the Mortgages is determined to be located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area (“SFHA”), each Borrower shall purchase and maintain flood insurance on the improved Real Estate and any Equipment and Inventory located on such Real Estate. The amount of said flood insurance will be reasonably determined by the Agent, and shall, at a minimum, comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973, as amended. Each Borrower shall also maintain flood insurance for its Inventory and Equipment which is, at any time, located in a SFHA.
               (b) Each Borrower shall cause the Agent, for the ratable benefit of the Agent and the Lenders, to be named as sole loss payee or mortgagee or additional insured, as appropriate, as their interests may appear, in a manner acceptable to the Agent. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days’ prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Agent shall not be affected, impaired or invalidated by any act or neglect of any Borrower or any of its Subsidiaries or the owner or the mortgagor of any Real Estate, nor by the occupation of the premises for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrowers when due, and certificates of insurance and, if requested by the Agent or any Lender, photocopies of the policies, shall be delivered to the Agent, in each case in sufficient quantity for distribution by the Agent to each of the Lenders. If the Borrowers fail to procure such insurance or to pay the premiums therefor when due, the Agent may, and at the direction of the Majority Lenders shall, do so from the proceeds of Revolving Loans.
          7.6 Insurance and Condemnation Proceeds. Each Borrower shall promptly notify the Agent and the Lenders of any loss, damage or destruction to Collateral, whether or not covered by insurance; provided that no Borrower shall be required to notify the Agent under this Section 7.6 to the extent that any such loss, damage or destruction (or any related events of such loss, damage or destruction) result in loss, damage or destruction of Collateral with an aggregate fair market value of not more than $1,000,000. The Agent is hereby authorized to collect all insurance and condemnation proceeds in respect of Collateral directly and to apply or remit them as follows:

                    (i) With respect to insurance and condemnation proceeds relating to (a) Collateral (other than Fixed Assets and Trademark Subfacility Collateral), after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in the first sentence of Section 3.4(b)(i)(3) and (b) Trademark Subfacility Collateral, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in the second sentence of Section 3.4(b)(i)(3).
                    (ii) With respect to insurance and condemnation proceeds relating to Collateral consisting of Fixed Assets, the Agent shall permit or require the applicable Borrower to use such proceeds, or any part thereof, to replace, repair, restore or rebuild the relevant Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction so long as (1) no Default or Event of Default has occurred and is continuing, (2) the aggregate proceeds do not exceed $25,000,000 and (3) the applicable Borrower first (i) provides the Agent and the Majority Lenders with plans and specifications for any such repair or restoration which shall be reasonably satisfactory to the Agent and the Majority Lenders and (ii) demonstrates to the reasonable satisfaction of the Agent and the Majority Lenders that the funds available to it will be sufficient to complete such project in the manner provided therein. In all other circumstances, the Agent shall apply such insurance and condemnation proceeds, ratably, to the reduction of the Obligations in the order provided for in the first sentence of Section 3.4(b)(i)(3).
          7.7 Environmental Laws. Each Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in compliance with all Environmental Laws applicable to it, except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect.
          7.8 Compliance with ERISA. Each Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
          7.9 Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Subsidiaries and Future Subsidiaries.
               (a) In the event that any Domestic Subsidiary of LS&Co existing on the Amendment Date that has not previously executed the Subsidiary Guaranty hereafter qualifies under the definition of “Guarantor” or “Limited Guarantor”, or in the event that any Person becomes a Domestic Subsidiary and otherwise qualifies under the definition of “Guarantor” or “Limited Guarantor” after the date hereof, the Borrowers shall promptly notify the Agent of that fact and, within thirty (30) days of such Domestic Subsidiary qualifying under the definition of “Guarantor” or “Limited Guarantor” or such Person becoming a Domestic Subsidiary, as the case may be:
                    (i) (A) cause such Subsidiary to execute and deliver to the Agent a counterpart of each of the Subsidiary Guaranty, the Pledge and Security Agreement and the Trademark Security Agreement, if applicable, and to take all such further actions and execute all such further documents and instruments as may be necessary or, in the opinion of the Agent, desirable to create in favor of the Agent, for the benefit of the Lenders, a valid and perfected first priority lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents and (B) deliver to the Agent all certificates representing the Equity Interests of such Subsidiary (accompanied by irrevocable undated stock powers, duly endorsed in blank) owned by the respective pledgor; and
                    (ii) deliver to the Agent, together with such Loan Documents, (A) certified copies of such Subsidiary’s Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, to the extent generally available and a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to the Agent, (B) a copy of such Subsidiary’s Bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to the Agent, (C) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (1) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (2) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (D) a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Agent and its counsel, as to (1) the due organization and good standing of such Subsidiary, (2) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (3) the enforceability of such Loan Documents against such Subsidiary, (4) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as the Agent may reasonably request, all of the foregoing to be in form and substance satisfactory to the Agent and its counsel; and
               (b) no Loan Party shall establish or maintain a foreign branch except in the ordinary course of business;
provided, however, neither LS&Co nor any of its Subsidiaries shall be required pursuant to this Section 7.9 to grant Liens on any Principal Property, the Equity Interests of a Restricted Subsidiary or any Debt of or issued by a Restricted Subsidiary.
          7.10 Transactions Affecting Collateral or Obligations. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, enter into any transaction which could be reasonably expected to have a Material Adverse Effect. On or prior to the Trademark Subfacility Payoff Date, LS&Co shall not transfer, or otherwise permit any of its Subsidiaries to acquire, any right, title or interest in any Trademark Subfacility Collateral other than as permitted under Section 7.17(g).

          7.11 Investment Banking and Finder’s Fees. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement other than as disclosed to the Agent. The Borrowers shall defend and indemnify the Agent and the Lenders against and hold them harmless from all claims of any Person that any Borrower is obligated to pay for any such fees, and all costs and expenses (including attorneys’ fees) incurred by the Agent and/or any Lender in connection therewith.
          7.12 LSFCC Subsidiaries. All Subsidiaries of LSFCC shall at all times after the Amendment Date have no material assets or operations.
          7.13 Liens. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC of any jurisdiction, a financing statement that names LS&Co or any of its Subsidiaries or the LS&Co. Trust as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, other than the following:
               (a) Permitted Liens;
               (b) Liens existing on the Original Closing Date and listed on Schedule 7.13 and any renewals or extensions thereof, provided that the property covered thereby is not increased (except as contemplated thereby) and any renewal or extension of the obligations secured or benefited thereby is permitted pursuant to Section 7.15(c)(i);
               (c) purchase money Liens upon or in real property or Equipment acquired or held by LS&Co or any of its Subsidiaries (other than LSFCC and the Excluded Subsidiary) in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition or improvement of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this Section 7.13(c) shall not exceed the amount permitted under Section 7.15(c)(iii) at any time outstanding;
               (d) Liens consisting of assignments, pledges or deposits securing the performance of, or payment in respect of, the customs duties owed to customs and revenue authorities arising in the ordinary course of business and as a matter of law in connection with the importation of goods, or securing guarantees, standby letters of credit, performance bonds or other similar bonds which, in turn, secure the payment of such customs duties to customs or revenue authorities;

               (e) Liens arising in connection with Capital Leases permitted under Section 7.15(c)(xviii); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capital Leases;
               (f) Liens (other than Liens on assets of LSFCC, LSIFCS or the Excluded Subsidiary) attaching to ownership interests in joint ventures (whether in partnership, corporate or other form) or attaching to intellectual property rights relating to such joint ventures;
               (g) Liens (other than Liens on assets of LSFCC, LSIFCS or the Excluded Subsidiary) created in connection with (A) Equipment Financing Transactions permitted under Section 7.15(c)(viii) and (B) Real Estate Financing Transactions permitted under Section 7.15(c)(vii); provided, however, that no such Lien shall extend to or cover property (other than the property subject to such Equipment Financing Transaction or Real Estate Financing Transaction) or Collateral;
               (h) Liens created pursuant to applications or reimbursement agreements pertaining to documentary letters of credit which encumber documents and goods of LS&Co or any of its Subsidiaries (other than LSFCC, LSIFCS, the LS&Co Trust or the Excluded Subsidiary) constituting part of the goods covered by the applicable letter of credit and the products and proceeds thereof;
               (i) Liens (other than Liens on assets of the Excluded Subsidiary) in favor of the counterparty to a repurchase agreement entered into in the ordinary course of business and permitted under Section 7.14(d) on the cash and Cash Equivalents that are the subject of such repurchase agreement;
               (j) any interest or title of a lessor or a sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other permitted Liens in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect;
               (k) leases or subleases granted to others in the ordinary course of business not interfering with the ordinary conduct of the business of the grantor thereof;
               (l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, or by virtue of the terms of an account agreement relating to a deposit account not required pursuant to the Loan Documents to be subject to a control agreement; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by LS&Co or any of its Subsidiaries owning the affected deposit account or other funds maintained with a creditor depository institution in excess of those set forth by regulations promulgated by the Federal Reserve Board or any foreign regulatory agency performing an equivalent function, and (ii) such deposit account is not intended by LS&Co or any of its Subsidiaries to provide collateral (other than such as is ancillary to the establishment of such deposit account) to the depository institution;

               (m) Liens, assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by LS&Co or any of its Subsidiaries (other than the Excluded Subsidiary) under workmens’ compensation laws, unemployment insurance laws or similar legislation;
               (n) Liens on property of any Foreign Subsidiary;
               (o) Liens on all or a portion of the IP Facility Collateral, and second priority Liens on Collateral, granted to the lenders pursuant to an IP Facility; provided that (i) on or prior to the Trademark Subfacility Payoff Date, no Borrower shall, nor shall any Borrower permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly create, incur, assume or suffer to exist any Lien on the Trademark Subfacility Collateral other than any Liens in favor of the Agent, (ii) an Intercreditor Agreement in form and substance satisfactory to the Lenders is executed in connection with such IP Facility and (iii) the Agent shall be granted a license in respect of the IP Facility Collateral relating to the sale of Inventory, in form and substance satisfactory to the Agent in connection with any such transaction;
               (p) Liens in favor of LS&Co on Accounts of LS&Co transferred to LSFCC;
               (q) Liens on cash, Cash Equivalents or other assets of LS&Co or any of its Subsidiaries (other than LSFCC and the Excluded Subsidiary) deposited in a margin account securing Ordinary Course Hedge Agreements permitted under Section 7.15(c)(iv);
               (r) Liens on inventory and accounts receivable of foreign branches of Limited Guarantors in connection with Dispositions allowed under Section 7.17(q) hereof; and
               (s) other Liens on assets other than Collateral securing Debt outstanding of LS&Co or any of its Subsidiaries (other than LSFCC, the LS&Co Trust and the Excluded Subsidiary) in an aggregate principal amount not to exceed $30,000,000 at any time;
provided, that (i) the requirements of this Section 7.13 shall not apply during any Minimum Excess Availability Period (except with respect to Collateral, including the requirements of Section 7.13(o)), and (ii) no Default or Event of Default shall be deemed to have occurred following any Minimum Excess Availability Period based solely on any Liens created, incurred, assumed or suffered to exist during any Minimum Excess Availability Period and any such Liens shall not be taken into account when applying the dollar limitations set forth in this Section 7.13.
          7.14 Investments. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly make or hold any Investments, except:
               (a) Investments existing on the Original Closing Date and described on Schedule 7.14 and any extensions or renewals thereof or conversions of any such loan Investments to equity Investments;

               (b) equity Investments by LS&Co and its Subsidiaries in their Subsidiaries existing on the Original Closing Date and described on Schedule 7.14;
               (c) advances by LS&Co or any of its Subsidiaries (other than the Excluded Subsidiary) to officers, directors and employees of LS&Co or any of its Subsidiaries (other than the Excluded Subsidiary) for travel, entertainment, relocation and analogous ordinary business purposes;
               (d) Investments by LS&Co, any Guarantor or any Limited Guarantor in Short-term Investments held either (i) in an account subject to a control agreement or (ii) in an account not subject to a control agreement, provided that (A) each such account is maintained with a financial institution with which such Person has not entered into a control agreement in relation to any other account, (B) the aggregate assets in all accounts maintained by such Person with such financial institution at no time exceed $100,000, and (C) the aggregate amount of assets in all accounts of all such Persons not subject to control agreements at no time exceeds $1,000,000;
               (e) Investments by LS&Co or any of its Subsidiaries (other than the Excluded Subsidiary) consisting of intercompany Debt permitted under Section 7.15;
               (f) Investments by LS&Co or any of its Subsidiaries (other than the Excluded Subsidiary) received in satisfaction or partial satisfaction of extensions of credit to customers or suppliers of LS&Co or any of its Subsidiaries (other than the Excluded Subsidiary) in the ordinary course of business;
               (g) Investments by LS&Co in LSFCC or any Guarantor, and Investments by LSFCC in LS&Co;
               (h) Investments by any Guarantor in LS&Co, LSFCC or any other Guarantor;
               (i) Investments by any Limited Guarantor or foreign branch of a Limited Guarantor in LS&Co, LSFCC, any Guarantor or any other Limited Guarantor;
               (j) Investments by any Foreign Subsidiary;
               (k) Investments permitted under Section 7.16 or 7.18;
               (l) so long as the Minimum Intercompany Transaction Requirement is met, Investments by LS&Co in any of its Subsidiaries (other than the Excluded Subsidiary), Investments by any of its Subsidiaries (other than the Excluded Subsidiary) in LS&Co and Investments by any of its Subsidiaries (other than LSFCC and the Excluded Subsidiary) in any of its other Subsidiaries (other than the Excluded Subsidiary), provided that Investments in Subsidiaries of LS&Co (other than the Excluded Subsidiary) that are Insolvent immediately prior to the making of any such Investment shall not exceed $10,000,000 in the aggregate in any Fiscal Year;

               (m) Investments by LS&Co in any of its Subsidiaries (other than the Excluded Subsidiary) and Investments by any of its Subsidiaries (other than the Excluded Subsidiary) in LS&Co or any of its other Subsidiaries (other than the Excluded Subsidiary) resulting from a Disposition permitted under Section 7.17(m);
               (n) other Investments by LS&Co and its Subsidiaries (other than LSFCC and the Excluded Subsidiary) not otherwise permitted under this Section 7.14, provided that (i) no Default or Event of Default shall have occurred and be continuing at the time such Investment is made or after giving effect thereto and (ii) after giving effect thereto, (A) on or prior to the Trademark Subfacility Payoff Date, (1) such other Investments by LS&Co and its Subsidiaries (other than LSFCC and the Excluded Subsidiary) not otherwise permitted under this Section 7.14 shall not exceed $15,000,000 in the aggregate and (2) the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive Fiscal Quarters ended on the last day of the Fiscal Quarter most recently reported is not less than 1.00 to 1.00, and (B) after the Trademark Subfacility Payoff Date, the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive Fiscal Quarters ended on the last day of the Fiscal Quarter most recently reported is not less than 1.00 to 1.00;
               (o) contribution of a promissory note executed by Levi Strauss & Co. Europe S.A. in favor of Levi Strauss Continental S.A. (or its successors) from Levi Strauss Continental S.A. (or its successors) to LSIFCS in connection with sales permitted under Sections 7.17(e) and 7.17(m);
               (p) Investments by LS&Co into the LS&Co. Trust and by the LS&Co. Trust permitted by the LS&Co. Trust Agreement; and
               (q) Investments by foreign branches of Limited Guarantors not to exceed $15,000,000 in the aggregate at any time outstanding;
provided, however, that for all purposes under this Section 7.14 all direct and indirect references to “Limited Guarantors” shall exclude foreign branches of Limited Guarantors; provided further, that (i) the requirements of this Section 7.14 (other than the requirements of Section 7.14(d)) shall not apply (A) during any Minimum Excess Availability Period (I) occurring during the period beginning on the Amendment Date and ending on the Trademark Subfacility Payoff Date (so long as (x) after giving effect to any proposed Investment, Availability would not be less than $100,000,000 with respect to intercompany transactions or $125,000,000 with respect to third party transactions and (y) immediately before and after giving effect to any proposed Investment, no Default or Event of Default has occurred and is continuing) or (II) occurring during the period beginning on the date after the Trademark Subfacility Payoff Date (so long as (x) after giving effect to any proposed Investment, Availability would not be less than $25,000,000 and (y) immediately before and after giving effect to any proposed Investment, no Default or Event of Default has occurred and is continuing), or (B) to any Investments made or held with the proceeds of the issuance of Equity Interests of LS&Co or any Foreign Subsidiary, (ii) no Default or Event of Default shall be deemed to have occurred following any Minimum Excess Availability Period based solely on any Investments made during any Minimum Excess Availability Period and any such Investments shall not be taken into account when applying the dollar limitations set forth in this Section 7.14, and (iii) notwithstanding the foregoing, the requirements of Section 7.14(n) (other than Section 7.14(n)(ii)(A)(1)) shall continue to apply during any Minimum Excess Availability Period to Consolidated Investments (other than Consolidated Investments, the purchase price of which does not exceed, in the aggregate, $15,000,000 during any Fiscal Year).
          7.15 Debt. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly create, incur, assume or suffer to exist any Debt, except:
               (a) in the case of LS&Co,
                    (i) Debt owed to LSFCC or any Subsidiary (other than the Excluded Subsidiary), which Debt, if owed to any Guarantor or Limited Guarantor, (A) shall constitute Pledged Debt and (B) shall be evidenced by promissory notes in form and substance satisfactory to the Agent, shall be subordinated in right of payment to the Full Payment of the Obligations and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Agent pursuant to the terms of the Pledge and Security Agreement;
                    (ii) Debt of LS&Co issued in a Capital Markets Transaction provided such Debt is unsecured and such Debt does not have a stated maturity date or required principal payments earlier than six months after the Stated Termination Date;
                    (iii) Guarantees of LS&Co under the LS&Co. Trust Agreement, provided that the investment activities of the LS&Co. Trust are in compliance with the Investment Policies; and
                    (iv) Guarantees of LS&Co in respect of the obligations of Guarantors or Limited Guarantors arising under or in connection with Selected Revolving Lender Cash Management Services;
               (b) in the case of Subsidiaries (other than the Excluded Subsidiary) specified in this Section 7.15(b),
                    (i) Debt owed to LS&Co by LSFCC or any Guarantor or Debt owed to any Guarantor or any Limited Guarantor by another Guarantor, which Debt (A) shall constitute Pledged Debt and (B) shall, except in the case of Redeemable Preferred Interests, be evidenced by promissory notes in form and substance satisfactory to the Agent, shall be subordinated in right of Full Payment of the Obligations, and such promissory notes shall be pledged as security for the Obligations of the holder thereof under the Loan Documents to which such holder is a party and delivered to the Agent pursuant to the terms of the Pledge and Security Agreement;
                    (ii) Debt owed to any Limited Guarantor by any Guarantor or another Limited Guarantor;
                    (iii) Debt owed to any Foreign Subsidiary by any Guarantor, any Limited Guarantor or another Foreign Subsidiary;

               (c) in the case of LS&Co and Subsidiaries (other than the Excluded Subsidiary) specified in this Section 7.15(c),
                    (i) Debt of LS&Co and its Subsidiaries outstanding on the Original Closing Date and listed on Schedule 6.9;
                    (ii) Debt of LS&Co and its Subsidiaries under the Loan Documents;
                    (iii) Debt of LS&Co and its Subsidiaries (other than LSFCC and the Excluded Subsidiary) secured by Liens permitted by Section 7.13(c) not to exceed in the aggregate $50,000,000 at any time outstanding;
                    (iv) Debt of LS&Co, LSIFCS or any Material Domestic Subsidiary (other than the Excluded Subsidiary) in respect of Ordinary Course Hedge Agreements and consistent with prudent business practice, provided that the aggregate Hedge Termination Value of all such Ordinary Course Hedge Agreements with third parties under which LS&Co, LSIFCS or any Material Domestic Subsidiary (other than the Excluded Subsidiary) would be required to make a payment on termination thereof does not exceed in the aggregate $75,000,000;
                    (v) so long as the Minimum Intercompany Transaction Requirement is met, Debt of LS&Co and its Subsidiaries (other than LSFCC and the Excluded Subsidiary) to LSIFCS in the ordinary course of business and Debt of LSIFCS to LS&Co and any of its other Subsidiaries (other than LSFCC and the Excluded Subsidiary) in the ordinary course of business;
                    (vi) Debt of LS&Co under an IP Facility, provided an Intercreditor Agreement in form and substance satisfactory to the Lenders is executed in connection with such IP Facility;
                    (vii) Debt of LS&Co and its Subsidiaries (other than LSFCC and the Excluded Subsidiary) in the form of Real Estate Financing Transactions, provided the aggregate principal amount of all Debt permitted under this Section 7.15(c)(vii) and Section 7.15(c)(viii) (including all such Debt existing on the Original Closing Date and listed on Schedule 6.9) does not exceed in the aggregate $175,000,000 at any time outstanding;
                    (viii) Debt of LS&Co and its Subsidiaries (other than LSFCC and the Excluded Subsidiary) in the form of Equipment Financing Transactions, provided the aggregate principal amount of all Debt permitted under this Section 7.15(c)(viii) and Section 7.15(c)(vii) (including all such Debt existing on the Original Closing Date and listed on Schedule 6.9) does not exceed in the aggregate $175,000,000 at any time outstanding;
                    (ix) Ordinary Course Hedge Agreements between LS&Co and its Subsidiaries (other than LSFCC and the Excluded Subsidiary) and between LSIFCS and any other Subsidiaries of LS&Co (other than LSFCC and the Excluded Subsidiary) in the ordinary course of business;

                    (x) customary unsecured indemnification obligations and other unsecured Guarantees of LS&Co incurred in connection with any Permitted Foreign Receivables Transaction or any Foreign Inventory Transaction;
                    (xi) Debt of LS&Co to any of its Subsidiaries (other than LSFCC and the Excluded Subsidiary) or of any of its Subsidiaries (other than LSFCC and the Excluded Subsidiary) to any of its Subsidiaries (other than LSFCC and the Excluded Subsidiary) in connection with the purchases of Inventory or raw materials in the ordinary course of business in an amount not to exceed the purchase price thereof and any related servicing fees;
                    (xii) Debt of LS&Co and its Subsidiaries (other than the Excluded Subsidiary) arising from the honoring of a check, draft, wire transfer or similar instrument against insufficient funds; provided that such Debt is unsecured other than by a Lien permitted pursuant to Section 7.13(l) or is supported by a Letter of Credit;
                    (xiii) so long as the Minimum Intercompany Transaction Requirement is met, Debt of LS&Co to any of its Subsidiaries (other than the Excluded Subsidiary) and Debt of any of its Subsidiaries (other than the Excluded Subsidiary) to LS&Co or to any of its other Subsidiaries (other than LSFCC and the Excluded Subsidiary);
                    (xiv) Debt of LS&Co to any of its Subsidiaries (other than the Excluded Subsidiary) and Debt of any of its Subsidiaries (other than the Excluded Subsidiary) to LS&Co or to any of its other Subsidiaries (other than the Excluded Subsidiary) incurred in connection with a Disposition permitted under Sections 7.17(e) and 7.17(m);
                    (xv) Debt of any Foreign Subsidiary to any Person other than LS&Co or any of its Subsidiaries;
                    (xvi) in addition to the foregoing Sections 7.15(c)(i)-(xv) and without duplication, Debt (other than Debt under Ordinary Course Hedge Agreements) of LS&Co and its Subsidiaries (other than LSFCC and the Excluded Subsidiary), provided that the sum, without duplication, of the aggregate principal amount of all Debt outstanding at any time under this Section 7.15(c)(xvi) and Section 7.15(c)(xvii) shall not exceed $150,000,000 at any time;
                    (xvii) Debt (other than Debt under Ordinary Course Hedge Agreements) of LSFCC not exceeding $10,000,000 in aggregate principal amount at any time outstanding;
                    (xviii) Capital Leases of LS&Co, LSFCC, any Guarantor or any Limited Guarantor not exceeding $75,000,000 in aggregate principal amount at any time outstanding; and
                    (xix) obligations of LS&Co to purchase Equity Interests from present or former employees, directors or other recipients (and their beneficiaries) of such Equity Interests under LS&Co’s incentive compensation plans and agreements as provided under such plans and agreements;

provided, however, that for all purposes under this Section 7.15 all direct and indirect references to “Limited Guarantors” shall exclude foreign branches of Limited Guarantors; provided further, that (i) the requirements of this Section 7.15 shall not apply during any Minimum Excess Availability Period (A) occurring during the period beginning on the Amendment Date and ending on the Trademark Subfacility Payoff Date (so long as (I) after giving effect to any proposed Debt, Availability would not be less than $100,000,000 with respect to intercompany transactions or $125,000,000 with respect to third party transactions and (II) immediately before and after giving effect to any proposed Debt, no Default or Event of Default has occurred and is continuing) or (B) occurring during the period beginning on the date after the Trademark Subfacility Payoff Date (so long as (I) after giving effect to any proposed Debt, Availability would not be less than $25,000,000 and (II) immediately before and after giving effect to any proposed Debt, no Default or Event of Default has occurred and is continuing), and (ii) no Default or Event of Default shall be deemed to have occurred following any Minimum Excess Availability Period based solely on any Debt created, incurred or assumed during any Minimum Excess Availability Period and any such Debt shall not be taken into account when applying the dollar limitations set forth in this Section 7.15.
     7.16 Fundamental Changes. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom:
          (a) LS&Co may merge into or consolidate with LSFCC, and LSFCC may merge into or consolidate with LS&Co; provided that the Person formed by such merger or consolidation shall be LS&Co;
          (b) any Domestic Subsidiary (other than LSFCC) may merge into or consolidate with, or may be liquidated, wound-up or dissolved into, LS&Co or any other Domestic Subsidiary (other than LSFCC); provided that (i) the Person formed by such merger or consolidation, or into which such Domestic Subsidiary is liquidated, wound-up or dissolved (A) in the case of any such transaction involving LS&Co, shall be LS&Co, (B) in the case of any such transaction involving a Guarantor and not LS&Co, shall be a Guarantor, and (C) in the case of any such transaction involving a Limited Guarantor and not LS&Co, shall be a Limited Guarantor, and (ii) concurrently with or prior to the consummation of such transaction, LS&Co shall have or caused to be delivered to the Agent such instruments, agreements or other documents as contemplated under Section 7.9(a) as the Agent may reasonably request; provided further that a Domestic Subsidiary that is not Solvent shall in no case merge into or consolidate with, or be liquidated, wound-up or dissolved into any Guarantor or LS&Co;
          (c) any Foreign Subsidiary may merge into or consolidate with, or may be liquidated, wound-up or dissolved into, LS&Co, any Guarantor, any Limited Guarantor or any Foreign Subsidiary (other than LSFCC); provided that the Person formed by such merger or consolidation, or into which such Foreign Subsidiary is liquidated, wound-up or dissolved (i) in the case of any such transaction involving LS&Co, shall be LS&Co, (ii) in the case of any such transaction involving a Guarantor and not LS&Co, shall be a Guarantor, and (ii) in the case of any such transaction involving a Limited Guarantor and not LS&Co, shall be a Limited Guarantor; provided further that a Foreign Subsidiary that is not Solvent shall in no case merge into or consolidate with, or be liquidated, wound-up or dissolved into a Domestic Subsidiary or LS&Co;
          (d) the LS&Co Trust may merge into or consolidate with any other trust adopted and maintained by LS&Co for a similar purpose pursuant to a trust agreement in form and substance satisfactory to the Agent;
          (e) LS&Co and any of its Subsidiaries (other than the Excluded Subsidiary) may make any Disposition permitted pursuant to Section 7.17(k) or 7.17(m); and
          (f) LS&Co may discontinue any operation of the Excluded Subsidiary.
     7.17 Dispositions. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly make any Disposition or enter into any agreement to make any Disposition, except:
          (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, including any property no longer used in the business;
          (b) Dispositions of Inventory (i) in the ordinary course of business or (ii) by LS&Co or any of its Subsidiaries (other than the Excluded Subsidiary) to LS&Co or any of its Subsidiaries (other than the Excluded Subsidiary) in arms length transactions in the ordinary course of business;
          (c) Dispositions of accounts receivable to collection agencies provided the aggregate face amount of all such accounts receivable does not exceed $3,000,000 during any Fiscal Year;
          (d) Dispositions by any Foreign Subsidiary;
          (e) Dispositions permitted by Section 7.16;
          (f) Dispositions of real property pursuant to Real Estate Financing Transactions permitted under Section 7.15(c)(vii);
          (g) Licenses of IP Rights in the ordinary course of business (other than by or to the Excluded Subsidiary);
          (h) Transfers and contributions of funds from time to time (i) by LS&Co to trusts adopted and maintained by LS&Co in connection with the deferred compensation plans adopted by LS&Co (collectively, the “LS&Co. Deferred Compensation Plan”) for the purpose of contributing funds to be held until paid to participants in the LS&Co. Deferred Compensation Plan and their beneficiaries (together with any successors, collectively, the “LS&Co. Trust”) pursuant to the related trust agreements (collectively, the “LS&Co. Trust

Agreement”) and (ii) by the LS&Co. Trust to plan participants or LS&Co in accordance with the LS&Co. Trust Agreement;
          (i) Licenses of the IP Facility Collateral other than in the ordinary course of business or other Dispositions of all right, title and interest in any IP Facility Collateral, provided that (i) the Net Proceeds from any such Disposition are applied to the prepayment of obligations in accordance with the terms of any IP Facility, and (ii) each such Disposition is for fair market value (in the case of any material Disposition, as determined in good faith by the board of directors of LS&Co), provided further that, with respect to the IP Facility Collateral subject to any such Disposition, the sales in the applicable jurisdictions for the prior twelve-month period of Inventory using such IP Facility Collateral in the production thereof do not in the aggregate (A) with respect to any single Disposition (or series of Dispositions) account for more than five percent (5%) of the consolidated net sales of LS&Co and its Subsidiaries for the prior twelve-month period and (B) with respect to all such Dispositions account for more than ten percent (10%) of the consolidated net sales of LS&Co and its Subsidiaries for the prior twelve-month period;
          (j) Dispositions of equipment pursuant to Equipment Financing Transactions permitted under Section 7.15(c)(viii);
          (k) so long as the Minimum Intercompany Transaction Requirement is met, Dispositions by LS&Co to any of its Subsidiaries (other than the Excluded Subsidiary) of property other than Inventory, Accounts and, on or prior to the Trademark Subfacility Payoff Date, the Trademark Subfacility Collateral and Dispositions by any of its Subsidiaries (other than the Excluded Subsidiary) to LS&Co or (except in the case of LSFCC and the Excluded Subsidiary) any of its other Subsidiaries of property other than accounts receivable and inventory;
          (l) other Dispositions by LS&Co and its Subsidiaries (other than the Excluded Subsidiary) of property other than Inventory, Accounts and IP Facility Collateral and, on or prior to the Trademark Subfacility Payoff Date, the Trademark Subfacility Collateral; provided that (i) at the time of any such Disposition, no Default or Event of Default shall exist or shall result from such Disposition; (ii) the consideration received for such Disposition shall be in an amount at least equal to the fair market value of the assets sold, transferred, licensed or otherwise disposed of; (iii) at least seventy five percent (75%) of the consideration received for such Disposition shall be cash; (iv) the non-cash consideration received for all such Dispositions in the aggregate shall not exceed $40,000,000 at any time outstanding; and (v) the aggregate fair market value of all assets so sold, transferred, licensed or otherwise disposed of by LS&Co and its Subsidiaries shall not exceed $50,000,000 in any Fiscal Year;
          (m) Dispositions, other than, on or prior to the Trademark Subfacility Payoff Date, of the Trademark Subfacility Collateral, for no more than fair market value of property, including Equity Interests, (i) of any Borrower to the other Borrower; (ii) of any Guarantor to any Borrower or another Guarantor; (iii) of any Limited Guarantor to LS&Co, LSFCC, any Guarantor or another Limited Guarantor; and (iv) of any Foreign Subsidiary to LS&Co or any of its other Subsidiaries (other than the Excluded Subsidiary);

          (n) Dispositions constituting leases or subleases granted to others in the ordinary course of business not interfering with the ordinary conduct of the business of the grantor thereof;
          (o) Dispositions involving the liquidation of any Foreign Subsidiary held directly by any Borrower, any Guarantor or any Limited Guarantor, provided that such Disposition is for the purpose of converting LS&Co’s business in such foreign region into licensee operations;
          (p) a Disposition of the promissory note permitted pursuant to Section 7.14(o);
          (q) Dispositions of inventory and accounts receivable by foreign branches of Limited Guarantors, provided that (i) the consideration received for such Disposition shall be in an amount at least equal to the fair market value of the assets sold, transferred, licensed or otherwise disposed of and (ii) at least seventy-five percent (75%) of the consideration received for such Disposition shall be cash;
          (r) Dispositions of Short-term Investments in exchange for cash or other Short-term Investments; and
          (s) on or prior to the Trademark Subfacility Payoff Date, Dispositions of any Trademark Subfacility Collateral; provided that (i) at the time of any such Disposition, no Default or Event of Default shall exist or shall result from such Disposition; (ii) the consideration received for such Disposition shall be in an amount at least equal to the fair market value of the assets sold, transferred, licensed or otherwise disposed of; and (iii) at least seventy five percent (75%) of the consideration received for such Disposition shall be cash; provided further that the proceeds of such Dispositions shall be applied as required by Sections 3.4(b)(i)(2) and 3.4(b)(i)(3);
provided, however, that for all purposes under this Section 7.17 (i) all direct and indirect references to “Limited Guarantors” shall exclude foreign branches of Limited Guarantors and (ii) foreign branches of Limited Guarantors shall be treated as separate entities constituting Foreign Subsidiaries, except with respect to Section 7.17(d); provided further, that (i) the requirements of this Section 7.17 shall not apply (A) during any Minimum Excess Availability Period to any Dispositions other than Dispositions of Accounts, Inventory and, on or prior to the Trademark Subfacility Payoff Date, the Trademark Subfacility Collateral, or (B) during any Minimum Excess Availability Period (I) occurring during the period beginning on the Amendment Date and ending on the Trademark Subfacility Payoff Date (so long as (x) after giving effect to any proposed Disposition, Availability would not be less than $100,000,000 with respect to intercompany transactions or $125,000,000 with respect to third party transactions and (y) immediately before and after giving effect to any proposed Disposition, no Default or Event of Default has occurred and is continuing) or (II) occurring during the period beginning on the date after the Trademark Subfacility Payoff Date (so long as (x) after giving effect to any proposed Disposition, Availability would not be less than $25,000,000 and (y) immediately before and after giving effect to any proposed Disposition, no Default or Event of Default has occurred and is continuing), and (ii) no Default or Event of Default shall be deemed to have occurred following any Minimum Excess Availability Period based solely on any Dispositions made during any Minimum Excess Availability Period and any such Dispositions shall not be taken into account when applying the dollar limitations set forth in this Section 7.17.
     7.18 Restricted Payments. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, directly or indirectly declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (collectively, “Restricted Payments”), except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
          (a) LS&Co may declare and pay dividends and distributions payable only in common stock (other than Disqualified Stock) of LS&Co and may purchase Equity Interests from present or former employees, directors or other recipients (and their beneficiaries) of such Equity Interests under LS&Co’s incentive compensation plans and agreements as provided under such plans and agreements; and
          (b) (i) any Subsidiary of LS&Co (other than the Excluded Subsidiary) may declare and pay cash dividends, other cash distributions and dividends and distributions payable in property or in common stock (other than Disqualified Stock) of such Subsidiary to LS&Co and (ii) cash dividends, other cash distributions and dividends and distributions payable in property or in common stock (other than Disqualified Stock) may be declared and paid by (A) any Guarantor to LSFCC or any other Guarantor or any Limited Guarantor of which such Guarantor is a Subsidiary, (B) any Limited Guarantor to LSFCC, any Guarantor or any other Limited Guarantor of which such Limited Guarantor is a Subsidiary, and (C) any Foreign Subsidiary to any Subsidiary of which such Foreign Subsidiary is a Subsidiary; provided in each case that any dividends paid by a Subsidiary of LS&Co which is not a wholly-owned Subsidiary are paid to all stockholders thereof on a pro rata basis or on a basis that results in the receipt by LS&Co or a Subsidiary that is the parent of that Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis;
provided, that (i) the requirements of this Section 7.18 shall not apply (A) during any Minimum Excess Availability Period (I) occurring during the period beginning on the Amendment Date and ending on the Trademark Subfacility Payoff Date (so long as (x) after giving effect to any proposed Restricted Payment, Availability would not be less than $100,000,000 with respect to intercompany transactions or $125,000,000 with respect to third party transactions and (y) immediately before and after giving effect to any proposed Restricted Payment, no Default or Event of Default has occurred and is continuing) or (II) occurring during the period beginning on the date after the Trademark Subfacility Payoff Date (so long as (x) after giving effect to any proposed Restricted Payment, Availability would not be less than $25,000,000 and (y) immediately before and after giving effect to any proposed Restricted Payment, no Default or Event of Default has occurred and is continuing), or (B) to any Restricted Payments made or declared with the proceeds of the issuance of Equity Interests of LS&Co or any Foreign Subsidiary, and (ii) no Default or Event of Default shall be deemed to have occurred following any Minimum Excess Availability Period based solely on any Restricted Payment made, declared or otherwise paid during any Minimum Excess Availability Period and any such Restricted Payments shall not be taken into account when applying the dollar limitations set forth in this Section 7.18.
     7.19 Change in Nature of Business. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, directly or indirectly engage in any business not related or incidental to the manufacture and sale of clothing and accessories. The LOS/DOS Business is a business that is related or incidental to the manufacture and sale of clothing within the meaning of the preceding sentence. LSFCC shall not, and LS&Co shall not suffer or permit LSFCC to, (a) cease to be a directly held wholly-owned Domestic Subsidiary of LS&Co (except as contemplated in Section 7.16(a)) or (b) engage in any business other than the purchase, holding and servicing of Inventory and Accounts generated by LS&Co, the processing of accounts payable of LS&Co and its Subsidiaries, procurement support services for LS&Co and its Subsidiaries and other accounting and general customer relationship functions.
     7.20 Transactions with Affiliates. Subject to Section 7.17(m), no Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, directly or indirectly enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to LS&Co or such Subsidiary as would be obtainable by LS&Co or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.
     7.21 Burdensome Agreements. No Borrower shall, nor shall any Borrower permit any of its Domestic Subsidiaries to, directly or indirectly enter into or suffer to exist any agreement or arrangement limiting the ability of any of such Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, LS&Co or any of such Subsidiaries (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (a) the Loan Documents, (b) restrictions on the declaration or payment or other distributions in respect of such Equity Interests contained in documentation for any Capital Markets Transaction permitted under Section 7.15(a)(ii) provided such restrictions do not prohibit any actions expressly permitted hereunder, (c) restrictions on the foregoing (other than restrictions of the type set forth in clause (b)), if any, contained in documentation for any Capital Markets Transaction permitted under Section 7.15(a)(ii) provided that any such restrictions shall be deemed to be included herein as if set forth in this Agreement, (d) restrictions on the transfer of the property subject to Equipment Financing Transactions permitted under Section 7.15(c)(viii), Real Estate Financing Transactions permitted under Section 7.15(c)(vii) and Dispositions permitted under Section 7.17, (e) restrictions placed on the transfer by a Subsidiary (other than the Excluded Subsidiary) of IP Rights granted by LS&Co in connection with the terms of licenses between LS&Co and any of its Subsidiaries (other than the Excluded Subsidiary) relating to such IP Rights, (f) restrictions required to be placed on the transfer of property pursuant to a Lien permitted under Section 7.13, and (g) restrictions contained in the documentation for an IP Facility.
     7.22 Lease Obligations. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, create, incur, assume or suffer to exist, any obligations as lessee (a) for the rental or hire of real or personal property in connection with any sale and leaseback transaction other than (i) Capital Leases permitted under Section 7.15(c)(xviii), (ii) Real Estate Financing Transactions permitted under Section 7.15(c)(vii) and (iii) Equipment Financing Transactions permitted under Section 7.15(c)(viii), or (b) for the rental or hire of other real or personal property of any kind under leases or agreements to lease (excluding Capital Leases) other than (i) leases in existence on the Amendment Date and (ii) leases entered into or assumed by LS&Co or any of its Subsidiaries (other than the Excluded Subsidiary) after the date hereof in the ordinary course of business.
     7.23 Amendments of Certain Documents. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries or the LS&Co. Trust to, amend, any of its organizational documents if the effect of such amendment would be materially adverse to LS&Co or to the Lenders.
     7.24 Prepayments, Etc., of Debt. No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Debt, except (a) the prepayment of the Loans in accordance with the terms of this Agreement and the prepayment of Debt payable to LS&Co, (b) the payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of a permitted Disposition, (c) the prepayment of secured Debt, in whole or in part, in conjunction with the refinancing of such Debt provided that (i) the proceeds from such refinancing are sufficient to prepay such Debt or part thereof being refinanced and (ii) there is no increase in the Aggregate Revolver Outstandings as a result of such prepayment, (d) the close out of Ordinary Course Hedge Agreements, (e) Debt of LS&Co to any of its Subsidiaries (other than the Excluded Subsidiary) and Debt of any of its Subsidiaries (other than the Excluded Subsidiary) to LS&Co or any of its other Subsidiaries (other than the Excluded Subsidiary) to the extent such Debt to be prepaid is permitted pursuant to Section 7.15, in each case, in accordance with any subordination terms thereof, (f) prepayment by Foreign Subsidiaries of Debt of Foreign Subsidiaries; (g) mandatory prepayments required under the documentation for an IP Facility; and (h) prepayments of LS&Co’s outstanding 12.25% senior notes due December 2012; provided that (i) the requirements of this Section 7.24 shall not apply (A) during any Minimum Excess Availability Period (I) occurring during the period beginning on the Amendment Date and ending on the Trademark Subfacility Payoff Date (so long as (x) after giving effect to any proposed prepayment, redemption, purchase, defeasance or other satisfaction of Debt, Availability would not be less than $125,000,000 and (y) immediately before and after giving effect to any proposed prepayment, redemption, purchase, defeasance or other satisfaction of Debt, no Default or Event of Default has occurred and is continuing) or (II) occurring during the period beginning on the date after the Trademark Subfacility Payoff Date (so long as (x) after giving effect to any proposed prepayment, redemption, purchase, defeasance or other satisfaction of Debt, Availability would not be less than $25,000,000 and (y) immediately before and after giving effect to any proposed prepayment, redemption, purchase, defeasance or other satisfaction of Debt, no Default or Event of Default has occurred and is continuing) or (B) to any prepayment, redemption, purchase, defeasance or other satisfaction of Debt made with the proceeds of the issuance of Equity Interests of LS&Co or any Foreign Subsidiary, and (ii) no Default or Event of Default shall be deemed to have occurred following any Minimum Excess Availability Period based solely on any prepayments, redemptions, purchases, defeasances or other satisfactions of Debt made, declared or otherwise paid during any Minimum Excess Availability Period and any such prepayments, redemptions, purchases, defeasances or other satisfactions of Debt shall not be taken into account when applying the dollar limitations set forth in this Section 7.24.
     7.25 Negative Pledge. No Borrower shall, nor shall any Borrower permit any of its Domestic Subsidiaries to, enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except:
          (a) negative pledges existing on property of LS&Co and its Subsidiaries on the Original Closing Date and listed on Schedule 7.13;
          (b) negative pledges in favor of the Agent and the Lenders;
          (c) negative pledges in connection with any purchase money Debt permitted under Section 7.15(c)(iii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt;
          (d) negative pledges in connection with any Capital Lease permitted under Section 7.15(c)(xviii) solely to the extent that such Capital Lease prohibits a Lien on the property subject thereto;
          (e) negative pledges on the property subject to Equipment Financing Transactions permitted under Section 7.15(c)(viii) and Real Estate Financing Transactions permitted under Section 7.15(c)(vii), and negative pledges on the property subject to Liens permitted under Section 7.13;
          (f) negative pledges on IP Rights licensed from third parties, provided such negative pledges expressly permit Liens on such IP Rights in favor of the Agent and in favor of the collateral agent for the lenders under an IP Facility;
          (g) negative pledges with respect to property of LS&Co and its Subsidiaries (other than the Excluded Subsidiary) contained in documentation for any Capital Markets Transaction (provided such negative pledges expressly permit Liens in favor of the Agent and in favor of the agent for an IP Facility on all assets of LS&Co and its Subsidiaries (other than the Excluded Subsidiary), and Liens on equipment subject to Equipment Financing Transactions, real property subject to Real Estate Financing Transactions, accounts receivable subject to Permitted Foreign Receivables Transactions, inventory subject to Foreign Inventory Transactions and property subject to any other Lien permitted under Section 7.13); and
          (h) negative pledges with respect to property of LS&Co and its Subsidiaries (other than the Excluded Subsidiary) contained in documentation for an IP Facility (provided such negative pledges expressly permit Liens in favor of the Agent, and Liens on equipment subject to Equipment Financing Transactions, real property subject to Real Estate Financing Transactions and property subject to any other Lien permitted under Section 7.13);
provided, that (i) the requirements of this Section 7.25 (other than with respect to negative pledges of Collateral) shall not apply during any Minimum Excess Availability Period and (ii) no

Default or Event of Default shall be deemed to have occurred following any Minimum Excess Availability Period based solely on any negative pledges made during any Minimum Excess Availability Period.
     7.26 Restricted Subsidiaries. LS&Co shall not permit any of its Subsidiaries (other than Foreign Subsidiaries) to become a Restricted Subsidiary, other than as a result of a change in Consolidated Net Tangible Assets.
     7.27 Amendments of Documents Relating to Debt and Receivables. No Borrower shall, nor shall any Borrower permit any of its Domestic Subsidiaries to, amend or otherwise change the terms of any Debt (including without limitation any terms of any security agreement relating to any Debt), or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Debt, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or make less onerous any such event or default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof (other than to be more favorable to the Borrower), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Debt (or a trustee or other representative on their behalf) which would be materially adverse to LS&Co or to the Lenders; provided that none of the foregoing shall apply to any Debt of LS&Co to any of its Subsidiaries (other than the Excluded Subsidiary) or to Debt of any Subsidiary (other than the Excluded Subsidiary) to LS&Co or any other Subsidiary (other than the Excluded Subsidiary) other than amendments to the terms of any subordination provisions relating to any Debt that is Pledged Collateral.
     7.28 Use of Proceeds.
          (a) No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of LS&Co or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.
          (b) Each Borrower shall, and shall cause each of its Subsidiaries to, use the Loan proceeds solely (i) to refinance obligations of LS&Co and its Subsidiaries permitted to be prepaid in accordance with Section 7.24 and (ii) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.
     7.29 Further Assurances. Each Borrower shall execute and deliver, or cause to be executed and delivered, to the Agent and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Agent or any Lender may, from time to time, request to carry out the terms and conditions of this Agreement and the other Loan Documents.

     7.30 Borrowing Base Cash Collateral Account; Availability Cash Collateral Account.
          (a) On each Business Day that any cash or Cash Equivalents in the Borrowing Base Cash Collateral Account is included in the Borrowing Base, LS&Co shall deliver to the Agent, in such detail as the Agent shall request, information identifying the amounts of cash and Cash Equivalents held as of the end of the immediately preceding Business Day in each account included in the Borrowing Base Cash Collateral Account.
          (b) No Borrower shall, nor shall any Borrower permit any of its Subsidiaries or the LS&Co Trust to, withdraw any cash or Cash Equivalents from the Borrowing Base Cash Collateral Account unless:
               (i) LS&Co has provided the Agent with at least one Business Day prior notice of such withdrawal; and
               (ii) after giving effect to such withdrawal, the Aggregate Revolver Outstandings do not exceed the Borrowing Base.
          (c) No Borrower shall, nor shall any Borrower permit any of its Subsidiaries or the LS&Co Trust to, withdraw any cash or Cash Equivalents from the Availability Cash Collateral Account unless:
               (i) LS&Co has provided the Agent with at least one Business Day prior notice of such withdrawal;
               (ii) after giving effect to such withdrawal (i) the sum of the aggregate undrawn amount of all outstanding Cash Collateralized Letters of Credit plus, without duplication, the aggregate unpaid reimbursement obligations with respect to all Cash Collateralized Letters of Credit, does not exceed (ii) the aggregate amount of cash and Cash Equivalents held in the Availability Cash Collateral Account and designated by the Borrowers as being allocated to Cash Collateralized Letters of Credit; and
               (iii) after giving effect to such withdrawal, the Aggregate Revolver Outstandings do not exceed the Borrowing Base.
          (d) Together with each Borrowing Base Certificate and at any other time, at the Borrowers’ election, the Borrowers shall deliver to the Agent, in such detail as the Agent shall request, information designating the allocation of cash and Cash Equivalents held in the Availability Cash Collateral Account among Cash Collateralized Letters of Credit and the Minimum Excess Availability Amount, as the case may be.
     7.31 Minimum Consolidated Fixed Charge Coverage Ratio. If, at any time on or prior to the Trademark Subfacility Payoff Date, the Minimum Excess Availability Amount is less than $100,000,000, the Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 for the period of twelve (12) consecutive Fiscal Months ended on the last day of the Fiscal Month most recently ended.

     7.32 Location of Cash, Cash Equivalents and Short-term Investments. Except during any Minimum Excess Availability Period, no Borrower shall, nor shall LS&Co permit any of its Domestic Subsidiaries to, hold or deposit cash, Cash Equivalents or Short-term Investments at any time in excess of $100,000 individually or $1,000,000 in the aggregate in accounts not located in the United States other than ordinary course payments and offshore settlement transactions.
ARTICLE 8
CONDITIONS TO AMENDMENT AND RESTATEMENT
     8.1 Conditions Precedent to Amendment and Restatement on the Amendment Date. The obligation of the Lenders to amend and restate the First Amended and Restated Credit Agreement on the Amendment Date and to make Loans and to issue Letters of Credit hereunder are subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent and each Lender:
          (a) This Agreement and amendments to the other Loan Documents each shall have been executed by each party thereto and each Borrower shall have performed and complied with, in all material respects, all covenants, agreements and conditions contained herein and the other Loan Documents which are required to be performed or complied with by such Borrower before or on such Amendment Date.
          (b) All representations and warranties made hereunder and in the other Loan Documents shall be true and correct as if made on such date.
          (c) No Default or Event of Default shall have occurred and be continuing on the Amendment Date.
          (d) No event shall have occurred and be continuing on the Amendment Date which has had or could reasonably be expected to have a Material Adverse Effect.
          (e) The Agent and the Lenders shall have received such opinions of counsel for LS&Co and its Subsidiaries as the Agent or any Lender shall request, each such opinion to be in a form, scope, and substance satisfactory to the Agent, the Lenders, and their respective counsel.
          (f) The Agent shall have received projected financial statements of LS&Co and its Subsidiaries for Fiscal Years 2007 through and including Fiscal Year 2010, inclusive, consisting of balance sheets and the related statements of operations, owners’ equity for such Fiscal Years and cash flows for Fiscal Year 2007, all of the foregoing in form and substance reasonably satisfactory to the Agent, as included in the Confidential Information Memorandum dated September 18, 2007.
          (g) The Borrowers shall have paid (i) all fees provided for in (a) that certain “fee letter” dated as of September 18, 2007, between LS&Co and the Agent, (b) that certain “fee letter” dated as of September 18, 2007, among LS&Co, Credit Suisse, Cayman Islands Branch and Credit Suisse Securities (USA) LLC, and (c) that certain “engagement letter” dated as of September 18, 2007, among LS&Co, the Agent, Banc of America Securities LLC,

Credit Suisse, Cayman Islands Branch, and Credit Suisse Securities (USA) LLC, and (ii) all fees and expenses of the Agent and Lenders and the reasonable Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced.
          (h) Without limiting the generality of the items described above, each Loan Party shall have delivered or caused to be delivered to the Agent (in form and substance reasonably satisfactory to the Agent), the items set forth on the “Restatement Checklist” delivered by the Agent to LS&Co on or prior to the Amendment Date.
     The acceptance by any Borrower of any Loans made or Letters of Credit issued on the Amendment Date shall be deemed to be a representation and warranty made by each Borrower to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied, with the same effect as delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer of such Borrower, dated the Amendment Date, to such effect.
     Execution and delivery to the Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 8.1 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 8.1, and (iii) all documents sent to such Lender for approval consent, or satisfaction were acceptable to such Lender.
     8.2 Conditions Precedent to Each Loan. The obligation of the Lenders to make each Loan and the obligation of the Agent to cause the Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:
          (a) The following statements shall be true, and the acceptance by any Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i), (ii) and (iii) with the same effect as the delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer of such Borrower, dated the date of such extension of credit, stating that:
               (i) The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Agent and the Lenders have been notified in writing by LS&Co that any representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty; and
               (ii) No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

               (iii) No event has occurred and is continuing, or would result from such extension of credit, which has had or could reasonably be expected to have a Material Adverse Effect.
          (b) No such Borrowing will cause the Aggregate Revolver Outstandings, after giving effect to such Borrowing, to exceed the Borrowing Base, provided, however, that the foregoing conditions precedent are not conditions to each Lender participating in or reimbursing the Bank or the Agent for such Lenders’ Pro Rata Share of any Non-Ratable Loan or Agent Advance made in accordance with the provisions of Sections 1.2(i) and 1.2(j).
ARTICLE 9
DEFAULT; REMEDIES
     9.1 Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:
          (a) any failure by any Borrower to pay the principal of or interest or premium on any of the Obligations or any fee or other amount payable hereunder or under any other Loan Document when due, whether upon demand or otherwise;
          (b) any representation or warranty made or deemed made by any Borrower in this Agreement or by LS&Co or any of its Subsidiaries in any of the other Loan Documents, any Financial Statement, or any certificate furnished by LS&Co or any of its Subsidiaries at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;
          (c) (i) any default shall occur in the observance or performance of any of the covenants and agreements contained in Sections 5.2(h), 5.3, 7.2, 7.5, 7.10 through 7.28, or Sections 7.30 through 7.32, Section 11 of the Pledge and Security Agreement or Section 8 of the Trademark Security Agreement, (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in Section 5.2 (other than Section 5.2(h)) and such default shall continue for five (5) days or more; or (iii) any default shall occur in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement or any other Loan Document, any other Loan Documents, or any other agreement entered into at any time to which LS&Co or any of its Subsidiaries and the Agent or any Lender are party (including in respect of any Bank Products) and such default shall continue for twenty (20) days or more;
          (d) any default shall occur with respect to any Debt (other than the Obligations) of LS&Co or any of its Subsidiaries in an outstanding aggregate principal amount which individually or collectively exceeds $25,000,000, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by LS&Co or any of its Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;
          (e) LS&Co or any of its Material Domestic Subsidiaries shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;
          (f) an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of LS&Co or any of its Material Domestic Subsidiaries or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition or proceeding shall not be dismissed within thirty (30) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;
          (g) other than in connection with a transaction permitted under Section 7.16, a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for LS&Co or any of its Material Domestic Subsidiaries or for all or any part of any such Person’s property shall be appointed or a warrant of attachment, execution or similar process shall be issued against any part of the property of LS&Co or any of its Material Domestic Subsidiaries;
          (h) other than in connection with a transaction permitted under Section 7.16, LS&Co or any of its Material Domestic Subsidiaries shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof;
          (i) any Loan Document shall be terminated, revoked or declared void or invalid or unenforceable or challenged by any Loan Party;
          (j) (i) a final judgment or order for the payment of money is entered against LS&Co or any of its Subsidiaries involving in the aggregate liability (to the extent not covered by independent third-party insurance) of $10,000,000 or more, or (ii) any one or more non-monetary final judgments is entered against LS&Co or any of its Subsidiaries that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

          (k) any loss, theft, damage or destruction of any item or items of Collateral or other property of LS&Co or any of its Subsidiaries occurs which could reasonably be expected to have a Material Adverse Effect and is not adequately covered by insurance;
          (l) there is filed against LS&Co or any of its Subsidiaries any action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (i) is not dismissed within one hundred twenty (120) days, and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of Collateral;
          (m) for any reason other than the failure of the Agent to take any action available to it to maintain perfection of the Agent’s Liens pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than senior Liens permitted under Section 7.13) or is terminated, revoked or declared void;
          (n) (i) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multi-employer Plan or the PBGC in an aggregate amount in excess of $30,000,000; (ii) for Pension Plan years beginning before January 1, 2008, any Pension Plan (other than a Multi-employer Plan) shall have a Funded Current Liability Percentage of less than eighty five percent (85%) as of the most recently completed valuation date; (iii) for Pension Plan years beginning after December 31, 2007, no Pension Plan (other than a Multi-employer Plan) has a Funding Target Attainment Percentage of less than eighty percent (80%) as of the most recently completed valuation date; or (iv) any Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $25,000,000; or
          (o) there occurs a Change of Control.
     9.2 Remedies.
          (a) If a Default or an Event of Default exists, the Agent may, in its discretion, and shall, at the direction of the Majority Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on any Borrower: (i) reduce the Maximum Revolver Amount, or the advance rates against Eligible Accounts and/or Eligible Inventory used in computing the Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to provide Letters of Credit or Credit Support. If an Event of Default exists, the Agent shall, at the direction of the Majority Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on any Borrower: (A) terminate the Commitments and this Agreement; (B) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 9.1(e), 9.1(f),

9.1(g), or 9.1(h), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; (C) require the Borrowers to cash collateralize all obligations under all outstanding Letters of Credit and Credit Supports by paying an amount to the Agent equal to one hundred and five percent (105%) of the greatest amount for which such Letters of Credit and Credit Supports may be drawn plus any fees and expenses associated with such Letters of Credit and Credit Supports, less the aggregate amount of cash and Cash Equivalents held on such date in the Availability Cash Collateral Account and designated by the Borrowers as being allocated to Cash Collateralized Letters of Credit; and (D) pursue its other rights and remedies under the Loan Documents and applicable law.
          (b) If an Event of Default has occurred and is continuing: (i) the Agent shall have for the benefit of the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents and the UCC; (ii) the Agent may, at any time, take possession of Collateral and keep it on any Borrower’s premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Borrowers shall, upon the Agent’s demand, at the Borrowers’ cost, assemble Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, each Borrower agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrowers if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) Business Days prior to such action to LS&Co’s address specified in or pursuant to Section 13.9. If any Collateral is sold on terms other than Full Payment at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell Collateral without further notice to any Borrower. In the event the Agent seeks to take possession of all or any portion of Collateral by judicial process, each Borrower irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. Each Borrower agrees that the Agent has no obligation to preserve rights to Collateral or marshal any Collateral for the benefit of any Person. Each Borrower hereby grants to the Agent the irrevocable, nonexclusive, royalty-free right and license to use all present and future trademarks, trade names, trade dress, copyrights, patents or technical processes (including any IP Facility Collateral, the Patent Collateral (as such term is defined in the Pledge and Security Agreement) and the Trademark Subfacility Collateral) owned or used by such Borrower that relate to Collateral and any other collateral granted by such Borrower as security for the Obligations, together with any goodwill associated therewith, all to the extent necessary to enable the Agent to realize on, and exercise all rights of the Agent and the Lenders in relation to, Collateral in accordance with this Agreement (including without limitation advertising in all media as the Agent deems appropriate in connection with marketing and sales of Collateral) and to enable any transferee or assignee of Collateral to enjoy the benefits of Collateral, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The proceeds of sale shall be applied first to all expenses of sale, including attorneys’ fees, and then to the Obligations. The Agent will return any excess to the Borrowers and the Borrowers shall remain liable for any deficiency.
          (c) If an Event of Default occurs, each Borrower hereby waives all rights to notice and hearing prior to the exercise by the Agent of the Agent’s rights to repossess Collateral without judicial process or to reply, attach or levy upon Collateral without notice or hearing.
ARTICLE 10
TERM AND TERMINATION
     10.1 Term and Termination. The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof. The Agent upon direction from the Majority Lenders may terminate this Agreement without notice if an Event of Default has occurred and is continuing. On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Selected Revolving Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of the Agent, any Cash Management Services). All undertakings of the Borrowers contained in the Loan Documents shall survive any termination, and the Agent shall retain its Liens in Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, the Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages the Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, the Agent receives (a) a written agreement, executed by the Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying the Agent and Lenders from any such damages; or (b) such Cash Collateral as the Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 1.3(g), 1.4, 3.9, 12.7, 12.10(d), 12.16(d), 13.12, this Section 10.1 and Article 4, and the obligation of each Loan Party and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this Agreement.
ARTICLE 11
AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS
     11.1 Amendments and Waivers.
          (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders) and each Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and each Borrower and acknowledged by the Agent, do any of the following:
               (i) increase or extend the Commitment of any Lender;
               (ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;
               (iii) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;
               (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;
               (v) increase any of the percentages set forth in the definition of “Borrowing Base” or “Trademark Subfacility Borrowing Base”, change the definition of “Block Reserve”, change the definition of “Minimum Excess Availability Amount”, or change the definition of “Borrowing Base” so that such definition is no longer reduced by the Block Reserve;
               (vi) amend this Section 11.1 or any provision of this Agreement providing for consent or other action by all Lenders;
               (vii) release all or substantially all Guarantors or release all or substantially all Collateral;
               (viii) change any of the definitions of “Majority Lenders,” or “Pro Rata Share”;
               (ix) increase the Maximum Revolver Amount, the Maximum Trademark Subfacility Amount, or Letter of Credit Subfacility; or
               (x) amend Section 12.12;
provided, however, the Agent may, in its sole discretion and notwithstanding the limitations contained in clauses (v) and (ix) above and any other terms of this Agreement, make Agent Advances in accordance with Section 1.2(j) and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document and, provided further, that Schedule 1.2 (Commitments) may be amended from time to time by the Agent alone to reflect assignments of Commitments in accordance herewith and, provided further, that notwithstanding anything to the contrary contained in this Agreement, any Loan Document entered into solely in connection with Bank Products may be amended from time to time by the parties thereto in accordance with its terms.

          (b) LS&Co shall be permitted to replace any Lender that fails to consent to any amendment, waiver or consent to any Loan Document requested by LS&Co, and supported by the Majority Lenders, with a replacement financial institution; provided that (i) no later than one hundred twenty (120) days after the date Majority Lender consent was obtained with respect to such amendment, waiver or consent, LS&Co shall notify the Lender of LS&Co’s intention to replace such Lender, (ii) such replacement does not conflict with any applicable requirement of law, (iii) no Default shall have occurred and be continuing at the time of such replacement, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 4.4 if any LIBOR Rate Revolving Loan or any LIBOR Rate Trademark Subfacility Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Agent and satisfactory to the Letter of Credit Issuer in its sole discretion, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.2 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 4.1 or 4.3, as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Agent or any other Lender shall have against the replaced Lender, and (x) the replacement financial institution has agreed to the respective amendment, waiver or consent in connection with such replacement.
     11.2 Assignments; Participations.
          (a) Any Lender may, with the written consent of the Agent and, unless an Event of Default has occurred and is continuing, LS&Co (in each case, such consent not to be unreasonably withheld or delayed), assign and delegate to one or more Eligible Assignees (provided that no consent of the Agent or LS&Co shall be required in connection with any assignment and delegation by a Lender to another Lender or an Affiliate of such Lender) (each an “Assignee”) all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder in a minimum amount of $5,000,000, or in a minimum amount of $1,000,000 in the case of an Assignee that is already a Lender (except that in any case (A) no minimum will apply to an assignment of the entire remaining amount of the assigning Lender’s Loans, Commitments and other rights and obligations hereunder, and (B) unless an assignor Lender has assigned and delegated all of its Loans and Commitments, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a Commitment in a minimum amount of $5,000,000); provided, however, that the Borrowers and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to LS&Co and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to LS&Co and the Agent an Assignment and Assumption Agreement in the form of Exhibit E (“Assignment and Assumption”) together with any note or notes subject to such assignment and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that the Assignee may be required to deliver to the Agent pursuant to Section 12.10, and

(iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,500. Notwithstanding the foregoing, any minimum amount of any assignment or delegation and any minimum Commitment to be retained by any assignor Lender pursuant to the immediately preceding sentence may be waived by the written consent of the Agent and, unless an Event of Default has occurred and is continuing, LS&Co, each acting in its sole discretion.
          (b) Upon such execution, delivery, payment and consent, from and after the effective date specified in the Assignment and Assumption, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit and Credit Support have been assigned to it pursuant to such Assignment and Assumption, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than any rights which survive the termination of this Agreement) and be released from its obligations under this Agreement (and in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or any Collateral hereunder or thereunder; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) Immediately upon satisfaction of the requirements of Section 11.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the

Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
          (e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrowers (a “Participant”) participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers and the Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except the matters set forth in Section 11.1(a) (i), (ii) and (iii), and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, (a) if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and (b) if the Borrowers are notified of the participating interest sold to a Participant that is a “foreign corporation, partnership or trust” within the meaning of the Code and such Participant agrees, for the benefit of the Borrowers, to comply and actually complies with the requirements of Sections 12.10(a) and 12.10(b) as though it were a Lender, such Participant shall be entitled to the benefits of Section 4.1 on the same terms and subject to the same limitations as would be applicable if such Participant were a Lender hereunder.
          (f) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
          (g) The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 12
THE AGENT
     12.1 Appointment and Authorization. Each Lender hereby designates and appoints Bank as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article 12. The provisions of this Article 12 are solely for the benefit of the Agent and the Lenders and no Borrower shall have any rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Borrowing Base, (b) the making of Agent Advances pursuant to Section 1.2(j), and (c) the exercise of remedies pursuant to Section 9.2, and any action so taken or not taken shall be deemed consented to by the Lenders, provided that such action shall not have constituted gross negligence or willful misconduct of the Agent under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).
     12.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.
     12.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any Subsidiaries or Affiliates of any Borrower.
     12.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to LS&Co), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders (or all Lenders if so required by Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
     12.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or LS&Co referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Article 9; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
     12.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers and their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrowers which may come into the possession of any of the Agent-Related Persons.
     12.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 12.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.
     12.8 Agent in Individual Capacity. The Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower and its Subsidiaries and Affiliates as though the Bank were not the Agent hereunder and without notice to or consent of the Lenders. The Bank or its Affiliates may receive information regarding any Borrower, its Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of such Borrower, Affiliates or Account Debtors) and acknowledge that the Agent and the Bank shall be under no obligation to provide such information to them. With respect to its Loans, the Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” include the Bank in its individual capacity.
     12.9 Successor Agent. The Agent may resign as Agent upon at least thirty (30) days’ prior notice to the Lenders and LS&Co, such resignation to be effective upon the acceptance of a successor agent to its appointment as Agent. In the event the Bank sells all of its Commitment, Revolving Loans and Trademark Subfacility Loans as part of a sale, transfer or other disposition by the Bank of substantially all of its loan portfolio, the Bank shall resign as Agent and such purchaser or transferee shall become the successor Agent hereunder. Subject to the foregoing, if the Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and LS&Co, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
     12.10 Withholding Tax.
          (a) Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code agrees with and in favor of the Agent and the Borrowers, to deliver to the Agent and LS&Co:
               (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States of America tax treaty or because interest paid under this Agreement is effectively connected with a United States of America trade or business of such Lender, two properly completed Internal Revenue Service Forms W-8BEN, W-8ECI or W-8IMY, as applicable, before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement; and
               (ii) such other or additional form or forms, documents or certificates (e.g., a certificate evidencing the availability of so-called portfolio interest exemption as described under the Code) as may be required under the Code or other laws of the United States of America as a condition to exemption from, or reduction of, United States of America withholding tax.
Such Lender agrees to promptly notify the Agent and LS&Co of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
          (b) If any Lender claims exemption from, or reduction of, withholding tax by providing the forms referenced in Section 12.10(a) and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to notify the Agent and LS&Co of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender. To the extent of such percentage amount, the Agent and LS&Co will treat such Lender’s IRS Form W-8BEN or W-8ECI, as applicable, as no longer valid.
          (c) If any Lender does not provide the forms referenced in Section 12.10(a) or cannot claim a complete exemption from withholding tax on such forms, the Agent and the Borrowers may withhold from any interest payment to such Lender the appropriate amount of withholding tax and the Lender shall not be entitled to any payments pursuant to Section 4.1 with respect to the amount so withheld (except to the extent that any change after the date on which such Lender became a Lender hereunder in any requirement for a deduction, withholding or payment shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender). If the forms or other documentation required by Section 12.10(a) are not delivered to the Agent and LS&Co, then the Agent and the Borrowers may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax and the Lender shall not be entitled to any payments pursuant to Section 4.1 with respect to United States of America withholding tax or amounts payable with respect thereto (except to the extent that any change after the date on which such Lender became a Lender hereunder in any requirement for a deduction, withholding or payment shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender).
          (d) If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 12.10, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this Section 12.10 shall survive the payment of all Obligations and the resignation or replacement of the Agent.
     12.11 Collateral Matters.
          (a) The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, (i) to release any Agent’s Liens upon any Collateral (A) upon the termination of the Commitments and payment and satisfaction in full by the Borrowers of all Loans and reimbursement obligations in respect of Letters of Credit and Credit Support, and the termination of all outstanding Letters of Credit (whether or not any of such obligations are due) and all other Obligations (excluding Obligations relating to Bank Products); (B) constituting property being sold or disposed of, or property that is the subject of a Real Estate Financing Transaction or an Equipment Financing Transaction, if the applicable Borrower certifies to the Agent that the sale, Disposition, Real Estate Financing Transaction or Equipment Financing Transaction is made in compliance with Section 7.15(c)(vii), 7.15(c)(viii) or 7.17, as the case may be (and the Agent may rely conclusively on any such certificate, without further inquiry); (C) constituting property in which no Loan Party owned any interest at the time the Lien was granted or at any time thereafter; or (D) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; (ii) to release any Guarantor or Limited Guarantor from the Subsidiary Guaranty and any Collateral Document to which it is a party upon the merger, sale or other disposition of all the Equity Interests in such Guarantor or Limited Guarantor to any Person (other than an Affiliate of a Borrower) permitted by this Agreement or to which the Majority Lenders have otherwise consented, for which a Loan Party desires to obtain a release of such Guarantor from the Administrative Agent; and (iii) to release any Agent’s Liens upon any Trademark Subfacility Collateral after the Trademark Subfacility Payoff Date. Except as provided above, the Agent will not release any of the Agent’s Liens or any Guarantees without the prior written authorization of the Lenders; provided that the Agent may, in its discretion, release the Agent’s

Liens on Collateral valued in the aggregate not in excess of $5,000,000 during each Fiscal Year without the prior written authorization of the Lenders and, other than as provided under Section 11.1(a)(vii), the Agent may release any Guarantors and the Agent’s Liens on any Collateral with the prior written authorization of Majority Lenders. Upon request by the Agent or LS&Co at any time, the Lenders will confirm in writing the Agent’s authority to release any Agent’s Liens or Guarantees upon particular types or items of Collateral pursuant to this Section 12.11.
          (b) Upon receipt by the Agent of any authorization required pursuant to Section 12.11(a) from the Lenders of the Agent’s authority to release Agent’s Liens upon particular types or items of Collateral, or Guarantees, as the case may be, and upon at least five (5) Business Days prior written request by LS&Co, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral, or Guarantees, as the case may be; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens or Guarantees without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by any Loan Party, including the proceeds of any sale, all of which shall continue to constitute part of Collateral.
          (c) The Agent shall have no obligation whatsoever to any of the Lenders to assure that Collateral exists or is owned by the Borrowers or is cared for, protected or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.
     12.12 Restrictions on Actions by Lenders; Sharing of Payments.
          (a) Each of the Lenders agrees that it shall not, without the express consent of all Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of all Lenders, set off against the Obligations, any amounts owing by such Lender to any Borrower or any accounts of any Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action to enforce its rights under this Agreement or against any Borrower, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any Collateral.
          (b) If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of any Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s ratable portion of all such distributions by the Agent, such Lender shall promptly (1) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
     12.13 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.
     12.14 Payments by Agent to Lenders. All payments to be made by the Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Amendment Date (or if such Lender is an Assignee, on the applicable Assignment and Assumption), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Revolving Loans, the Trademark Subfacility Loans or otherwise. Unless the Agent receives notice from LS&Co prior to the date on which any payment is due to the Lenders that the Borrowers will not make such Full Payment as and when required, the Agent may assume that the Borrowers have made such Full Payment to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers have not made such Full Payment to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.
     12.15 Settlement.
          (a) Each Lender’s funded portion of the Revolving Loans is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Revolving Loans. Notwithstanding such agreement, the Agent, the Bank, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, the Non-Ratable Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:
               (i) The Agent shall request settlement (“Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis at Agent’s election, (A) on behalf of the Bank, with respect to each outstanding Non-Ratable Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 10:00 a.m. (Pacific time) on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Bank, in the case of Non-Ratable Loans and the Agent in the case of Agent Advances) shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Non-Ratable Loans and Agent Advances with respect to each Settlement to the Agent, to Agent’s account, not later than 12:00 noon (Pacific time), on the Settlement Date applicable thereto. Settlements may occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 8 have then been satisfied. Such amounts made available to the Agent shall be applied against the amounts of the applicable Non-Ratable Loan or Agent Advance and, together with the portion of such Non-Ratable Loan or Agent Advance representing the Bank’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not transferred to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the Revolving Loans (A) on behalf of the Bank, with respect to each outstanding Non-Ratable Loan, and (B) for itself, with respect to each Agent Advance.
               (ii) Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to a Non-Ratable Loan or Agent Advance), each other Lender (A) shall irrevocably and unconditionally purchase and receive from the Bank or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Non-Ratable Loan or Agent Advance equal to such Lender’s Pro Rata Share of such Non-Ratable Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Non-Ratable Loans or Agent Advances, upon demand by Bank or Agent, as applicable, shall pay to Bank or Agent, as applicable, as the purchase price of such participation an amount equal to one hundred percent (100%) of such Lender’s Pro Rata Share of such Non-Ratable Loans or Agent Advances. If such amount is not in fact made available to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to Base Rate Revolving Loans.
               (iii) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Non-Ratable Loan or Agent Advance pursuant to clause (ii) above, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Non-Ratable Loan or Agent Advance.

               (iv) Between Settlement Dates, the Agent, to the extent no Agent Advances are outstanding, may pay over to the Bank any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Bank’s Revolving Loans including Non-Ratable Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Bank’s Revolving Loans (other than to Non-Ratable Loans or Agent Advances in which such Lender has not yet funded its purchase of a participation pursuant to clause (ii) above), as provided for in the previous sentence, the Bank shall pay to the Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, the Bank with respect to Non-Ratable Loans, the Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than Non-Ratable Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Bank, the Agent and the other Lenders.
               (v) Unless the Agent has received written notice from a Lender to the contrary, the Agent may assume that the applicable conditions precedent set forth in Article 8 have been satisfied and the Aggregate Revolver Outstandings, after giving effect to the requested Borrowing, will not exceed the Borrowing Base on any Funding Date for a Revolving Loan or Non-Ratable Loan.
          (b) Lenders’ Failure to Perform. All Revolving Loans (other than Non-Ratable Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Lender from its obligation to make any Revolving Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.
          (c) Defaulting Lenders. Unless the Agent receives notice from a Lender on or prior to the Amendment Date or, with respect to any Borrowing after the Amendment Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent that Lender’s Pro Rata Share of a Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Funding Date. Furthermore, the Agent may, in reliance upon such assumption, make available to any Borrower on such date a corresponding amount. If any Lender has not transferred its full Pro Rata Share to the Agent in immediately available funds and the Agent has transferred corresponding amount to any Borrower on the Business Day following such Funding Date that Lender shall make such amount available to the Agent, together with interest at the Federal Funds Rate for that day. A notice by the Agent submitted to any Lender with respect to amounts owing shall be conclusive, absent manifest error. If each Lender’s full Pro Rata Share is transferred to the Agent as required, the amount transferred to the Agent shall constitute that Lender’s Revolving Loan for all purposes of this Agreement. If that amount is not transferred to the Agent on the Business Day following the Funding Date, the Agent will notify LS&Co of such failure to fund and, upon demand by the Agent, the Borrowers shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Revolving Loans comprising that particular Borrowing. The failure of any Lender to make any Revolving Loan on any Funding Date (any such Lender, prior to the cure of such failure, being hereinafter referred to as a “Defaulting Lender”) shall not relieve any other Lender of its obligation hereunder to make a Revolving Loan on that Funding Date. No Lender shall be responsible for any other Lender’s failure to advance such other Lenders’ Pro Rata Share of any Borrowing.
          (d) Retention of Defaulting Lender’s Payments. The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to the Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. In its discretion, the Agent may loan such Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so loaned to the Borrowers shall bear interest at the rate applicable to Base Rate Revolving Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans, provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender”. Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Borrowing (A) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee and (B) the Unused Line Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing and shall be allocated among such performing Lenders ratably based upon their relative Commitments. This Section 12.15(d) shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section 12.15(d) shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower of its duties and obligations hereunder.
          (e) Removal of Defaulting Lender. At LS&Co’s request, the Agent or an Eligible Assignee reasonably acceptable to the Agent and the Borrowers shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Agent or such Eligible Assignee, all of the Defaulting Lender’s outstanding Commitments hereunder. Such sale shall be consummated promptly after Agent has arranged for a purchase by Agent or an Eligible Assignee pursuant to an Assignment and Assumption, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Loans, plus accrued interest and fees, without premium or discount.
     12.16 Letters of Credit; Intra-Lender Issues.
          (a) Notice of Letter of Credit Balance. On each Settlement Date the Agent shall notify each Lender of the issuance of all Letters of Credit since the prior Settlement Date.

          (b) Participations in Letters of Credit.
               (i) Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 1.3(d), each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit or the Credit Support provided through the Agent to the Letter of Credit Issuer, if not the Bank, in connection with the issuance of such Letter of Credit (including all obligations of the Borrowers with respect thereto, and any security therefor or guarantee pertaining thereto).
               (ii) Sharing of Reimbursement Obligation Payments. Whenever the Agent receives a payment from any Borrower on account of reimbursement obligations in respect of a Letter of Credit or Credit Support as to which the Agent has previously received for the account of the Letter of Credit Issuer thereof payment from a Lender, the Agent shall promptly pay to such Lender such Lender’s Pro Rata Share of such payment from such Borrower. Each such payment shall be made by the Agent on the next Settlement Date.
               (iii) Documentation. Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, Credit Support for any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.
               (iv) Obligations Irrevocable. The obligations of each Lender to make payments to the Agent with respect to any Letter of Credit or with respect to their participation therein or with respect to any Credit Support for any Letter of Credit or with respect to the Revolving Loans made as a result of a drawing under a Letter of Credit and the obligations of the Borrower for whose account the Letter of Credit or Credit Support was issued to make payments to the Agent, for the account of the Lenders, shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:
               (1) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
               (2) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit);
               (3) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (4) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
               (5) the occurrence of any Default or Event of Default; or
               (6) the failure of any Borrower to satisfy the applicable conditions precedent set forth in Article 8.
          (c) Recovery or Avoidance of Payments; Refund of Payments In Error. In the event any payment by or on behalf of any Borrower received by the Agent with respect to any Letter of Credit or Credit Support provided for any Letter of Credit and distributed by the Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall, upon demand by the Agent, pay to the Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it. Unless the Agent receives notice from LS&Co prior to the date on which any payment is due to the Lenders that the Borrowers will not make such Full Payment as and when required, the Agent may assume that the Borrowers have made such Full Payment to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers have not made such Full Payment to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.
          (d) Indemnification by Lenders. To the extent not reimbursed by the Borrowers and without limiting the obligations of any Borrower hereunder, the Lenders agree to indemnify the Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by any Borrower to the Letter of Credit Issuer, to the extent that the Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by the Borrowers. The agreement contained in this Section 12.16(d) shall survive Full Payment of all other Obligations.
     12.17 Concerning the Collateral and the Related Loan Documents.
          (a) Each Lender authorizes and directs the Agent to enter into the other Loan Documents, for the ratable benefit and obligation of the Agent and the Lenders. Each Lender agrees that any action taken by the Agent or Majority Lenders in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent or the Majority Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that the Revolving Loans, Trademark Subfacility Loans, Agent Advances, Non-Ratable Loans, Bank Products and all interest, fees and expenses hereunder constitute one Debt, secured pari passu by all Collateral.
          (b) Without derogating from or limiting any other authority granted to the Agent herein or in any other Loan Document, each Lender hereby specifically (i) authorizes and empowers the Agent to sub-delegate to third parties any or all of its powers as attorney-in-fact of each of the Lenders and (ii) authorizes and empowers the Agent to use its reasonable business judgment to establish the value of any Collateral for purposes of or in connection with perfection, enforceability or notice of the security interests of Lenders in any Collateral to the extent the Agent believes may be necessary or desirable with respect to any foreign jurisdiction.
          (c) Without derogating from or limiting any other authority granted to the Agent herein or in any other Loan Document, each Lender hereby specifically authorizes the Agent to enter into an Intercreditor Agreement and a Trademark License Agreement and appoints the Agent as its attorney-in-fact granting it the powers to execute an Intercreditor Agreement and a Trademark License Agreement and, in both cases, any other document, instrument or agreement related thereto in its name and on its behalf.
     12.18 Field Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:
          (a) is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of the Agent;
          (b) expressly agrees and acknowledges that neither the Bank nor the Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or the Bank or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ respective personnel;
          (d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and
          (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to any Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of any Borrower; and (ii) to pay and protect, and indemnify, defend and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
     12.19 Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.
     12.20 Co-Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as a “co-agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as a “co-agent” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE 13
MISCELLANEOUS
     13.1 No Waivers; Cumulative Remedies. No failure by the Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among any Borrower and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent’s and each Lender’s rights thereafter to require strict performance by any Borrower of any provision of this Agreement. The Agent and the Lenders may proceed directly to collect the Obligations without any prior recourse to Collateral. The Agent’s and each Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.
     13.2 Severability. The illegality or unenforceability of any provision of this Agreement or any Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
     13.3 Governing Law; Choice of Forum; Service of Process.
          (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

          (b) EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK CITY, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Borrower in any other court. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
          (c) EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH BORROWER AT ITS ADDRESS SET FORTH IN SECTION 13.9 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.
     13.4 Waiver of Jury Trial. EACH BORROWER, THE LENDERS AND THE AGENT EACH IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH BORROWER, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 13.4 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     13.5 Survival of Representations and Warranties. Each Borrower’s representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.

     13.6 Other Security and Guaranties. The Agent, may, without notice or demand and without affecting any Borrower’s obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guarantee of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.
     13.7 Fees and Expenses. Each Borrower agrees to pay to the Agent, for its benefit, on demand, all reasonable costs and expenses that Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including: (a) Attorney Costs; (b) costs and expenses (including attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and expenses paid or incurred by the Agent in connection with the consummation of Agreement); (e) sums paid or incurred to pay any amount or take any action required of any Borrower under the Loan Documents that such Borrower fails to pay or take; (f) costs of appraisals, inspections, and verifications of Collateral, including travel, lodging, and meals for inspections of Collateral and the Borrowers’ operations by the Agent plus the Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $850 per day (or portion thereof) for each Person retained or employed by the Agent with respect to each field examination or audit); and (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and costs and expenses of preserving and protecting Collateral. In addition, each Borrower agrees to pay costs and expenses incurred by the Agent (including Attorneys’ Costs) to the Agent, for its benefit, on demand, and to the other Lenders for their benefit, on demand, and all reasonable fees, expenses and disbursements incurred by such other Lenders for one law firm retained by such other Lenders, in each case, paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers. All of the foregoing costs and expenses shall be charged to the Loan Account as Revolving Loans as described in Section 3.7.
     13.8 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.
     13.9 Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing (including any electronic medium), or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such electronic medium or telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:
If to the Agent or to the Bank:
Bank of America, N.A.
55 South Lake Avenue,
Suite 900,
Pasadena, CA 91101
Attention: Business Capital — Senior Client Manager
Team Leader
Telecopy No.: (626) 584-4601
If to LS&Co or the Borrowers:
Levi Strauss & Co.
1155 Battery Street
San Francisco, CA 94111
Attention: Treasurer
Telecopy No.: (415) 501-1342
Email: MSilvaGonzalez@levi.com
and
Levi Strauss & Co.
1155 Battery Street
San Francisco, CA 94111
Attention: Assistant Treasurer
Telecopy No.: (415) 501-1342
Email: GIntemann@levi.com

     If to any Lender, to the contact address specified on the administrative questionnaire delivered by such Lender to the Agent, or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.
     13.10 Waiver of Notices. Unless otherwise expressly provided herein, each Borrower waives presentment, and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Borrower which the Agent or any Lender may elect to give shall entitle such Borrower to any or further notice or demand in the same, similar or other circumstances.
     13.11 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Borrower without prior written consent of the Agent and each Lender. The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.
     13.12 Indemnity of the Agent and the Lenders by the Borrowers.
          (a) Each Borrower agrees to defend, indemnify and hold the Agent-Related Persons, and each Lender and each of its respective officers, directors, employees, counsel, representatives, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that no Borrower shall have any obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 13.12 shall survive payment of all other Obligations.
          (b) Each Borrower agrees to indemnify, defend and hold harmless the Agent and the Lenders from any loss or liability directly or indirectly arising out of the use,

generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Hazardous Substance relating to any Borrower’s operations, business or property. This indemnity will apply whether the Hazardous Substance is on, under or about any Borrower’s property or operations or property leased to any Borrower. The indemnity includes but is not limited to Attorneys Costs. The indemnity extends to the Agent and the Lenders, their parents, affiliates, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. “Hazardous Substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including petroleum or natural gas. This indemnity will survive repayment of all other Obligations.
     13.13 Limitation of Liability. NO CLAIM MAY BE MADE BY ANY BORROWER, ANY LENDER OR OTHER PERSON AGAINST THE AGENT, ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH BORROWER AND EACH LENDER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
     13.14 Final Agreement. This Agreement and the other Loan Documents are intended by each Borrower, the Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof except for (a) that certain “fee letter” dated as of September 18, 2007, between LS&Co and the Agent, and (b) that certain “fee letter” dated as of September 18, 2007, among LS&Co, Credit Suisse, Cayman Islands Branch and Credit Suisse Securities (USA) LLC. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by each Borrower and a duly authorized officer of each of the Agent and the Majority Lenders.
     13.15 Counterparts; Effectiveness of Signatures. This Agreement may be executed in any number of counterparts, and by the Agent, each Lender and each Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, the Agent and Lenders. The Agent may also require that any such documents and signature be confirmed by a manually-

signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.
     13.16 Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.
     13.17 Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by each Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of any Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify LS&Co and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY BORROWER HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN UNANIMOUS CONSENT OF THE LENDERS.
     13.18 Confidentiality.
          (a) Each Borrower hereby consents that the Agent and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of any Borrower and a general description of any Borrower’s business and may use any Borrower’s name in advertising and other promotional material.
          (b) Each Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by LS&Co and provided to the Agent or such Lender by or on behalf of LS&Co, under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender, or (ii) was or becomes available on a nonconfidential basis from a source other than LS&Co, provided that such source is not bound by a confidentiality agreement with LS&Co known to the Agent or such Lender; provided, however, that the Agent and any Lender may disclose such information (1) at the request or pursuant to any requirement of any Governmental Authority to which the Agent or such Lender or any of its Affiliates are subject or in connection with an examination of the Agent or such Lender or any of its Affiliates by any such Governmental Authority; (2) pursuant to subpoena or other court process; (3) when required to do so in accordance with the provisions of any applicable Requirement of Law; (4) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Agent, any

Lender or their respective Affiliates may be party; (5) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (6) to the Agent’s or such Lender’s independent auditors, accountants, attorneys and other professional advisors; (7) to any prospective Participant or Assignee under any Assignment and Assumption or any derivatives contract counterparty, actual or potential, provided that such prospective Participant, Assignee or derivatives contract counterparty agrees to keep such information confidential to the same extent required of the Agent and the Lenders hereunder; (8) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which LS&Co is party or is deemed party with the Agent or such Lender, and (9) to its Affiliates.
          (c) Notwithstanding anything herein to the contrary, this Agreement is intended to provide express authorization to the Agent, each Lender, each Borrower and each of their respective Affiliates (and each of their respective employees, representatives, or other agents) to disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any such Person relating to such tax treatment and tax structure; provided, that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.
     13.19 Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.
[The remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

LEVI STRAUSS & CO.

By: /s/ Paul Smith
Name: Paul Smith
Title: Vice President, Tax and Treasury

LEVI STRAUSS FINANCIAL CENTER CORPORATION

By: /s/ Paul Smith ,

Name: Paul Smith
Title: Vice President

BANK OF AMERICA, N.A., as the Agent

By:	/s/ David Knoblauch	,

David Knoblauch
Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ David Knoblauch	,

David Knoblauch
Senior Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Ian Nalitt	,
Name:	Ian Nalitt
Title:	Vice President

By:	/s/ James Neira	,
Name:	James Neira
Title:	Associate

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Kevin D. Padgett
Name:	Kevin D. Padgett
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender
By:	/s/ Robert M. Reeg
Name:	Robert M. Reeg
Title:	Duly Authorized Signatory

WELLS FARGO FOOTHILL, LLC, as a Lender
By:	/s/ Jeff Rutston
Name:	Jeff Rutston
Title:

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as a Lender
By:	/s/ Gary Whitaker
Name:	Gary Whitaker
Title:	Director

THE BANK OF NOVA SCOTIA, as a Lender
By:	/s/ Mark Sparrow
Name:	Mark Sparrow
Title:	Director

MERRILL LYNCH CAPITAL, a Division of Merrill Lynch Business Financial Services, Inc., as a Lender
By:	/s/ James Betz
Name:	James Betz
Title:	Vice President

BURDALE FINANCIAL LIMITED (BURDALE), as a Lender
By:	/s/ David Grende
Name:	David Grende
Title:	Managing Director

By:	/s/ Steven Chait
Name:	Steven Chait
Title:	Director

HSBC BUSINESS CREDIT (USA) INC., as a Lender
By:	/s/ Edward Chonko
Name:	Edward Chonko
Title:	Vice President

NATIONAL CITY BUSINESS CREDIT, INC., as a Lender
By:	/s/ Matthew D. Potter
Name:	Matthew D. Potter
Title:	Vice President

UNION BANK OF CALIFORNIA, N.A., as a Lender
By:	/s/ Michele Mojabi
Name:	Michele Mojabi
Title:	Vice President

ALLIED IRISH BANK, as a Lender
By:	/s/ Mia Bolin
Name:	Mia Bolin
Title:	Assistant Vice President

By:	/s/ Albert D. Perez
Name:	Albert D. Perez
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Lawrence Weinstein
Name:	Lawrence Weinstein
Title:	Vice President

UPS CAPITAL CORPORATION, as a Lender
By:	/s/ John P. Holloway
Name:	John P. Holloway
Title:	Director of Portfolio Management

WEBSTER BUSINESS CREDIT CORPORATION, as a Lender
By:	/s/ Matthew Murphy
Name:	Matthew Murphy
Title:	IT’s Vice President

LANDSBANKI COMMERCIAL FINANCE, A DIVISION OF LANDSBANKI ISLANDS hf., as a Lender

By:	/s/ Alan McLaren

Name:	Alan McLaren
Title:	Managing Director

By:	/s/ Rebecca MacKenzie

Name:	Rebecca MacKenzie
Title:	Associate Director — Analyst

ANNEX A
to
Credit Agreement
Definitions
          Capitalized terms used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein), and all section references in the following definitions shall refer to sections of the Agreement:
          “Accounts” means all now owned or hereafter acquired or arising accounts of any Borrower, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.
          “Account Debtor” means each Person obligated in any way on or in connection with an Account.
          “ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by the Bank for the account of any Borrower pursuant to agreement or overdrafts.
          “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.
          “Agent” means the Bank, solely in its capacity as agent for the Lenders, and any successor agent.
          “Agent Advances” has the meaning specified in Section 1.2(j).
          “Agent’s Liens” means the Liens in Collateral granted to the Agent, for the benefit of the Lenders, Bank, and Agent pursuant to this Agreement and the other Loan Documents.
          “Agent-Related Persons” means the Agent, together with its Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys-in-fact of the Agent and such Affiliates.
          “Aggregate Revolver Outstandings” means, as of any date of determination, the sum of (a) the unpaid balance of Revolving Loans, (b) the aggregate amount of Pending Revolving Loans, (c) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit.

Annex A-1

          “Aggregate Trademark Subfacility Outstandings” means, as of any date of determination, the unpaid balance of Trademark Subfacility Loans.
          “Agreement” means the Credit Agreement to which this Annex A is attached, as from time to time amended, modified or restated.
          “Amendment Date” means the date of this Agreement.
          “Applicable Margin” means the margin set forth below opposite the average daily Availability for the immediately preceding month:

	Base Rate Revolving Loans and all other
	Obligations
	(other than LIBOR Rate Revolving Loans, Base
	Rate Trademark Subfacility Loans, LIBOR Rate
	Trademark Subfacility Loans, Bank Products	LIBOR Rate
Availability	and Letters of Credit)	Revolving Loans
≥ $375,000,000	0.00%	1.00%
≥ $250,000,000 < $375,000,000	0.00%	1.25%
≥ $125,000,000 < $250,000,000	0.25%	1.50%
< $125,000,000	0.50%	1.75%
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignee” has the meaning specified in Section 11.2(a).
          “Assignment and Assumption” has the meaning specified in Section 11.2(a).
          “Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other counsel engaged by the Agent and the allocated costs and expenses of internal legal services of the Agent.
          “Attributable Debt” means, as of any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
          “Availability” means, as of any date of determination, the Borrowing Base minus the Aggregate Revolver Outstandings.

Annex A-2

          “Availability Cash Collateral Account” means an account of LS&Co held with the Bank and subject to a blocked account agreement in form and substance satisfactory to the Agent.
          “Bank” means Bank of America, N.A., a national banking association, or any successor entity thereto.
          “Bank Products” means Selected Revolving Lender Hedge Agreements and Selected Revolving Lender Cash Management Services.
          “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).
          “Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank in Charlotte, North Carolina as its “prime rate” (the “prime rate” being a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate). Any change in the prime rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change. Each Interest Rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.
          “Base Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the Base Rate.
          “Base Rate Trademark Subfacility Loan” means a Trademark Subfacility Loan during any period in which it bears interest based on the Base Rate.
          “Block Reserve” means, (a) on or prior to the Trademark Subfacility Payoff Date, $0, and (b) after the Trademark Subfacility Payoff Date, a reserve in the amount of $50,000,000 minus the amount of cash and Cash Equivalents (not to exceed $50,000,000) deposited in the Availability Cash Collateral Account and designated by the Borrowers as being allocated to the Block Reserve.
          “Borrower” and “Borrowers” each have the meaning specified in the introductory paragraph to this Agreement.
          “Borrowing” means (i) a borrowing hereunder consisting of Revolving Loans made on the same day by the Lenders to any Borrower or by Bank in the case of a Borrowing funded by Non-Ratable Loans or by the Agent in the case of a Borrowing consisting of an Agent Advance, (ii) a borrowing hereunder consisting of Trademark Subfacility Loans or (iii) the issuance of Letters of Credit hereunder; provided, however, that advances made by the Lenders to any Borrower and repaid by any Borrower on the same Business Day shall not constitute a Borrowing.
          “Borrowing Base” means, as of any date of determination, an amount equal to the lesser of (a) the aggregate amount of the Maximum Revolver Amount, minus the Block Reserve, minus the Aggregate Trademark Subfacility Outstandings; or (b) the sum of (i) eighty five

Annex A-3

percent (85%) of the Net Amount of Eligible Accounts; plus (ii) fifty percent (50%) of the value of Eligible Inventory that is in the form of raw materials; plus (iii) the lesser of (A) (1) ninety five percent (95%) of the lower of cost or current market value of Eligible Inventory that is in the form of finished goods (excluding Genco Goods) plus (2) fifty percent (50%) of the lower of cost or current market value of Eligible Inventory that is in the form of Genco Goods and (B) eighty-five percent (85%) of the appraised net liquidation value of Eligible Inventory that is in the form of finished goods (including Genco Goods); plus (iv) one hundred percent (100%) of the value of cash and Cash Equivalents collectively held in (A) the Borrowing Base Cash Collateral Account and (B) the Availability Cash Collateral Account and not designated by any Borrower as being allocated to the Block Reserve or the Minimum Excess Availability Amount, minus Reserves from time to time established by the Agent in its reasonable credit judgment, minus the Block Reserve.
          “Borrowing Base Cash Collateral Account” means, collectively, one or more accounts of LS&Co, as designated from time to time by written notice from LS&Co to the Agent, held with financial institutions and subject to control agreements in form and substance satisfactory to the Agent.
          “Borrowing Base Certificate” means a certificate by a Responsible Officer of LS&Co, substantially in the form of Exhibit A (or another form acceptable to the Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by LS&Co and certified to the Agent; provided, that the Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (1) to reflect its reasonable estimate of declines in value of any Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.
          “Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in San Francisco, California or Charlotte, North Carolina are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate, LIBOR Rate Revolving Loans or LIBOR Rate Trademark Subfacility Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.
          “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.
          “Capital Lease” means any lease of property by LS&Co or any of its Subsidiaries which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of LS&Co or any of its Subsidiaries.
          “Capital Markets Transaction” means an issuance or sale of unsecured Debt by LS&Co through a public offering or private placement or under any unsecured term facility

Annex A-4

which has covenants substantially similar to any outstanding unsecured Debt issued or sold by LS&Co through a public offering (other than unsecured Debt expressly permitted to be incurred or issued pursuant to Section 7.15 (other than Section 7.15(a)(ii))).
          “Cash Collateral” means cash, and any interest or other income earned thereon, that is delivered to the Agent to Cash Collateralize any Obligations.
          “Cash Collateralize” means the delivery of cash to the Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to the Obligations arising from or in connection with the Letters of Credit, 105% of such aggregate Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), the Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.
          “Cash Collateralized Letter of Credit” means a Letter of Credit requested to be issued as a Cash Collateralized Letter of Credit in accordance with Section 1.3(b) or converted into a Cash Collateralized Letter of Credit pursuant to Section 1.3(i) and otherwise issued in accordance with the conditions hereunder applicable to a Cash Collateralized Letter of Credit, provided that upon effectiveness of the conversion of any Cash Collateralized Letter of Credit in accordance with Section 1.3(i), such Letter of Credit shall no longer be a “Cash Collateralized Letter of Credit” for purposes of this Agreement.
          “Cash Collateralized Letter of Credit Fee” has the meaning specified in Section 2.6.
          “Cash Dominion Period” means any period (a) commencing on the first day immediately following the last day of any Minimum Excess Availability Period and (b) ending on the last day immediately preceding the commencement of the immediately succeeding Minimum Excess Availability Period.
          “Cash Equivalents” means, as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States, in each case maturing within one year after such date; (b) taxable or tax-exempt marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency; (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or the equivalent thereof from another nationally recognized rating agency; (d) time deposits, certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States, any state thereof or an OECD country having, at such date, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency (except as otherwise approved by the Treasurer of LS&Co) or by a primary government securities dealer reporting to the Market Reports

Annex A-5

Division of the Federal Reserve Bank of New York; (e) repurchase agreements with financial institutions organized under the laws of the United States, any state thereof or an OECD country having, at such date, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency (except as otherwise approved by the Treasurer of LS&Co) or with a primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York; (f) Dollar denominated fixed or floating rate notes and foreign currency denominated fixed or floating rate notes, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A or A-1 from S&P or the equivalent thereof from another nationally recognized rating agency; (g) variable rate demand notes with interest reset period and related put at par at 7-day intervals and having, at the time of the acquisition thereof, a rating of at least AA  from S&P or the equivalent thereof from another nationally recognized rating agency; (h) money market preferred funds with a weighted average maturity not to exceed ninety (90) days and having, at the time of the acquisition thereof, a rating of at least AA from S&P or the equivalent thereof from another nationally recognized rating agency; and (i) taxable or tax-exempt money market funds with a weighted average maturity not to exceed ninety (90) days and having, at the time of the acquisition thereof, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency; provided such investments are limited to $25,000,000 for each such fund and $100,000,000 in the aggregate for all such funds, such funds are open-end funds with total assets of more than $1,000,000,000 and an expressed goal of maintaining a net asset value of $1.00 per share and such funds limit their investments to the prime credit instruments allowed in this definition.
          “Cash Management Services” means (a) ACH Transactions, clearing lines, overdraft facilities, controlled disbursement services or similar cash management arrangements including, without limitation, any obligations arising from the honoring of a draft or payment order or the settlement of a Hedge Agreement and (b) credit card services and (c) other banking products or services as may be requested by any Borrower or any of its Subsidiaries, other than Letters of Credit.
          “Cash Management Services Reserves” means all reserves which the Agent from time to time establishes in its reasonable discretion for the Cash Management Services then being provided or outstanding.
          “Change of Control” means:
          (a) prior to the first Public Equity Offering that results in a Public Market, the Permitted Transferees cease to be the beneficial owners, directly or indirectly, of a majority of the total voting power of the voting stock of LS&Co, whether as a result of the issuance of securities of LS&Co, any merger, consolidation, liquidation or dissolution of LS&Co, any direct or indirect transfer of securities by the Permitted Transferee or otherwise;
          (b) on or after the first Public Equity Offering that results in a Public Market, if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d- 5(b)(1) under the Exchange Act, other than any one or more of the Permitted Transferees,

Annex A-6

becomes the beneficial owner, directly or indirectly, of thirty five percent (35%) or more of the total voting power of the voting stock of LS&Co, provided, however, that the Permitted Transferees are the beneficial owners, directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the voting stock of LS&Co than that other person or group; and provided further, that the provisions of this clause (b) shall not apply to Voting Trustees serving in that capacity under the Voting Trust Agreement;
          (c) with respect to any Person, an event or series of events by which during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period or (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or who were nominated by Permitted Transferees or by any of the Voting Trustees; or
          (d) the occurrence of any “Change in Control” as defined in any indenture or agreement executed in connection with a Capital Markets Transaction.
          For purposes of this definition (i) “beneficial owner” means a beneficial owner as defined in Rule 13d-3 under the Exchange Act, except that (A) a person shall be deemed to be the beneficial owner of all shares that the person has the right to acquire, whether that right is exercisable immediately or only after the passage of time and (B) Permitted Transferees shall be deemed to be the beneficial owners of any voting stock of a corporation or other legal entity held by any other corporation or other legal entity so long as the Permitted Transferees beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the voting stock of that corporation or other legal entity; and (ii) “voting stock” means (A) all classes of Equity Interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors and (B) voting trust certificates issued under the Voting Trust Agreement.
          “Chattel Paper” means all of each Borrower’s now owned or hereafter acquired chattel paper, as defined in the UCC, including electronic chattel paper.
          “Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Collateral” means all real and personal property of any Borrower and all other assets of any Person from time to time subject to Agent’s Liens securing payment or performance of the Obligations, including the Trademark Subfacility Collateral; provided, however, that Collateral shall not include the IP Facility Collateral and after the Trademark Subfacility Payoff Date, Collateral shall not include the Trademark Subfacility Collateral.
          “Collateral Documents” means the Pledge and Security Agreement, the Trademark Security Agreement, the Mortgages, any control agreement, any securities account control agreement and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Agent, on behalf

Annex A-7

of the Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.
          “Commitment” means, as of any date of determination, with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on Schedule 1.2 or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 11.2, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 11.2, and “Commitments” means, collectively, the aggregate amount of the commitments of all of the Lenders.
          “Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of LS&Co and its Subsidiaries) by LS&Co and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of LS&Co and its Subsidiaries but excluding the aggregate of all expenditures by LS&Co and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of LS&Co. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.
          “Consolidated EBITDA” means, for any period, for LS&Co and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period, plus (b) the sum of the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes for such period, (iii) the amount of depreciation and amortization expense, (iv) (A) all non-cash nonoperating expense and any non-cash nonoperating expense constituting restructuring and restructuring related charges incurred for such period minus (B) all non-cash nonoperating income for such period and any non-cash nonoperating income constituting reversals of restructuring and restructuring related charges to the extent such charges are incurred for such period, and (v) foreign exchange losses (whether or not included in operating expense) of LS&Co and its Subsidiaries for such period minus foreign exchange gains (whether or not included in operating income) of LS&Co and its Subsidiaries for such period.
          “Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA for the twelve Fiscal Months most recently ended, minus (ii) the sum of (A) the aggregate amount of all Consolidated Capital Expenditures made by LS&Co and its Subsidiaries during such period plus (B) the provision for federal, state, local and foreign income taxes for such period, to (b) the sum of (i) Consolidated Interest Charges for such period and (ii) the aggregate principal amount (or the equivalent thereto) of all repayments of scheduled Debt (other than intercompany Debt) made by LS&Co

Annex A-8

and its Subsidiaries during such period (other than to the extent such Debt has been refinanced or defeased, or with respect to which restricted cash has been set aside to repay, during such period from the proceeds of new Debt that is not secured by any Collateral).
          “Consolidated Interest Charges” means, for any period, for LS&Co and its Subsidiaries on a consolidated basis, all interest (net of all interest income), premium amortization, debt discount, fees, charges and related expenses of LS&Co and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP.
          “Consolidated Investment” means any Investment in Equity Interests of any Person (other than any then existing Subsidiary of LS&Co or the LS&Co. Trust) if, as a result of such Investment, the financial results of such Person are consolidated with the financial results of LS&Co in accordance with GAAP.
          “Consolidated Net Income” means, for any period, for LS&Co and its Subsidiaries on a consolidated basis, the net income of LS&Co and its Subsidiaries for that period.
          “Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than twelve (12) months from the date of the most recent consolidated balance sheet of LS&Co but which by its terms is renewable or extendable beyond twelve (12) months from such date at the option of LS&Co or any of its Subsidiaries), and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of LS&Co and computed in accordance with GAAP.
          “Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste.
          “Continuation/Conversion Date” means the date on which a Loan is converted into or continued as a Base Rate Revolving Loan, Base Rate Trademark Subfacility Loan, LIBOR Rate Revolving Loan or a LIBOR Rate Trademark Subfacility Loan, as applicable.
          “Contributing Guarantors” has the meaning specified in Section 1.5(i).
          “Credit Support” has the meaning specified in Section 1.3(a).
          “Debt” means, without duplication, all liabilities, obligations and indebtedness of LS&Co or any of its Subsidiaries to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables, but including, whether or not included as indebtedness or liabilities in accordance with GAAP:

Annex A-9

          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
          (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and trade letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
          (c) net obligations of such Person under any Hedge Agreement or in connection with any Cash Management Services;
          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
          (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          (f) Capital Leases and Synthetic Lease Obligations;
          (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
          (h) all amounts shown on a balance sheet of such Person as indebtedness or liabilities in accordance with GAAP; and
          (i) all Guarantees of such Person in respect of any of the foregoing.
          For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.
          “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.
          “Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2%) per annum. Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate. In

Annex A-10

addition, the Default Rate shall result in an increase in each of the Letter of Credit Fee and the Cash Collateralized Letter of Credit Fee by two percentage points per annum.
          “Defaulting Lender” has the meaning specified in Section 12.15(c).
          “Designated Account” has the meaning specified in Section 1.2(d).
          “Designated Persons” has the meaning specified in Section 1.2(d).
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and any grant of any option or rights relating to any such property (other than any property to the extent that the aggregate value of such property sold, transferred, licensed, leased or otherwise disposed of in any single transaction or related series of transactions is less than $500,000, individually, and $2,000,000, collectively, during any Fiscal Year).
          “Disqualified Stock” has the meaning specified in that certain Indenture dated as of December 4, 2002 between LS&Co and Wilmington Trust Company, as trustee.
          “Documents” means all documents as such term is defined in the UCC, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by LS&Co.
          “DOL” means the United States Department of Labor or any successor department or agency.
          “Dollar” and “$” means dollars in the lawful currency of the United States. Unless otherwise specified, all payments under the Agreements shall be made in Dollars.
          “Domestic Subsidiary” means any Subsidiary of LS&Co that is organized under the laws of any political subdivision of the United States.
          “Eligible Accounts” means the Accounts which the Agent in the exercise of its reasonable commercial discretion determines to be Eligible Accounts. Without limiting the discretion of the Agent to establish other criteria of ineligibility, Eligible Accounts shall not, unless the Agent in its reasonable discretion elects, include any Account:
          (a) (i) on terms of net thirty (30) days or fewer with respect to which more than 97 days have elapsed since the date of the original invoice therefor or which is more than 67 days past due; or (ii) on terms longer than net thirty (30) days, provided that an aggregate net amount of such Accounts not to exceed $10,000,000 with respect to which not more than 127 days have elapsed since the date of the original invoice therefor may be Eligible Accounts;
          (b) with respect to which any of the representations, warranties, covenants, and agreements contained in the Pledge and Security Agreement are incorrect or have been breached;

Annex A-11

          (c) with respect to which Account (or any other Account due from such Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;
          (d) which represents a progress billing (as hereinafter defined) or as to which any Borrower has extended the time for payment without the consent of the Agent; for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon any Borrower’s completion of any further performance under the contract or agreement;
          (e) with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Federal Bankruptcy Code; the institution by or against the Account Debtor of any other type of Insolvency Proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;
          (f) if fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) above;
          (g) owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States of America or Canada (other than the Province of Newfoundland); or (ii) is not organized under the laws of the United States of America or Canada or any state or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Agent in its discretion;
          (h) owed by an Account Debtor which is an Affiliate or employee of any Borrower;
          (i) except as provided in clause (k) below, with respect to which either the perfection, enforceability, or validity of the Agent’s Liens in such Account, or the Agent’s right

Annex A-12

or ability to obtain direct payment to the Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;
          (j) owed by an Account Debtor to which LS&Co or any of its Subsidiaries, is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;
          (k) owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Agent’s Liens therein, have been complied with to the Agent’s satisfaction with respect to such Account; provided that the Agent can make up to $10,000,000 of such Accounts eligible in its discretion;
          (l) owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which the Agent determines that its Lien therein is not or cannot be perfected;
          (m) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;
          (n) which is evidenced by a promissory note or other instrument or by Chattel Paper;
          (o) if the Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor’s financial inability to pay;
          (p) with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit any Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;
          (q) which arises out of a sale not made in the ordinary course of LS&Co’s or LSFCC’s business;
          (r) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;
          (s) owed by an Account Debtor or Affiliates of such Account Debtor which are obligated to LS&Co or any of its Subsidiaries respecting Accounts the aggregate unpaid balance of which exceeds fifteen percent (15%) of the aggregate unpaid balance of all Accounts

Annex A-13

owed to LS&Co or any of its Subsidiaries at such time by all of the Account Debtors of the Borrowers, but only to the extent of such excess, provided that such percentage shall be twenty five percent (25%) with respect to any such Account Debtor or any such Affiliate whose lowest short term or long term unsecured debt rating with Moody’s or S&P is not lower than Baa3 or BBB-, respectively; or
          (t) which is not subject to a first priority and perfected security interest in favor of the Agent for the benefit of the Lenders.
          If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.
          “Eligible Assignee” means (a) a commercial bank, commercial finance company or other asset based lender, having total assets (or total assets under management) in excess of $1,000,000,000; (b) any Lender listed on the signature page of this Agreement; (c) any Affiliate of any Lender; (d) any Approved Fund; and (e) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Agent.
          “Eligible Inventory” means Inventory, valued at the lower of cost (on a first-in, first-out basis) or market, which the Agent, in its reasonable discretion, determines to be Eligible Inventory. Without limiting the discretion of the Agent to establish other criteria of ineligibility, Eligible Inventory shall not, unless the Agent in its reasonable discretion elects, include any Inventory:
          (a) that is not owned by a Loan Party;
          (b) that is not subject to the Agent’s Liens, which are perfected as to such Inventory, or that are subject to any other Lien whatsoever (other than (i) the Liens described in clause (d) of the definition of Permitted Liens provided that such Permitted Liens (A) are junior in priority to the Agent’s Liens or subject to Reserves and (B) do not impair directly or indirectly the ability of the Agent to realize on or obtain the full benefit of Collateral and (ii) second priority Liens on Collateral granted to the lenders pursuant to an IP Facility);
          (c) that does not consist of finished goods or raw materials;
          (d) that consists of work-in-process, chemicals, samples, prototypes, supplies, or packing and shipping materials as they relate to raw materials;
          (e) that is not in good condition, is unmerchantable, or does not meet all standards imposed by any Governmental Authority, having regulatory authority over such goods, their use or sale;
          (f) that is not currently either usable or salable, at prices approximating at least cost, in the normal course of a Loan Party’s business, or that is slow moving or stale;
          (g) that is obsolete or defective or returned or repossessed or used goods taken in trade;

Annex A-14

          (h) that is located outside the United States of America (other than Inventory in-transit to the United States from vendors or suppliers with respect to which the Agent’s first priority Lien on behalf of the Lenders has been perfected to the Agent’s satisfaction);
          (i) that is located in a public warehouse or in possession of a bailee or in a facility leased by a Loan Party, if the warehouseman, or the bailee, or the lessor has not delivered to the Agent, if requested by the Agent, a subordination agreement, bailee letter or similar waiver in form and substance satisfactory to the Agent or if a Reserve for rents or storage charges has not been established for Inventory at that location;
          (j) that contains or bears any Proprietary Rights licensed to a Borrower by any Person, if the Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Pledge and Security Agreement and Section 9.2 without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, as to which a Loan Party has not delivered to the Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Agent if requested;
          (k) that is not reflected in the details of a current perpetual inventory report; or
          (l) that is Inventory placed on consignment.
          If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.
          “Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for a Release or injury to the environment.
          “Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters.
          “Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equipment” means all now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory) of any Borrower, including embedded software, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by any Borrower and all rights and interests of any Borrower with respect thereto under such leases (including, without limitation, options to purchase);

Annex A-15

together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.
          “Equipment Financing Transaction” means any financing with any Person of Equipment which will be treated as Debt.
          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
          “ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.
          “Event of Default” has the meaning specified in Section 9.1.
          “Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

Annex A-16

          “Excluded Subsidiary” means Levi Strauss Global Operations, LLC, a Delaware limited liability company.
          “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Agent.
          “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
          “Financial Statements” means, according to the context in which it is used, the financial statements referred to in Sections 5.2 and 6.6 or any other financial statements required to be given to the Lenders pursuant to this Agreement.
          “First Amended and Restated Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.
          “Fiscal Agency Agreement” means that certain Fiscal Agency Agreement dated as of November 22, 1996 between LS&Co and Citibank, N.A., as fiscal agent.
          “Fiscal Month” means, with respect to LS&Co or any of its Subsidiaries, the approximately one-month period ending each month on a day not earlier than the tenth Business Day before the last day of such month or such other applicable period, as determined from time to time by LS&Co in the ordinary course of its business, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.
          “Fiscal Quarter” means, with respect to LS&Co or any of its Subsidiaries, the approximately three-month period ending on a day in February, May, August or November, as the case may be, not earlier than the tenth Business Day before the last day of such month or such other applicable period, as determined from time to time by LS&Co in the ordinary course of its business, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.
          “Fiscal Year” means, with respect to LS&Co or any of its Subsidiaries, the approximately twelve-month period ending on a day in November not earlier than the tenth Business Day before the last day of such month or such other applicable period, as determined from time to time by LS&Co in the ordinary course of its business or, if any such Subsidiary was not in existence on such day in November in any calendar year, the period commencing on the

Annex A-17

date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the fourth Sunday of the next succeeding November.
          “Fixed Assets” means the Equipment and Real Estate of any Borrower.
          “Foreign Government Scheme or Arrangement” has the meaning specified in Section 6.19(d).
          “Foreign Inventory Transaction” means any financing with any Person of Inventory owned by a Foreign Subsidiary which will be treated as Debt.
          “Foreign Plan” has the meaning specified in Section 6.19.
          “Foreign Receivables” means all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale of goods or services by Foreign Subsidiaries, which includes any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of Foreign Subsidiaries in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, (c) all guaranties, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations, (d) all books and records relating to the foregoing, lockbox accounts containing primarily proceeds of the foregoing, and other similar related assets customarily transferred (or in which security interests are customarily granted) to purchasers in receivables purchase transactions that are treated as sales under GAAP, (e) all rights of Foreign Subsidiaries to refunds on account of value added tax in respect of goods sold to an obligor, any receivable from whom is or becomes a defaulted receivable, and (f) proceeds of or judgments relating to any of the foregoing, any debts represented thereby and all rights of action against any Person in connection therewith.
          “Foreign Subsidiary” means any Subsidiary of LS&Co, other than a Domestic Subsidiary.
          “Fraudulent Transfer Laws” has the meaning specified in Section 1.5(h).
          “Full Payment” means, with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are arising from or in connection with the Letters of Credit or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any claims of Loan Parties against the Agent, Lenders and Letter of Credit Issuer arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

Annex A-18

          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “Funded Current Liability Percentage” means “funded current liability percentage” within the meaning of Section 412(1)(8)(B) of the Code.
          “Funding Date” means the date on which a Borrowing occurs.
          “Funding Target Attainment Percentage” means the “funding target attainment percentage” within the meaning of Section 430(d)(2) of the Code.
          “GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Amendment Date.
          “Genco Goods” means finished goods consisting of returns, irregulars, closeouts, seconds, samples and other similar goods owned by LS&Co and held by GENCO I, Inc., a third party logistics provider, or any of its Affiliates or successors or other third party logistics providers providing similar products and services.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
          “Guarantee” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.
          “Guarantors” means, collectively, each Domestic Subsidiary of LS&Co other than (a) any Restricted Subsidiary, (b) any Limited Guarantor, (c) LSFCC and (d) the Excluded Subsidiary.
          “Hazardous Substances” has the meaning specified in Section 13.12(b).
          “Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options,

Annex A-19

forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, put or call transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any international foreign exchange master agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Hedge Agreement Reserves” means all reserves which the Agent from time to time establishes in its reasonable discretion for the Hedge Agreements then outstanding.
          “Hedge Termination Value” means, with respect to each Hedge Agreement on any date of determination, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreement, an amount equal to the termination value, expressed in Dollars, as determined by LS&Co; provided, however, that in the event that two Lenders determine that the mark-to-market value, expressed in Dollars, for any Hedge Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreement, is greater than the termination value for such Hedge Agreement determined by LS&Co, the Hedge Termination Value of such Hedge Agreement shall be the amount determined by such Lenders; provided further that any such determination shall have no evidentiary value for purposes of determining the amount owed to the applicable Selected Revolving Lender.
          “Indemnified Liabilities” has the meaning specified in Section 13.12(a).
          “Indemnified Person” has the meaning specified in Section 13.12(a).
          “Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.
          “Insolvent” means, when used with respect to any Person, that at the time of determination:
          (a) the assets of such Person, at a fair valuation, are less than the total amount of its debts (including contingent liabilities); and
          (b) the present fair saleable value of its assets is less than its probable liability on its existing debts as such debts become absolute and matured; and

Annex A-20

          (c) it is then unable and does not expect to be able to pay its debts (including contingent debts and other commitments) as they mature; and
          (d) it has capital insufficient to carry on its business as conducted and as proposed to be conducted.
          For purposes of determining whether a Person is Insolvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Instruments” means all instruments as such term is defined in the UCC, now owned or hereafter acquired by any Borrower.
          “Intercreditor Agreement” means an Intercreditor Agreement by and among the Agent, and the agent for the lenders under an IP Facility, as from time to time amended, modified or restated.
          “Interest Period” means, as to any LIBOR Rate Revolving Loan or LIBOR Rate Trademark Subfacility Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a LIBOR Rate Revolving Loan or LIBOR Rate Trademark Subfacility Loan, as applicable, and ending on the date fourteen days or one, two, three or six months thereafter as selected by LS&Co in its Notice of Borrowing, in the form attached hereto as Exhibit C, or Notice of Continuation/Conversion, in the form attached hereto as Exhibit D, provided that:
          (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
          (b) any Interest Period pertaining to a LIBOR Rate Revolving Loan or LIBOR Rate Trademark Subfacility Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
          (c) no Interest Period shall extend beyond the Stated Termination Date;
          (d) there shall be no more than three (3) Interest Periods of fourteen days outstanding at any time; and
          (e) no Interest Period with respect to any Trademark Subfacility Loans shall extend beyond a date on which the Borrowers are required to make a scheduled payment of principal of such Loans, unless the sum of (i) the aggregate principal amount of such Loans that are Base Rate Trademark Subfacility Loans plus (ii) the aggregate principal amount of such Loans that are LIBOR Rate Trademark Subfacility Loans with Interest Periods expiring on or

Annex A-21

before such date equals or exceeds the principal amount required to be paid on such Loans on such date.
          “Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.
          “Inventory” means all of each Loan Party’s now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in such Loan Party’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit; provided that customary trade credit extended and paid in the ordinary course of business shall not constitute Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).
          “Investment Policies” means LS&Co’s Investment Policies, as adopted by LS&Co and executed by a Responsible Officer of LS&Co from time to time.
          “IP Facility” means, collectively, one or two credit facilities executed at any time after the Amendment Date, the obligations of which are secured by, among other things, a first priority lien on the IP Facility Collateral.
          “IP Facility Collateral” means, collectively, (a) all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all trademarks, service marks, designs, logos, indicia, trade names, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by any borrowers and, if applicable, guarantors in connection with an IP Facility (collectively, the “IP Facility Parties”), or hereafter adopted and used, in its business (the “Trademarks”), all registrations that have been or may hereafter be issued or applied for thereon in the United States of America and any state thereof and in foreign countries (collectively, the “Trademark Registrations”), all common law and other rights in and to the Trademarks in the United States of America and any state thereof and in foreign countries (the “Trademark Rights”), and all goodwill of any IP Facility Party’s business symbolized by the Trademarks and associated therewith (the “Associated Goodwill,” and together with the Trademarks, Trademark Registrations and Trademark Rights, the “IP Facility

Annex A-22

Trademark Collateral”), it being understood that the rights and interests included in the IP Facility Trademark Collateral shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of any IP Facility Party pertaining to Trademark applications and Trademarks presently or in the future owned or used by third parties; (b) all rights, title and interest (including rights acquired pursuant to a license or otherwise) under copyright in various published and unpublished works of authorship including computer programs, computer data bases, other computer software, layouts, trade dress, drawings, designs, writings and formulas owned by any IP Facility Party (collectively, the “Copyrights”), all copyright registrations issued to any IP Facility Party and applications for copyright registration that have been or may hereafter be issued or applied for thereon by any IP Facility Party in the United States and any state thereof and in foreign countries (collectively, the “Copyright Registrations”), all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (the “Copyright Rights” and, together with the Copyrights and the Copyright Registrations, the “IP Facility Copyright Collateral”), including each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of any IP Facility Party), authored (as a work for hire for the benefit of any IP Facility Party) or acquired by any IP Facility Party, in whole or in part, and all Copyrights Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including the right to renew and extend such Copyright Registrations and Copyright Rights and to register works protectable by copyright and the right to sue for past, present and future infringements of the Copyrights and Copyright Rights in the name of any IP Facility Party or in the name of any lenders or agent for the lenders in connection with the IP Facility, it being understood that the rights and interests included in the IP Facility Copyright Collateral hereby shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of any IP Facility Party pertaining to Copyright applications and Copyrights presently or in the future owned or used by third parties; and (c) all proceeds of the foregoing, as such IP Facility Trademark Collateral and IP Facility Copyright Collateral are more particularly described in the Intercreditor Agreement; provided that on or prior to the Trademark Subfacility Payoff Date, the IP Facility Collateral shall not include the Trademark Subfacility Collateral.
          “IP Facility Party” has the meaning specified in the definition of “IP Facility Collateral.”
          “IP Rights” means trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights.
          “IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.
          “Latest Projections” means the projections most recently received by the Agent pursuant to Section 5.2(d).
          “Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof and shall include the Agent to the extent of any Agent Advance outstanding

Annex A-23

and the Bank to the extent of any Non-Ratable Loan outstanding; provided that no such Agent Advance or Non-Ratable Loan shall be taken into account in determining any Lender’s Pro Rata Share.
          “Letter of Credit” has the meaning specified in Section 1.3(a).
          “Letter of Credit Fee” has the meaning specified in Section 2.6.
          “Letter of Credit Issuer” means the Bank, any affiliate of the Bank or any other financial institution that issues any Letter of Credit pursuant to this Agreement.
          “Letter of Credit Subfacility” means $350,000,000.
          “LIBOR Interest Payment Date” means, with respect to a LIBOR Rate Revolving Loan or a LIBOR Rate Trademark Subfacility Loan, the Termination Date, the first day of each month hereafter and the last day of each Interest Period applicable to such Loan.
          “LIBOR Rate” means, for any Interest Period, with respect to LIBOR Rate Revolving Loans and LIBOR Rate Trademark Subfacility Loans, the rate of interest per annum determined pursuant to the following formula:
LIBOR Rate =                Offshore Base Rate
                     1.00 – Eurodollar Reserve Percentage
          Where,
          “Offshore Base Rate” means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by the Agent as the rate of interest at which dollar deposits in the approximate amount of the LIBOR Rate Revolving Loan or the LIBOR Rate Trademark Subfacility Loan, as applicable, comprising part of such Borrowing would be offered by the Bank’s London Branch to major banks in the offshore dollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
          “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve

Annex A-24

requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Offshore Rate for each outstanding LIBOR Rate Revolving Loan and LIBOR Rate Trademark Subfacility Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
          “LIBOR Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the LIBOR Rate.
          “LIBOR Rate Trademark Subfacility Loan” means a Trademark Subfacility Loan during any period in which it bears interest based on the LIBOR Rate.
          “Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property; and (c) any contingent or other agreement to provide any of the foregoing.
          “Limited Guarantors” means, collectively, each Domestic Subsidiary of LS&Co with a foreign branch other than any Restricted Subsidiary and the Excluded Subsidiary.
          “Loan Account” means the loan account of the Borrowers, which account shall be maintained by the Agent.
          “Loan Documents” means this Agreement, the Collateral Documents, the Subsidiary Guaranty and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, Collateral, or any other aspect of the transactions contemplated by this Agreement.
          “Loan Parties” means, collectively, LS&Co, LSFCC and each of the Domestic Subsidiaries party to the Subsidiary Guaranty or any of the Collateral Documents.
          “Loans” means, collectively, all loans and advances provided for in Article 1.
          “LOS/DOS Business” means the ownership and operation by LS&Co or a Subsidiary of LS&Co, whether directly or through joint ventures with third parties in partnership, corporate or other form, of businesses engaged solely in selling apparel and accessories and related products including, without limitation, selling through retail stores, outlet stores, telephone sales, catalog or other mail orders, and electronic sales. LOS/DOS Business shall not include any business engaging in manufacturing or in selling and in manufacturing.
          “LS&Co” has the meaning specified in the introductory paragraph to this Agreement.

Annex A-25

          “LS&Co. Deferred Compensation Plan” has the meaning specified in Section 7.17(h).
          “LS&Co. Trust” has the meaning specified in Section 7.17(h).
          “LS&Co. Trust Agreement” has the meaning specified in Section 7.17(h).
          “LSFCC” has the meaning specified in the introductory paragraph to this Agreement.
          “LSIFCS” means Levi Strauss International Group Finance Coordination Services C.V.A./S.C.A., a Belgian corporation, and any successors.
          “Majority Lenders” means, as of any date of determination, Lenders whose Pro Rata Shares aggregate more than fifty percent (50%).
          “Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
          “Master Agreement” has the meaning specified in the definition of “Hedge Agreement”.
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Loan Party, LS&Co and its Subsidiaries taken as a whole or Collateral; (b) a material impairment of the ability of any Loan Party to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
          “Material Domestic Subsidiary” means (a) any Domestic Subsidiary of LS&Co, (i) the net book value of which is $5,000,000 or more or (ii) the annual gross revenue of which is $15,000,000 or more and (b) any other Subsidiary of LS&Co designated by LS&Co to be a “Material Subsidiary” for purposes of this Agreement.
          “Maximum Rate” has the meaning specified in Section 2.3.
          “Maximum Revolver Amount” means $750,000,000 as such amount may be reduced from time to time by the amount of any reduction permitted pursuant Section 3.3(b).
          “Maximum Trademark Subfacility Amount” means $250,000,000.
          “Minimum Excess Availability Amount” means, as of any date of determination, the sum of (a) the daily average Availability plus (b) the amount of cash or Cash Equivalents (not to exceed, (i) if on or prior to the Trademark Subfacility Payoff Date, $100,000,000 and (ii) if after the Trademark Subfacility Payoff Date, $25,000,000) in either case deposited in the Availability Cash Collateral Account and designated by the Borrowers as being allocated to the Minimum Excess Availability Amount.

Annex A-26

          “Minimum Excess Availability Period” means (a) on or prior to the Trademark Subfacility Payoff Date, the period beginning on the Amendment Date and ending on the fifth consecutive Business Day thereafter on which the Minimum Excess Availability Amount is less than $100,000,000 and any period thereafter beginning on the first Business Day following the second full consecutive month during which the Minimum Excess Availability Amount is at least $100,000,000 and ending on the fifth consecutive Business Day thereafter on which the Minimum Excess Availability Amount is less than $100,000,000 and (b) after the Trademark Subfacility Payoff Date, the period beginning on date immediately after the Trademark Subfacility Payoff Date and ending on the fifth consecutive Business Day thereafter on which the Minimum Excess Availability Amount is less than $25,000,000 and any period thereafter beginning on the first Business Day following the second full consecutive month during which the Minimum Excess Availability Amount is at least $25,000,000 and ending on the fifth consecutive Business Day thereafter on which the Minimum Excess Availability Amount is less than $25,000,000.
          “Minimum Intercompany Transaction Requirement” means that after giving effect to any proposed intercompany Investment, intercompany Debt or intercompany Disposition and all other intercompany Investments, intercompany Debt and intercompany Dispositions occurring (a) on or prior to the Trademark Subfacility Payoff Date, during any seventy-two (72) hour period, no net transfer of cash and/or property in excess of $20,000,000 during any period in which the Borrowers are not in a Minimum Excess Availability Period or $40,000,000 in the aggregate during any Fiscal Year in which the Borrowers are not in a Minimum Excess Availability Period or (b) after the Trademark Subfacility Payoff Date, during any seventy-two (72) hour period, no net transfer of cash and/or property, in each case (i) from any Borrower to any Limited Guarantor or any Foreign Subsidiary, (ii) from any Guarantor to any Limited Guarantor or any Foreign Subsidiary, or (iii) from any Limited Guarantor to any Foreign Subsidiary shall have occurred.
          “Monthly Compliance Certificate” means a certificate substantially in the form of Exhibit I-A.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgages” means and includes any and all of the mortgages, deeds of trust, deeds to secure debt, assignments and other instruments executed and delivered by any Loan Party to or for the benefit of the Agent by which the Agent, on behalf of the Lenders, acquires a Lien on the Real Estate or a collateral assignment of such Loan Party’s interest under leases of Real Estate, and all amendments, modifications and supplements thereto.
          “Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five (5) years contributed to by any Borrower or any ERISA Affiliate.
          “Net Amount of Eligible Accounts” means, as of any date of determination, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits, allowances, accrued rebates, offsets, deductions, counterclaims, disputes and

Annex A-27

other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.
          “Net Proceeds” has the meaning specified in Section 3.4(b)(i)(1).
          “Non-Ratable Loan” and “Non-Ratable Loans” have the meanings specified in Section 1.2(i).
          “Notice of Borrowing” has the meaning specified in Section 1.2(c).
          “Notice of Continuation/Conversion” has the meaning specified in Section 2.2(b).
          “Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by each Loan Party to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guarantee, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower in bankruptcy, whether or not allowed in such case or proceeding), charges, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to any Loan Party hereunder or under any of the other Loan Documents. “Obligations” includes, without limitation, (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit and Credit Support, and (b) all debts, liabilities and obligations now or hereafter under or arising from or in connection with Bank Products.
          “OECD” means the Organization for Economic Cooperation and Development.
          “Ordinary Course Hedge Agreements” means any and all interest rate swaps, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, interest rate options, forward foreign exchange transactions, put or call transactions, cap transactions, floor transactions, collar transactions, currency swaps, cross-currency rate swaps, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, in each case that are (or were) entered into by any Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view” and that do not contain any provision (“walk-away” provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; provided that Ordinary Course Hedge Agreements shall not include customary spot foreign exchange transactions engaged in solely for the purpose of settling foreign currency denominated trade payables and receivables in the ordinary course of business.
          “Original Closing Date” means September 29, 2003.

Annex A-28

          “Originating Lender” has the meaning specified in Section 11.2(e).
          “Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.
          “Participant” has the meaning specified in Section 11.2(e).
          “Payment Account” means each bank account established pursuant to the Pledge and Security Agreement, to which the proceeds of Accounts and other Collateral are deposited or credited, and which is maintained in the name of the Agent or LS&Co, as the Agent may determine, on terms acceptable to the Agent.
          “Payment Item” means each check, draft or other item of payment payable to any Borrower, including those constituting proceeds of any Collateral.
          “PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.
          “Pending Revolving Loans” means, at any time, the aggregate principal amount of all Revolving Loans requested in any Notice of Borrowing received by the Agent which have not yet been advanced.
          “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi-employer Plan has made contributions at any time during the current year or the immediately preceding five (5) plan years.
          “Permitted Foreign Receivables Transaction” means any arrangement of Foreign Subsidiaries providing for sales, transfers or conveyances of, or granting of security interests in, Foreign Receivables that do not provide, directly or indirectly, for recourse against the seller of such Foreign Receivables (or against any of such seller’s Affiliates) by way of a guarantee or any other support arrangement, with respect to the amount of such Foreign Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for receivables purchase transactions that are treated as sales under GAAP, taking into account such factors as historical bad debt loss experience and obligor concentration levels.
          “Permitted Liens” means:
          (a) Liens for taxes which are not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves in accordance with GAAP are being maintained on the books of the applicable Person or the applicable Person has not yet determined whether reserves are required to be maintained in accordance with GAAP and the amount of all such reserves that may be required do not exceed $5,000,000 in the aggregate;

Annex A-29

          (b) the Agent’s Liens;
          (c) Liens consisting of assignments, pledges or deposits in the ordinary course of business in connection with, or securing obligations under, workers’ compensation laws, unemployment insurance and similar legislation, or securing surety bonds or other similar bonds which, in turn, secure obligations under the aforementioned laws, insurance and legislation;
          (d) Liens consisting of assignments, pledges or deposits in the ordinary course of business, securing the performance of, or payment in respect of, bids, tenders, leases (including a sale-leaseback and associated operating lease) and contracts including rental agreements (other than for the repayment of Debt) or securing guarantees, standby letters of credit, indemnity, performance or other similar bonds which, in turn, secure obligations in respect of bids, tenders, leases and contracts;
          (e) Liens consisting of assignments, pledges or deposits securing the performance of, or payment in respect of, statutory obligations (other than liens arising under ERISA or Environmental Liens), surety and appeal bonds (other than bonds related to judgments or litigation) or indemnity or performance bonds or guarantees or standby letters of credit which, in turn, secure such statutory obligations or bonds;
          (f) materialmen’s, mechanics’, workmen’s and repairmen’s Liens securing obligations (other than Debt for borrowed money) which are not overdue for more than thirty (30) days and carriers’ and warehousemen’s Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt for borrowed money) which are not overdue more than fifteen (15) days or, in each case, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves as required by GAAP with respect thereto are maintained on the books of the applicable Person;
          (g) easements, rights-of-way, zoning restrictions and other similar encumbrances on title to real property that were not incurred in connection with and do not secure Debt and do not, either individually or in the aggregate, materially interfere with the ordinary conduct of LS&Co and its Subsidiaries, taken as a whole; and
          (h) Liens arising from judgments, awards and attachments in connection with court proceedings, provided that the attachment or enforcement of such Liens would not result in an Event of Default under Section 9.1(j), such Liens are being contested in good faith by appropriate proceedings, such contested proceedings conclusively operate to stay the sale of any property subject to such Liens and adequate reserves in accordance with GAAP have been set aside.
          “Permitted Transferees” has the meaning specified in the Stockholders Agreement dated as of April 15, 1996 between LS&Co and the stockholders of LS&Co party thereto as in effect as of the Amendment Date, except that transferees pursuant to Section 2.2(a)(x) thereof shall not be deemed to be Permitted Transferees for purposes of this Agreement.
          “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

Annex A-30

          “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors or maintains or to which any Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan other than a Multi-employer Plan.
          “Pledge and Security Agreement” means that certain Second Amended and Restated Pledge and Security Agreement of even date herewith by and among LS&Co, LSFCC, the Guarantors, the Limited Guarantors and the Agent for the benefit of the Agent and the Lenders, substantially in the form attached hereto as Exhibit F.
          “Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Pledge and Security Agreement.
          “Pledged Debt” has the meaning specified in the Pledge and Security Agreement.
          “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
          “Principal Property” means any contiguous or proximate parcel of real property owned by, or leased to, LS&Co or any of its Restricted Subsidiaries, and any equipment located at or comprising a part of any such property, having a gross book value (without deduction of any depreciation reserves), as of the date of determination, in excess of one percent (1%) of Consolidated Net Tangible Assets; provided, however, that in the event that the Fiscal Agency Agreement, or the limitations regarding Liens granted by LS&Co or Restricted Subsidiaries contained in the Fiscal Agency Agreement, are no longer binding on LS&Co, no property shall be a Principal Property.
          “Proprietary Rights” means all now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications of any Borrower, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.
          “Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender and the denominator of which is the aggregate amount of the Obligations owed to the Lenders, in each case giving effect to a Lender’s participation in Non-Ratable Loans and Agent Advances.
          “PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of the Agent, desirable in order to create or perfect Liens on any Collateral consisting of IP Rights registered under the laws of the United States.

Annex A-31

          “Public Equity Offering” means an underwritten public offering of common stock of LS&Co under an effective registration statement under the Securities Act of 1933, as amended.
          “Public Market” means any time after a Public Equity Offering has been consummated and at least fifteen percent (15%) of the total issued and outstanding common stock of LS&Co has been distributed by means of an effective registration statement under the Securities Act of 1933, as amended.
          “Quarterly Compliance Certificate” means a certificate substantially in the form of Exhibit I -B.
          “Real Estate” means all now or hereafter owned or leased estates in real property of any Borrower, including, without limitation, all fees, leaseholds and future interests, together with all of each Borrower’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.
          “Real Estate Financing Transactions” means any arrangement with any Person pursuant to which LS&Co or any of its Subsidiaries incurs Debt secured by a Lien on real property of LS&Co or any of its Subsidiaries and related personal property.
          “Redeemable” means, with respect to any Equity Interest, Debt or other right or obligation, any such Equity Interest, Debt or other right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
          “Register” has the meaning specified in Section 11.2(g).
          “Related Guaranties” has the meaning specified in Section 1.5(i).
          “Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.
          “Report” and “Reports” each have the meaning specified in Section 12.18(a).
          “Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
          “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

Annex A-32

          “Reserves” means reserves, other than the Block Reserve, that limit the availability of credit hereunder, consisting of reserves against Availability, Eligible Accounts or Eligible Inventory, established by the Agent from time to time in the Agent’s reasonable credit judgment. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Agent’s credit judgment: (a) Hedge Agreement Reserves, (c) Cash Management Services Reserves, (d) a reserve for accrued, unpaid interest on the Obligations, (e) reserves for rent at leased locations subject to statutory or contractual landlord liens, (f) customs charges, (g) dilution, and (h) warehousemen’s or bailees’ charges.
          “Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Person, or any other officer or duly delegated employee identified to the Agent by written notice from time to time having substantially the same authority and responsibility. Any document delivered hereunder that is signed by a Responsible Officer of any Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
          “Restricted Payments” has the meaning specified in Section 7.18.
          “Restricted Subsidiary” means any Subsidiary of LS&Co which owns or leases a Principal Property; provided, however, that in the event that the Fiscal Agency Agreement, or the limitations regarding Liens granted by or on the Equity Interests or Debt of Restricted Subsidiaries contained in the Fiscal Agency Agreement, are no longer binding on LS&Co, no Subsidiary of LS&Co shall be a Restricted Subsidiary.
          “Revolving Loans” has the meaning specified in Section 1.2(a) and includes each Agent Advance and Non-Ratable Loan.
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
          “Selected Revolving Lender” means, as of any date of determination, (a) with respect to Ordinary Course Hedge Agreements, any Revolving Lender holding at least two percent (2%) of the Commitments at such time or any of its Affiliates, in any such Revolving Lender’s or any such Affiliate’s capacity as a party to an Ordinary Course Hedge Agreement that is entered into by and between LS&Co, LSIFCS or any Material Domestic Subsidiary that is party to the Subsidiary Guaranty and such Selected Revolving Lender and that is subject to a legally enforceable netting agreement between LS&Co, LSIFCS, or such Material Domestic Subsidiary, as the case may be, and such Selected Revolving Lender, and (b) with respect to Cash Management Services, the Bank or any of the Bank’s Affiliates.
          “Selected Revolving Lender Cash Management Services” any one or more Cash Management Services extended to LS&Co or any of its Subsidiaries by the Bank or the Bank’s Affiliates.

Annex A-33

          “Selected Revolving Lender Hedge Agreement” means any Ordinary Course Hedge Agreement entered into with a Selected Revolving Lender and included in the definition of “Obligations” in accordance with Section 3.12.
          “Settlement” and “Settlement Date” have the meanings specified in Section 12.15(a)(i).
          “SFHA” has the meaning specified in Section 7.5(a).
          “Short-term Investments” means, as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States; (b) taxable or tax-exempt marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having, at the time of the acquisition thereof, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency; (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or the equivalent thereof from another nationally recognized rating agency; (d) time deposits, certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States, any state thereof or an OECD country, having, at such date, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency (except as otherwise approved by the Treasurer of LS&Co) or by a primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York; (e) repurchase agreements with financial institutions organized under the laws of the United States, any state thereof or an OECD country, having, at such date, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency (except as otherwise approved by the Treasurer of LS&Co) or with a primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York; (f) Dollar denominated fixed or floating rate notes and foreign currency denominated fixed or floating rate notes, in each case having, at the time of the acquisition thereof, a rating of at least A or A-1 from S&P or the equivalent thereof from another nationally recognized rating agency; (g) auction rate securities with interest reset period and related sell-back at par at a maximum of 60-day intervals and having, at the time of the acquisition thereof, a rating of at least AAA  from S&P or the equivalent thereof from another nationally recognized rating agency;  (h) variable rate demand notes with interest reset period and related put at par at 7-day intervals and having, at the time of the acquisition thereof, a rating of at least AA  from S&P or the equivalent thereof from another nationally recognized rating agency; (i) money market preferred funds with dividend reset period and related put at par at a maximum of 60-day intervals and having, at the time of the acquisition thereof, a rating of at least AA from S&P or the equivalent thereof from another nationally recognized rating agency; and (j) shares of an open-end investment company registered under the Investment Company Act of 1940, as amended; provided that (i) the investments of such company comply with the Securities and Exchange Commission regulations under Rule 2a-7 and if such company is rated, having, at the time of the acquisition thereof, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency, (ii) such company has an expressed goal of maintaining a net asset value of $1.00 per share, offers daily liquidity, and maintains total assets of more than $1,000,000,000, (iii) such

Annex A-34

company limits its investments to the prime credit instruments allowed in this definition, resulting in a weighted average maturity of ninety (90) days or less, and (iv) such investments are limited to $25,000,000 for each such company and $100,000,000 in the aggregate for all such companies.
          “Solvent” means, when used with respect to any Person, that at the time of determination:
          (a) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities); and
          (b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and
          (c) it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and
          (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
          For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Stated Termination Date” means October 11, 2012.
          “Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof, provided, however, in no event shall the LS&Co. Trust be considered to be a Subsidiary of LS&Co. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of LS&Co.
          “Subsidiary Guaranty” means that certain First Amended and Restated Subsidiary Guaranty of even date herewith by and among the Guarantors and the Limited Guarantors for the benefit of the Agent and the Lenders, substantially in the form of Exhibit H.
          “Supporting Letter of Credit” has the meaning specified in Section 1.3(g).
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Annex A-35

          “Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Agent’s or each Lender’s net income in any the jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.
          “Termination Date” means the earliest to occur of (a) the Stated Termination Date, (b) the date the Total Facility is terminated either by the Borrowers pursuant to Section 3.3 or by the Majority Lenders pursuant to Section 9.2, and (c) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.
          “Total Facility” has the meaning specified in Section 1.1.
          “Trademark License Agreement” means any Trademark License Agreement executed by and between the administrative agent for an IP Facility and the Agent.
          “Trademark Security Agreement” means that certain Trademark Security Agreement of even date herewith by and among LS&Co, other grantors from time to time party thereto and the Agent for the benefit of the Agent and the Lenders, substantially in the form attached hereto as Exhibit G.
          “Trademark Subfacility Borrowing Base” means, as of any date of determination after the Trademark Subfacility Scheduled Reduction Date, an amount equal to twenty five percent (25%) of the appraised net orderly liquidation value of Trademark Subfacility Collateral as determined in accordance with the latest annual appraisal of the Trademark Subfacility Collateral requested by the Agent in its sole discretion.
          “Trademark Subfacility Collateral” means, collectively, the “Collateral” as defined in the Trademark Security Agreement.
          “Trademark Subfacility Loan” and “Trademark Subfacility Loans” have the meanings specified in Section 1.2(b).
          “Trademark Subfacility Payoff Date” means the date on which all outstanding Trademark Subfacility Loans have been repaid or prepaid in accordance with the terms of this Agreement.
          “Trademark Subfacility Scheduled Reduction Date” means October 31, 2009.
          “UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.
          “Unused Letter of Credit Subfacility” means an amount equal to $350,000,000 minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

Annex A-36

          “Unused Line Fee” has the meaning specified in Section 2.4.
          “Voting Trust Agreement” means the Voting Trust Agreement entered into as of April 15, 1996 by and among Robert D. Haas; Peter E. Haas, Sr.; Peter E. Haas, Jr.; and F. Warren Hellman as the Voting Trustees and the stockholders of LS&Co (as successor to LSAI Holding Corp.) who are parties thereto.
          “Voting Trustees” means the individuals designated as Voting Trustees under the Voting Trust Agreement.
          Accounting Terms. Any accounting term used in the Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in the Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.
          Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
          (b) The words “hereof,” “herein,” “hereunder” and similar words refer to the Agreement as a whole and not to any particular provision of the Agreement; and Subsection, Section, Schedule and Exhibit references are to the Agreement unless otherwise specified.
          (c)      (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
                    (ii) The term “including” is not limiting and means “including without limitation.”
                    (iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
                    (iv) The word “or” is not exclusive.
          (d) Unless otherwise expressly provided herein, (i) references to agreements (including the Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
          (e) The captions and headings of the Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of the Agreement.
          (f) The Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations,

Annex A-37

tests and measurements are cumulative and shall each be performed in accordance with their terms.
          (g) The Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, LS&Co and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

Annex A-38

SCHEDULE 1.2
COMMITMENTS AND PRO RATA SHARES

	Total	Total Pro Rata
Lender	Commitment	Share
Bank of America, N.A.	$115,000,000	15.333333333%
Credit Suisse, Cayman Islands Branch	$85,000,000	11.333333333%
JPMorgan Chase Bank, N.A.	$65,000,000	8.666666667%
General Electric Capital Corporation	$65,000,000	8.666666667%
Wachovia Capital Finance Corporation (Western)	$60,000,000	8.000000000%
Wells Fargo Foothill, LLC	$60,000,000	8.000000000%
The Bank of Nova Scotia	$35,000,000	4.666666667%
Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc.	$35,000,000	4.666666667%
Burdale Financial Limited (Burdale)	$30,000,000	4.000000000%
Landsbanki Islands	$30,000,000	4.000000000%
HSBC Business Credit (USA) Inc.	$30,000,000	4.000000000%
National City Business Credit, Inc.	$30,000,000	4.000000000%
Union Bank of California, N.A.	$25,000,000	3.333333333%
Allied Irish Bank	$25,000,000	3.333333333%
PNC Bank, National Association	$25,000,000	3.333333333%
UPS Capital Corporation	$20,000,000	2.666666667%
Webster Business Credit Corporation	$15,000,000	2.000000000%
Totals:	$750,000,000	100.000000000%
Schedule 1.2-1